EXHIBIT 1

8 February 2024 – Press Release/Preliminary Results

British American Tobacco p.l.c.

Preliminary results for the year ended 31 December 2023

Building a Smokeless World

Summary

- **Revenue down 1.3%, up 3.1% on an organic basis (at constant rates),** driven by **New Categories organic revenue up 21.0% (at constant rates) and resilient pricing**
- **Strong volume led New Category revenue growth -** driven by Vuse and Velo, with revenue from Non-Combustibles now 16.5% of Group revenue, up 170 bps vs FY22
- **New Categories** achieved profitability in 2023 (at a category contribution level), two years ahead of original target and contributing a £398 million increase to Group profit, at constant rates of exchange
- **Global settlement with Philip Morris International Inc. (PMI)** that resolves all ongoing patent infringement litigation between the parties related to our Heated Products (HP) and Vapour products
- **Total Combustibles organic revenue up 0.6% (at constant rates),** with organic price/mix of +6.1% offset by lower volume and geographic mix mainly due to macro-economic pressures in the U.S. impacting the premium segment
- **Strong performances from AME and APMEA,** demonstrating the benefit our global footprint and multi-category strategy
- **Reported loss from operations of £15,751m** (with reported operating margin down 95.8 ppts to -57.7%) - impacted by a £27.6 billion non-cash impairment charge mainly related to our U.S. business (£27.3 billion)
- **Adjusted organic profit from operations up 3.9% at constant rates**, adjusted organic operating margin up 40 bps to 45.6%
- **Reported diluted EPS at -646.6p; adjusted organic diluted EPS up 5.2%** at constant rates
- **Operating cash flow conversion 100%** - organic adjusted net debt / adjusted EBITDA down to 2.6x
- **Dividend growth of 2.0% to 235.52p**, in line with our progressive dividend increase approach
- **Continued ESG progress** - 2023 MSCI rating upgraded to A (2022: BBB), achieved targets for water withdrawn and waste generated two years early

Tadeu Marroco, Chief Executive

"2023 was another year of resilient financial performance and delivery in line with our guidance, underpinned by our global footprint and multi-category strategy, despite a challenging macro-environment.

New Categories delivered continued volume-led revenue growth and increased profitability, driven by Vuse and Velo. As a result, our New Categories portfolio has turned profitable two years ahead of our original target.

In combustibles, our commercial plans in the U.S. are enabling early signs of portfolio recovery. AME and APMEA performed well, with a strong revenue and profit performance, led by our well-balanced portfolio.

Our refined strategy commits us to 'Building a Smokeless World', a predominantly smokeless business, with 50% of our revenue from Non-Combustibles by 2035. Consistent with this vision, and taking into account the current macro-economic pressures impacting the U.S. combustibles industry, the growth of illicit single-use vapour products and uncertainty around a potential menthol ban in the U.S., we have taken a non-cash impairment charge of £27.3 billion, mainly relating to our acquired U.S. combustibles brands.

We are investing to strengthen our U.S. business, accelerate innovation momentum, and enhance capabilities that support our strategic delivery. We expect these investments, together with the U.S. macro-economic pressures, will impact 2024. Thereafter, we will progressively build to deliver 3-5% organic revenue, and mid-single digit adjusted organic profit from operations growth by 2026 on a constant currency basis. We are committed to continuing to reward shareholders with strong cash returns throughout this period.

I am confident that the choices we have made will drive our long-term success and create sustainable value for all our stakeholders."

Performance highlights		**Reported**		**Adjusted[1]**	**Adjusted[1] Organic[2]**
For year ended 31 December 2023	**Current rates**	**vs 2022 (current)**	**Current rates**	**vs 2022 (constant)**	**vs 2022 (constant)**
Cigarette and HP volume share		-10 bps			
Cigarette and HP value share		-50 bps			
Non-Combustibles consumers[3]	**23.9m**	+3.2m			
Revenue (£m)	**£27,283m**	-1.3%	**£27,283m**	+1.6%	+3.1%
Revenue from New Categories (£m)	**£3,347m**	+15.6%	**£3,347m**	+17.8%	+21.0%
(Loss)/profit from operations (£m)	**£(15,751)m**	-250%	**£12,465m**	+3.1%	+3.9%
Category contribution - New Categories (£m)[4]			**£17m**	n/m	n/m
Operating margin (%)	**(57.7)%**	-95.8 ppts	**+45.7%**	+60 bps	+40 bps
Diluted (loss)/earnings per share (pence)	**(646.6)p**	-322%	**375.6p**	+4.0%	+5.2%
Net cash generated from operating activities (£m)	**£10,714m**	+3.1%			
Adjusted cash generated from operations (£m)			**£7,824m**	+2.9%	
Cash conversion (%)	**(68.0)%**	-167 ppts	**+100%**	-40 bps	
Borrowings[5] (£m)	**£39,730m**	-7.9%			
Adjusted Net Debt (£m)			**£33,940m**	-7.4%	
Dividend per share (pence)	**235.52**	+2.0%			

The use of non-GAAP measures, including adjusting items and constant currencies, are further discussed from page 50, with reconciliation from the most comparable IFRS measure provided. Notes: 1. See page 31 for discussion on adjusting items. 2. Organic measures exclude the performance of businesses sold (including the Group's Russian and Belarusian businesses) or acquired, or that have an enduring structural change impacting performance that may significantly affect the users' understanding of the Group's performance in the current and comparator periods to ensure like-for-like assessment across all periods. 3. Internal estimate, excluding Russia and Belarus, see page 44. 4. New Categories contribution is positive in 2023 at £17 million (at current rates of exchange), turning from a loss of £366 million in 2022. Accordingly, the movement is deemed not meaningful (or n/m) in % terms. 5. Includes lease liabilities.

1

Sharpening our Vision and Strategic Execution Tadeu Marroco, Chief Executive When appointed as Chief Executive, I was clear that the fundamentals of our strategy remain correct. However, we need to clarify our vision and strengthen our execution. We are therefore refining our A Better TomorrowTM purpose, with a vision to 'Build A Smokeless World'. Our vision is clear and focused on migrating cigarette consumers to reduced-risk*† alternatives. At the same time, we will manage our cigarette business responsibly, enabling the returns to continue to invest in growing smokeless alternatives. Leading in adult consumer choice is the cornerstone of our vision. Consumers are not choosing a single alternative to smoking, and BAT is very well positioned in all three of the main alternatives to smoking: – Vuse is the global market leader in Vapour, a category that is the fastest growing alternative to smoking; – glo, our HP brand, is the global #2 brand in a category that is a strong substitutional offer; and – Velo is a leading Modern Oral brand in a rapidly growing category with the lowest toxicant profile of all New Categories. We have refined our strategy, enabling sharper execution with a clear organisational line of sight across three strategic pillars: – Quality Growth: Focused on more balanced top-line and bottom-line delivery, built on the strength of our global brands and innovation; – Sustainable Future: Our first-class science, more active external engagement and regulatory focus driving our future sustainability; and – Dynamic Business: A modern and progressive organisation, that is both efficient and effective in its operations, is data driven and creates the greatest financial flexibility possible to invest and generate cash returns. I am pleased with the progress made across each of our key focus areas in 2023, each aligning with our strategic pillars: – Drive profitability in New Categories: Reaching profitability (on a category contribution basis) two years ahead of our original target; – U.S. combustibles value growth: Delivering sequential volume and value share growth since January 2023; – Significantly strengthening Heated Products: Launching our first-to-market tobacco-free offer, veo, and the launch of glo Hyper pro in Italy and Poland, combined with the recently announced global settlement with PMI that resolves all ongoing patent infringement litigation between the parties related to our HP and Vapour products. – Lead responsible New Category stewardship: Taking a pro-active, science-driven approach to external affairs, as demonstrated by our campaign in support of the ambition for a smoke-free Britain, through appropriate and responsible Vapour regulation; and – Enhance financial flexibility: Delivering our fourth consecutive year of 100% operating cash conversion, enabling us to return a total of £26.2 billion to shareholders since 2019. A key part of our Dynamic Business pillar is financial flexibility, disciplined capital allocation and strong shareholder distributions. We remain committed to our 25-year track record of consistent dividend growth, rewarding our shareholders through all economic cycles. Over the next five years, we expect to generate around £40 billion of free cash flow before dividends. In addition, we continue to pursue all opportunities to enhance balance sheet flexibility and, as part of this, we regularly review our stake in ITC. We recognise that we have a significant shareholding which offers us the opportunity to release and reallocate some capital. Our shareholding in ITC has existed in one way or another since the early 1900s and is subject to numerous share capital changes and regulatory restrictions. We have been actively working for some time on completing the regulatory process required to give us the flexibility to monetise some of our shareholding and will update you at the earliest opportunity. It is an exciting time to be part of BAT and I look forward to working with my colleagues around the globe to Build a Smokeless World and drive A Better Tomorrow™. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Our Vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products including Velo, Grizzly, Kodiak, and Camel Snus, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 2024 Outlook – Global tobacco industry volume expected to be down c.3% mainly due to the U.S. and Indonesia. – Low-single figure organic revenue* growth and continued progress towards our 2025 £5 billion New Category revenue ambition. – Low-single figure organic adjusted profit from operations growth*, including an expected c.2% transactional FX headwind. – Performance expected to be second half weighted given planned investment phasing and expected slow recovery in U.S. macros. – Expected translational foreign exchange headwind of 3% on full year adjusted profit from operations growth. – Operating cash flow conversion in excess of 90%. – Progress towards the middle of our 2-3x adjusted net debt/adjusted EBITDA corridor*. – Commitment to dividend growth in sterling terms*. * at constant rates of exchange. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 2

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Group Operating Review

Total Group volume and revenue

Prior year data is provided in the tables on pages 49 and 51

	Volume			Revenue						
								Reported		Organic
		Reported	Organic		Current	Exchange		Constant		Constant
For year ended 31 December 2023	Unit	vs 2022	vs 2022	£m	vs 2022	£m	£m	vs 2022	£m	vs 2022
New Categories				**3,347**	+15.6%	**63**	**3,410**	+17.8%	**3,312**	+21.0%
Vapour (10ml units/pods mn)	**654**	+7.0%	+7.0%	**1,812**	+26.2%	**11**	**1,823**	+26.9%	**1,821**	+26.8%
Heated Products (sticks bn)	**23.7**	-1.3%	+11.6%	**996**	-6.0%	**37**	**1,033**	-2.5%	**944**	+4.1%
Modern Oral (pouches mn)	**5,360**	+33.6%	+34.4%	**539**	+35.3%	**15**	**554**	+39.0%	**547**	+38.9%
Traditional Oral (stick eq bn)	**6.6**	-10.3%	-10.3%	**1,163**	-3.8%	**9**	**1,172**	-3.1%	**1,172**	-3.1%
Total Non-Combustibles				**4,510**	+9.9%	**72**	**4,582**	+11.7%	**4,484**	+13.6%
Cigarettes (sticks bn)	**555**	-8.2%	-5.3%							
OTP incl RYO/MYO (stick eq bn)	**15**	-11.0%	-11.0%							
Total Combustibles	**570**	-8.3%	-5.5%	**22,108**	-4.0%	**738**	**22,846**	-0.8%	**22,396**	+0.6%
Other				**665**	+27.6%	**3**	**668**	+28.4%	**666**	+29.6%
Total				**27,283**	-1.3%	**813**	**28,096**	+1.6%	**27,546**	+3.1%
Cigarettes and HP (sticks bn)	**579**	-8.0%	-4.8%							

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Movement in Revenue

The following chart is in £m



+1.6% at Constant
+3.1% Organic at Constant
-1.3% at Current
FX headwind 2.9%
27,655
(935)
26,720
(1,160)
1,269
575
(37)
179
27,546
550
28,096
(813)
27,283
FY22 Reported Revenue
Russia Belarus
FY22 Organic Revenue
Comb. Volume
Comb. Price/Mix
New Categories
Traditional Oral
Other
FY23 Organic Revenue (constant)
Russia Belarus
FY23 Revenue (constant)
Translational FX
FY23 Reported Revenue

Reported revenue decreased by 1.3% to £27,283 million, largely due to the sale of our businesses in Russia and Belarus partway through the year, as well as the impact of lower cigarette volume (mainly in the U.S.) and a translational foreign exchange headwind of 2.9% (due to the relative strength of sterling, particularly against the US dollar, Pakistani rupee, Bangladeshi taka and Japanese yen). These more than offset:

- New Categories revenue growth, up 17.8% (at constant rates of exchange), up 21.0% organically, with volume growth in all three categories; and
- Robust delivery in AME (despite the negative impact of the sale of the businesses in Russia and Belarus midway through the year) and APMEA.

Cigarette volume declined c.8.2%, a decline of 5.3% on an organic basis. This was mainly driven by the U.S. cigarette volume decline of 11.4%. The U.S. cigarette industry was down 7.5%, driven by continued macro-economic pressures and proliferation of illicit single-use vapour products impacting industry volumes into the second half of 2023, with the premium segment remaining under pressure. Despite this, our commercial plans are delivering early signs of portfolio stabilisation with our volume share up 40 bps since January 2023. This was driven by Newport and the continued strength of Natural American Spirit and Lucky Strike. However, there is still more to do to mitigate the impact from challenging macro-economic cycles, the rise of illicit single-use vapour products and regulatory uncertainty.

Global duty paid industry cigarette volume was estimated to be down by c.3.5%.

Group cigarette volume share was flat, with value share 40 bps lower vs. 2022.

The following analysis is on a constant currency basis, which we believe reflects the operational performance of the Group:

- In the U.S., revenue was down 4.5% as combustibles pricing and the growth of New Categories (up 12.0%, underpinned by pricing, which more than offset a decrease in volume of 11.4%) were more than offset by lower cigarette volume. Vuse extended leadership in value share (of total Vapour in tracked channels) by 470 bps to 45.6%. While we welcome the recent step-up in enforcement actions from the FDA and other federal and state government agencies, those regulatory bodies have an obligation to do far more to prevent the proliferation of illicit flavoured single-use vapour products in the U.S.
- In AME, revenue grew 7.6%, driven by combustibles (up 2.9%, underpinned by a robust pricing delivery) and New Categories (up 29.6%) where the Group continued to grow revenue in all three categories. On an organic basis, excluding the results of Russia and Belarus, revenue increased by 13.0% to £9,439 million, with New Categories up 39% to £1,585 million.
- In APMEA, revenue was up 5.5%, driven by higher combustibles volume in Bangladesh and combustibles pricing in Pakistan. New Categories revenue grew 2.6%, as higher volume in all categories was partly offset by lower revenue in Heated Products (down 7.3%) driven by the price repositioning in the highly competitive Japanese market, including the impact of the final step in the five-year excise harmonisation programme.

Please refer to pages 8 to 10 for a further discussion on the performance by category and pages 11 to 13 for discussion on regional performance.

3

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Group Operating Review

Continued

Profit from operations, operating margin and category contribution

Reconciliation of Profit from Operations and Operating Margin, to adjusted profit from operations at constant rates of exchange

Further details and prior year data are provided in the table on page 53

	Reported		Adj.	Exchange	Adjusted		Adjusted Organic	
	Current				Constant		Constant	
For year ended 31 December 2023	£m	vs 2022	£m	£m	£m	vs 2022	£m	vs 2022
(Loss)/profit from Operations (PfO)	**(15,751)**	-250%	**28,216**	**324**	**12,789**	+3.1%	**12,566**	+3.9%
Operating Margin	**-57.7%**	-95.8 ppts			**45.5%**	+60 bps	**45.6%**	+40 bps
PfO delivered by								
New Categories contribution^					**32**	n/m	**16**	n/m
Rest of the Business					**12,757**	-0.1%	**12,550**	+0.9%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

^ New Categories contribution is positive in 2023 at £17 million (at current rates of exchange), turning from a loss of £366 million in 2022. Accordingly, the movement is deemed not meaningful (or n/m) in % terms.

Movement in Profit/(loss) from Operations

The following chart is in £m



-250%
Reported
3.1%
Adj at constant
+3.9%
Organic at constant
+0.5% Adj at current
FX headwind 2.6%
10,523
1,885
12,408
(319)
12,089
28
295
154
12,566
223
12,789
(324)
12,465
(28,216)
(15,751)
FY22 Reported
Adj Items
FY22 Adjusted
Russia Belarus
FY22 Organic
U.S.
AME
APMEA
FY23 Organic (constant)
Russia Belarus
FY23 Adjusted (constant)
Trans-lational FX
FY23 Adjusted (current)
Adj Items
FY23 Reported

Profit from operations and operating margin

Profit from operations on a reported basis was a loss of £15.8 billion compared to a profit in 2022 of £10.5 billion, driven by:

- The recognition of non-cash impairment charges of £22,992 million in respect of certain of the acquired U.S. brands, £4,299 million in respect of U.S. goodwill, £291 million related to South African goodwill and £24 million in respect of goodwill related to Peru;
- A translational foreign exchange headwind of 2.6% due to the relative strength of sterling against the Group's operating currencies, particularly in APMEA; and
- While absorbing a 2.5% (or £293 million) transactional foreign exchange headwind.

These more than offset:

- A significant reduction in other one-off charges (£610 million in 2023 compared to £1,885 million in 2022). The movement was largely due to charges relating to the agreement with the U.S. Department of Justice (DOJ) and the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC) to resolve investigations into historical breaches of sanctions (£75 million in 2023, compared to £450 million in 2022) and the Group's restructuring programme Quantum, which did not repeat; and
- The recognition in 2023 of a further charge of £353 million (2022: £612 million) relating to the completed sale of the Group's Russian and Belarusian businesses (see page 20).

Our Group operating margin was -57.7% in 2023, compared to 38.1% in 2022, due to the impairment charges referred to above.

For a full discussion on the performance by region, please see pages 11 to 13.

However, excluding the impact of adjusting items and the impact of translational foreign exchange (as we believe this provides an understanding of the operational performance on a comparable basis):

- In the U.S., adjusted profit from operations was marginally higher than 2022 (up 0.4% to £6,863 million), as the continued improved performance in Vapour (where pricing more than offset lower volume) offset the lower volume in combustibles (described earlier) and associated decline in revenue (despite an increase in pricing);
- In AME, adjusted profit from operations increased 5.9%, driven by improved New Category profitability (on a category contribution basis) and pricing in combustibles (with price/mix of 8.6%) enabling further New Categories expansion. This more than offset the headwind from the sale of the Group's businesses in Russia and Belarus midway through the year. On an organic basis, adjusted profit from operations increased 9.7% at constant rates of exchange; and
- In APMEA, adjusted profit from operations increased 6.9%, driven by the performance of Pakistan, Sri Lanka and Uzbekistan and asset sales in West Africa related to various market exits, which more than offset the decline in Japan.

In aggregate, adjusted profit from operations at constant rates of exchange was up 3.1%, or 3.9% on an organic basis, with adjusted operating margin up 80 bps at current rates and 60 bps at constant rates of exchange.

4

Group Operating Review Continued Earnings per share The following chart is in pence per share -322% Reported 4.0% 1.1% Adj at constant Adj at current FX Headwind 2.9% 5.2% Adj Organic at constant 291.9 79.5 371.4 (12.1) 359.3 15.7 (6.6) 3.4 1.6 4.7 378.1 8.3 386.4 (10.8) 375.6 1.4 (1,023.6) (646.6) FY22 Dil EPS reported Adj items FY22 Adj dil EPS Russia Belarus FY22 Adj Organic dil EPS Adj Organic PFO Organic NFC and Hybrid impact Organic Associates Organic Tax Diluted number of shares and NCI FY23 Adj Organic dil EPS (constant) Russia Belarus FY23 Adj dil EPS (constant) FX FY23 Adj dil EPS (current) Share options * Adj items FY23 Dil Loss p/share reported Note: NFC and Hybrid referred to above relates to Net Finance Costs (NFC) and Hybrid bonds. Please refer to page 14. * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and are therefore excluded from the calculation of diluted earnings per share, calculated in accordance with IFRS, for that year. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management have included the dilutive effect of share options in calculating adjusted diluted earnings per share. Basic earnings per share were down 320% to -646.6p (2022: 293.3p) due to the non-cash impairment charges in respect of goodwill and trademarks discussed earlier, partly offset by lower other one-off charges compared to 2022 (mainly related to the sale of the Group's businesses in Russia and Belarus, the resolutions of the DOJ and OFAC investigations into historical sanctions breaches and the Quantum restructuring). Before adjusting items and including the dilutive effect of employee share schemes, adjusted diluted earnings per share increased 1.1% to 375.6p (2022: 371.4p). On a constant translational foreign exchange basis, adjusted diluted earnings per share were 4.0% higher at 386.4p, being an increase of 5.2% on an adjusted, organic basis. For a full reconciliation of diluted earnings per share to adjusted diluted earnings per share, at constant rates, and adjusted diluted organic earnings per share, at constant rates, please see page 56. Cash/Capital allocation The Group continues to be highly cash generative, delivering another year of operating cash conversion at c.100%, in excess of our 90% guidance. We continued to make good progress towards reaching the middle of our 2-3x adjusted net debt to adjusted EBITDA range reaching 2.6x in 2023. Liquidity remains strong with average debt maturity close to 10 years, and a fixed debt profile of c.95% and close currency matching. Our medium-term rating target remains Baa1/BBB+/BBB+, with a current rating of Baa2 (positive outlook), BBB+ (negative outlook), BBB (positive outlook), from Moody's, S&P and Fitch, respectively. The Group expects gross capital expenditure in 2024 of approximately £550 million, mainly related to the ongoing investments in the Group's operational infrastructure, including the expansion of our New Categories portfolio. Our active capital allocation framework considers the continued investment in our transformation, the macro environment, and potential future litigation and regulatory outcomes. In April 2023, we reached agreements with the DOJ and OFAC to resolve previously disclosed investigations into suspicions of sanctions breaches. The total amount payable to the U.S. authorities is US$635 million plus interest. In Canada, the confidential CCAA mediation process is still ongoing and the outcome remains uncertain. At 31 December 2023, Canada had a balance of £1,904 million related to restricted cash and cash equivalents and £446 million related to restricted investments held at fair value. Given the above issues, and a more challenging and dynamic macro environment, in 2023 the Board took a pragmatic approach to prioritise strengthening our balance sheet. Moving forward, capital effectiveness will continue to play a pivotal role in our transformation strategy. We will continue to pursue all opportunities to enhance balance sheet flexibility, including disposals and non-strategic market exits. In line with our tobacco sector and broader FMCG peer group, and taking into consideration the global interest rate environment, we aim to further deleverage towards the middle of our 2-3x adjusted net debt to adjusted EBITDA corridor over the medium term. We continue to expect to deliver c.£40 billion of cumulative free cash flow over the next five years, and remain committed to a progressive dividend. Once our leverage target is reached, we will evaluate further opportunities to return excess cash to our shareholders. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 5

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

ESG Performance update

Key: ✓ Achieved – Met target/ambition on or ahead of time; ■ On track – Likely to meet target/ambition on time; ■ Ongoing focus – Continued progress towards target/ambition required; ■ Not on track – Significant progress required to meet target/ambition on time

Material Topic*	Ambitions and targets	Metrics	2023	2022	2021	Status
H Harm reduction	**£5bn by 2025** in revenue from New Categories	New Category revenues (£bn)	**3.3**	2.9	2.1	On track
	50m by 2030 consumers of our Non-Combustible products	No. of consumers (millions) excluding Russia and Belarus	**23.9**	20.7	17.1	On track
E Climate change	**Net Zero GHG emissions by 2050**	Scope 1 and 2 (market-based) CO_2e emissions (thousand tonnes)	**362**	420	495	On track
	50% reduction in Scope 1 and 2 GHG emissions by 2030 (vs 2020 baseline)[1]	Scope 1 and 2 CO_2e emissions intensity (tonnes per £m revenue)	**13.3**	15.2	19.3	On track
		% Scope 1 and 2 CO_2e emissions reduction vs 2020 baseline	**33.1**	22.3	8.4	On track
	50% reduction in Scope 3 GHG emissions by 2030 (vs 2020 baseline)[1]	Scope 3 CO_2e emissions (thousand tonnes) including biogenic emissions and removals	–[2]	**6,045**	6,496	On track
Circular economy	**25% reduction in waste generated** in own operations by 2025 (vs 2017 baseline)	% reduction in waste generated	**28.2**	21.5	14.1	✓
	100% packaging to be reusable, recyclable or compostable by 2025	% packaging reusable, recyclable or compostable	**94**	92	92	On track
		% markets selling Vuse and glo with Take-Back schemes	**100**	100	100	✓
Biodiversity and ecosystems	**Deforestation and Conversion Free** tobacco supply chain by 2025	% sources of wood used by our contracted farmers for curing fuels that are from sustainable sources	**99.99**	99.99	99.89	On track
	Deforestation Free pulp and paper supply chain by 2025	% of pulp and paper materials sourced with low risk of deforestation	**69.3**	N/A	N/A	On track
	Forest Positive in our tobacco supply chain by 2025 (vs 2021 baseline)	Hectares of forests planted for conservation and Forest Positive	**68.8**	27.6	N/A	On track
Water	**35% less water use by 2025**	% reduction in water withdrawn vs 2017 baseline	**39.2**	32.6	27.6	✓
	100% operations sites Alliance for Water Stewardship certified by 2025	% operations sites Alliance for Water Stewardship (AWS) certified	**68.8**	36.4	15.0	On track
S Employees, diversity and culture	**Increase to 45% by 2025** proportion of women in Management roles	% female representation in Management roles	**42**	41	39	Ongoing focus
	Increase to 40% by 2025 proportion of women on Senior Leadership teams	% female representation on Senior Leadership teams	**33**	30	27	Ongoing focus
	Zero accidents aiming for zero accidents Group-wide each year	Lost Time Incident Rate (LTIR)	**0.17**	0.19	0.20	Ongoing focus
		Number of serious injuries and fatalities to employees and contractors	**25**	36	31	Ongoing focus
Human rights[3]	**Zero child labour** aiming for zero incidents in our tobacco supply chain by 2025	% farms with incidents of child labour identified	**0.15**	0.38	0.70	Ongoing focus
		% incidents of child labour identified and reported as resolved by the end of the growing season	**100**	100	100	✓
Farmer livelihoods and communities[3]	**Prosperous livelihoods** we are committed to working to enable prosperous livelihoods for all farmers in our tobacco supply chain	% farmers in our Thrive Supply Chain[3] reported to grow other crops for food or as additional sources of income	**93.3**	92.8	95.6	Ongoing focus
G Marketing and communications	**Full compliance** aiming for full compliance with marketing regulations	Incidents of non-compliance with marketing regulations resulting in a fine or penalty[4]	**3**	2	N/A	Ongoing focus
Ethics and integrity	**100% SoBC compliance** aiming for full adherence to our Standards of Business Conduct (SoBC)	Number of established SoBC breaches[5]	**123**	84	99	Ongoing focus
		Number of disciplinary actions taken as a result of established SoBC breaches that resulted in people leaving BAT	**79**	58	46	Ongoing focus
Supplier engagement	**100%** of product material and high-risk indirect suppliers having at least one independent labour audit within a three-year cycle	% product material and higher-risk indirect service suppliers having an independent labour audit within a three-year cycle	**58.8**	36.6	22.0	On track

Performance tracking: 2023, 2022, 2021, Status.

Notes: Environmental and Health & Safety data is reported for the period 1 December 2022 to 30 November 2023. * See 'Key Terms' on page 48. For more definitions, see 'Reporting Criteria' on www.bat.com/sustainabilityreport. 1. Compared to a 2020 baseline. Our near-term 2030 science-based targets comprise 50% reduction in Scope 1 and 2 and 50% reduction in Scope 3 GHG emissions. Scope 3 emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products and end-of-life treatment of sold products, which collectively comprised >90% of Scope 3 emissions in 2020. 2. Due to the complexity of consolidating and assuring Scope 3 data from our suppliers and value chain, this is reported one year later. In 2022 we further enhanced our Scope 3 calculation methodology leading to the reporting periods 2020 and 2021 being restated accordingly. 3. Our ambitions cover all tobacco we purchase for our products ('tobacco supply chain'), which is used in our combustibles, Traditional Oral and Tobacco Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2023 ('Thrive Supply Chain'). 4. In line with a reclassification of 'ongoing incidents' (which, from 2023 reporting will be included as an 'incident' when the final decision is issued), the 2022 number has been restated (three previously reported for 2022). 5. Consistent with previous years' reporting, cases are not included if investigations were not resolved at year-end.

6

ESG Performance update As we transition from cigarettes to smokeless products, our transformation must address not only our products' public health impact, but all our material1 sustainability topics. In 2023, we continued on our journey to embed sustainability in our business and across our value chain guided by this clear focus on materiality. In 2023, we established a cross-functional programme to comply with the EU Corporate Sustainability Reporting Directive (CSRD) for 2025. We also refreshed our Double Materiality Assessment, building on last year’s findings and working towards alignment with the available guidance. One outcome was the addition of 'Supplier engagement' as a distinct material topic, reflecting the importance of engaging with our suppliers to drive progress on climate, circularity, human rights and beyond. Tobacco Harm Reduction: Science and regulation key to Building a Smokeless World – Non-Combustible product consumer acquisition of 3.2 million to 23.9 million (excluding Russia and Belarus) and now representing 16.5% of Group revenue – Published two cross-sectional studies which demonstrated a significant reduction in biomarkers associated with negative health impacts for those who switch from cigarettes to Velo or Vuse, as compared to continuing to smoke – New Management Board role created - Director, Corporate and Regulatory Affairs (CORA) with accountabilities for shaping regulatory strategy and leading regulatory engagement In response to the UK government’s Tobacco and Vapes Bill announced in November 2023, our UK business ran a proactive campaign to demonstrate its support for the UK government's '2030 smoke-free' ambition. The campaign called for a number of critical steps, including more effective vaping regulation enforcement, a ban on flavours that appeal to those underage, harsher penalties for illegal imports, restricting where and how vaping products are sold in the UK and making devices more environmentally responsible. Environment: Further environmental progress across our operations; step-change in biodiversity disclosure and actions – Continued emissions reduction across own operations with Scope 1 and 2 GHG emissions, now down 33.1% vs our 2020 baseline (down 13.9% vs 2022), partly driven by continued capital expenditure (2023: £24 million) in emissions and energy reduction activities – Water withdrawn and waste generated reduction targets achieved two years ahead of 2025 goals – Science-Based Targets set by 15% of suppliers of purchased goods and services by spend; more than halfway to 2025 goal of 20% of suppliers We recognise the importance of protecting biodiversity - our approach starts within our own operations and extends across our supply chain. Our approach to identifying biodiversity risks and opportunities includes on-the-ground farmer monitoring, geospatial risk assessment and third-party assessments. In 2023, we launched a new Biodiversity Operating Standard outlining our requirements to protect forest and biodiversity in agriculture, trained more than 1,300 employees and suppliers, set out our approach to Taskforce on Nature-related Financial Disclosures (TNFD) and initiated work towards setting nature targets aligned to the Science-Based Targets Network (SBTN). Social: Holistic approach to human rights in our supply chain – 0.15% of farms2 with child labour incidents reported, down from 0.38% in 2022; with 100% reported as resolved by end of the growing season – Over 415,000 farmers and community members reported as engaged in human rights training and awareness programmes while building community resilience, including by increasing coverage of our Women's Empowerment Programme – Joined the Responsible Business Alliance, a global industry initiative for sustainable supply chains related to manufacturing and sourcing of minerals, metal and plastics, with a particular focus on the electronics industry Our Supplier Code of Conduct outlines our expectation that all suppliers conduct their operations in a way that respects the fundamental human rights of others. Our non-leaf suppliers undergo independent due diligence audits, which cover assessments of workplace conditions, and we continue to educate our supply partners on sustainability issues. In 2023, we hosted supplier engagement events in Bangladesh and Pakistan to develop local suppliers' understanding of sustainability topics, such as human rights and climate change. Governance: Continuously strengthening our SoBC and Business Integrity and Compliance (BIC) programmes – Further strengthened our Group compliance programme with ongoing focus on automation, centralisation, and deployment consistency; included improved sanctions screening, automation and training initiatives in 2023 – Seventh continuous year of 100% Group-wide completion of Standards of Business Conduct (SoBC) employee training and certification – The 2023 annual SoBC e-learning programme included modules on Underage Access Prevention and International Marketing Principles for the first time, to deepen employee awareness and understanding of these key areas for the Group We continue to drive a culture of integrity, aligned with our values, and with clear commitment that our business standards should never be compromised for the sake of results.The Group continues to embrace the 'Delivery with Integrity' programme, and we actively benchmark to keep up with global regulations and expectations. 1. See Key Terms on page 48. 2. We derive data from our annual Thrive assessment, which represented over 94% of tobacco sourced in 2023 ('Thrive Supply Chain'). Enquiries For more information, please contact Investor Relations: Victoria Buxton +44 (0)20 7845 2012 Amy Chamberlain +44 (0)20 7845 1124 Yetunde Ibe +44 (0)20 7845 1095 John Harney +44 (0)20 7845 1263 Jane Henderson +44 (0)20 7845 1117 BAT IR Team Press Office: +44 (0)20 7845 2888 | @BATplc BAT Media Team Webcast and Q&A session: BAT will hold a live webcast for investors and analysts at 9.30am (GMT) on 8 February 2024, hosted by Tadeu Marroco, Chief Executive, and Javed Iqbal, Interim Finance Director and Director, Digital & Transformation. The presentation will be followed by a Q&A session. The webcast and presentation slides will be available to view on our website at www.bat.com/latestresults. If you prefer to listen via conference call, please use the following dial-in details (participant passcode: 550353). Standard International: +44 20 3936 2999 SA (toll free): +27 80 017 2952 UK (toll free): 0800 358 1035 U.S. (toll free): + 1 855 979 6654 BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 7

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Category Performance Review

Please see page 51 for a full reconciliation to constant currency and organic metrics, including prior year data.

All references to volume share or value share movement in the following discussion are compared to 2022. See page 43 for a discussion on the use of these measures.

Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

	Volume			Revenue							
							Reported		Organic	
		Reported	Organic		Current	Exchange	Constant		Constant	
For year ended 31 December 2023	Unit	vs 2022	vs 2022	£m	vs 2022	£m	£m	vs 2022	£m	vs 2022
New Categories				**3,347**	+15.6%	**63**	**3,410**	+17.8%	**3,312**	+21.0%
Vapour (10ml units/pods mn)	**654**	+7.0%	+7.0%	**1,812**	+26.2%	**11**	**1,823**	+26.9%	**1,821**	+26.8%
HP (sticks bn)	**23.7**	-1.3%	+11.6%	**996**	-6.0%	**37**	**1,033**	-2.5%	**944**	+4.1%
Modern Oral (pouches mn)	**5,360**	+33.6%	+34.4%	**539**	+35.3%	**15**	**554**	+39.0%	**547**	+38.9%
New Categories contribution*							**32**	n/m	**16**	n/m

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
*New Categories contribution is presented above on adjusted and adjusted organic bases, in each case at constant rates of exchange. New Categories contribution is positive in 2023 at £17 million (at current rates of exchange), turning from a loss of £366 million in 2022. Accordingly, the movement is deemed not meaningful (or n/m) in % terms.

Vuse – Vapour

Driving strongest consumer conversion to New Categories

- Vapour is the largest contributor to New Category usage, reaching 11.5 million consumers[1], adding 1.5 million in 2023, driven by continued closed system growth and single-use vapour products.
- Vuse value share* up 30 bps, reaching 36.1% in key Vapour markets**, with the single-use Vapour products continuing to accelerate total category growth. Vuse Go now in 59 markets.
- Vuse extended leadership in value share (of total Vapour in tracked channels) by 470 bps to 45.6% in the U.S.
- Vapour revenue up 26.9% (at constant rates), delivered by volume growth of 7.0% and pricing.
- Accelerating positive contribution with four of the five key Vapour markets profitable[2], driven by pricing, increased scale and marketing spend effectiveness.

Vuse volume grew 7.0% vs 2022, with revenue up 26.2% to £1,812 million, or 26.9% at constant rates of exchange. Vuse increased value share by 30 bps, reaching 36.1%, with continued strong performance across all three regions.

Single-use products continue to accelerate category growth with their convenient format, driving consumer trial and conversion. Vuse Go is now in 59 countries, with positive regulatory developments enabling our entrance into a number of emerging markets (Colombia, Paraguay, Peru). We continue to approach the growing single-use product category in a responsible way (including through Underage Access Prevention programmes and flavours targeted to adult consumers).

In the U.S., the world's largest Vapour market, Vuse extended leadership in value share (of total Vapour in tracked channels) by 470 bps to 45.6%, with revenue up 13.1%, or 13.8% on a constant currency basis. This was despite a decrease in consumables volume (down 6.6%), due to the growth of illicit single-use products which we estimate to be more than 60% of the total Vapour market. We believe that public health officials, legislators, and regulators —especially the FDA— should be concerned about the continued influx of illegal single-use vapour products into the U.S. market. It is unacceptable that these products, marketed in youth-appealing flavours such as Bubble Gum and Cotton Candy, continue to be sold. We call on the FDA, in conjunction with state and local authorities, to enforce against these products.

We are disappointed by the FDA's Marketing Denial Orders (MDOs) for Vuse Alto's Menthol and Mixed Berry products. We are challenging these denials and have obtained a permanent stay of enforcement allowing Vuse Alto Menthol to remain on the market until a final decision is made. Furthermore, we remain confident in our Premarket Tobacco Product Authorisation (PMTA) submission for Vuse Alto tobacco variants, which further builds on the foundational science of our successful applications for Solo, Ciro and Vibe tobacco flavour.

In AME, our Vapour business continued to grow volume (up 19.4%) and revenue (up 47.6%, or 46.9% on a constant currency basis) with broad based growth across key European markets.

In APMEA, total Vapour consumables volume grew 43.1%, with revenue up 60.5%, or 74.6% on a constant currency basis, driven by South Africa, New Zealand, Malaysia and Indonesia.

* Based on Vuse estimated value share from RRP in measured retail for Vapour (i.e., total Vapour category value in retail sales) in the U.S., Canada, France, the UK and Germany.
** Key Vapour markets are defined as the Top 5 markets by industry revenue in tracked channels, being the U.S., the UK, France, Germany and Canada. The Top 5 account for c.75% (2022: 88%) of global industry vapour revenue (rechargeable closed systems and single-use products).
1. Excluding Russia and Belarus.
2. On a market contribution basis.

8

Category Performance Review Continued glo – Heated Products (HP), including Tobacco Heated Products (THP) Global category growth slowing driven by increasing use of single-use Vapour products and heightened competitive activity – glo volume declined 1.3%, with revenue down 6.0% negatively impacted by the disposal of the Russian and Belarusian businesses and translational foreign exchange. On an organic basis, volume grew 11.6% with revenue up 4.1% at constant rates of exchange. – Global industry HP category volume growth of 13%, slowed from 20% in 2022, due to the growth of single-use vapour despite elevated competitive activity. – glo volume share of total HP and combustibles up 20 bps to reach 4.0%; glo HP category volume share in key HP markets declined 110 bps to 18.2%. – Continued HP category volume share gains in key AME markets (Poland and the Czech Republic) offset by heightened competitive activity in Japan, South Korea, and Italy. – Enhancing our innovation pipeline, glo Hyper Air now launched in 23 markets; veo™, our first brand to launch in the tobacco-free segment, now in 11 markets. Hyper pro launched in Italy and Poland with further geographic rollouts planned for 2024. – Global settlement with Philip Morris International (PMI) resolving all ongoing patent infringement litigation related to HP and Vapour products. glo volume declined by 1.3% (up 11.6% on an organic basis). Reported revenue declined by 6.0%, or 2.5% at constant rates of exchange, due to the sale of the Russian and Belarusian businesses during the year. On an organic, constant rate basis, revenue grew 4.1%. Continued category volume share momentum in key HP markets, including Poland and the Czech Republic, was offset by the highly competitive markets in Japan, South Korea and Italy, leading to glo’s HP category volume share in key HP markets being down 110 bps to 18.2%. glo’s volume share of total HP and combustibles was up 20 bps to reach 4.0%. In AME, volume was down 7.5%, as growth in Poland, Italy, Lithuania, Bulgaria and Romania was more than offset by the sale of the Group's businesses in Russia and Belarus. Reported revenue was up 2.3%, or 3.0% at constant currency. On an organic basis, continued strong volume growth of 23.4% drove revenue up 23.1% at constant rates of exchange, due to our successful portfolio laddering strategy and volume share gains in key markets. In APMEA, volume grew 4.9%, with revenue down 13.2%, or 7.3% at constant currency, driven by the price repositioning in the highly competitive Japanese market, including the impact of the final step in the five-year excise harmonisation programme. glo's volume share in Japan started to stabilise in the second half of 2023, driven by the activation of our commercial plans. Our recently announced global IP settlement agreement with PMI is an important step forward for glo, allowing us to further develop enhanced product iterations and innovations in the Heated Products category over the medium term. veo™ is our latest innovation, offering an alternative to adult smokers in 11 markets and is the first brand to launch in the tobacco-free segment. glo Hyper Air (our lightest device to date) is now in 23 markets, delivering positive results. We continue to expand our geographic footprint with glo now available in 31 markets. * Key HP markets are defined as the Top 12 markets (excl Russia) by industry volume. They were adjusted in 2023, with more established HP markets Kazakhstan, Romania, Switzerland and Malaysia introduced and Russia removed. Accordingly, glo's category volume share for 2022 was rebased on the new definition from 19.4% to 19.2%. Top 12 markets are Japan, South Korea, Italy, Greece, Hungary, Kazakhstan, Ukraine, Poland, Switzerland, Romania, Malaysia and the Czech Republic. The Top 12 account for c. 85% of global industry HP volume in 2023. Velo – Modern Oral Continued strong volume and revenue growth driving accelerating returns – Continued strong volume growth of 33.6% driving revenue up 39.0% (at constant rates). – Growth driven by consumer acquisition, up 26.1%, reaching 3.3m users1 and increasing average daily consumption in both established and expansion markets. – Continued volume share leadership in 14 European markets, with aggregate volume share at 67.0% in our four key AME markets*. – Strong volume growth in Pakistan and Kenya, supporting future Emerging Market ambitions. Modern Oral volume was up 33.6% and revenue up 35.3%, or 39.0% at constant rates, driving volume share of the total oral category up 120 bps to 8.6%. While our category volume share of Modern Oral in key markets was 28.0%, down 240 bps, this was mainly driven by the reduction in volume share in the large U.S. market (down 200 bps) where we continue to await the outcome of our PMTA submission for our successful European product, Velo 2.0. We are encouraged by the strong results from our recent Velo pilot in New York, with a national roll-out to commence in 2024. In our key markets outside the U.S., we maintained clear Modern Oral category volume share leadership, despite a decline of 170 bps to 67.0%. We have maintained our momentum by driving further geographic expansion and through continued innovation, including the launch of our fusion and sensations ranges, tailored to meet the needs of local consumer tastes and preferences. In AME, we maintained volume share leadership in 14 markets, with volume growth of 36.5% and revenue growth of 41.5% (or 44.6% at constant rates), mainly driven by continued consumer acquisition. We have been engaging with governments and other regulatory agencies and are encouraged by the recently announced government regulatory proposals in Hungary, Finland, Lithuania, Iceland and Serbia joining a growing group of countries issuing bespoke regulation for the Modern Oral category that is aligned to our Tobacco Harm Reduction strategy. In APMEA, our volume grew 36.2% and our revenue grew 50.3% (or 70.8% at constant rates), mainly driven by strong volume performances in Pakistan and Kenya. In Pakistan, through stronger consumer acquisition, we have achieved our highest active consumer base (as a % of population) in Modern Oral globally. In Kenya, our accelerated national roll-out in January 2023 has driven a near fourfold increase in adult consumer numbers. Together, our learnings from these two markets give us confidence in our ability to unlock the Emerging Market opportunity for Modern Oral going forward. * Key Oral and Modern Oral markets are defined as the Top 5 markets by industry revenue, being the U.S., Sweden, Norway, Denmark and Switzerland and accounting for c.85% (2022: c.80%) of total industry Modern Oral revenue. ** Source: Kantar New Category Tracker. 1. Excluding Russia and Belarus BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 9

Category Performance Review Continued Combustibles – Group value share down 40 bps, with AME flat, while APMEA was down 60 bps and the U.S. was down 60 bps. – Group volume share flat, with an increase in AME (up 10 bps) offset by APMEA (down 20 bps) and the U.S. (down 10 bps). – U.S. commercial plans delivered sequential volume share growth in 2023. – Sharpening execution with reinvigorated portfolios and refreshed brands are driving strong performance outside the U.S., demonstrating benefit of our well-balanced portfolio and global footprint. Group cigarette volume was down 8.2% to 555 billion sticks (2022: 605 billion sticks), as volume growth in Bangladesh, Brazil and Türkiye was more than offset by lower volume in the U.S., the impact of significant excise increases in Pakistan and the sale, partway through the year, of the Group's businesses in Russia and Belarus. On an organic basis, volume was down 5.3%. In the U.S., industry volume declined 7.5%, largely driven by macro-economic pressures impacting consumer behaviour. As a result of our premium-skewed portfolio, combustibles volume was down 11.3%, with downtrading driving a greater proportional effect on the Group. In addition, cigarette volume was negatively impacted by the flavour ban in California and the increase of solus-usage of alternative nicotine products, driven by the growth of illicit single-use Vapour products. Our commercial plans have driven sequential volume share growth during 2023. Our value share of the premium segment has grown 60 bps since January 2023, while the total premium sector remains under pressure, down 30 bps (compared to H2 2022). Total Group revenue from combustibles declined 4.0% to £22,108 million (2022: £23,030 million), due to the decline in volume and a translational foreign exchange headwind of 3.2%. Revenue at constant rates of exchange was down 0.8% to £22,846 million, impacted by a lower comparable performance from Russia and the timing of the sale of the Group's businesses in Russia and Belarus. On an organic, constant currency basis, revenue grew 0.6%. Strong pricing most notably in Pakistan, Türkiye, Canada and Germany, more than offset negative geographic mix (driven by the U.S.), delivering an overall price/mix of 7.5% on a constant currency basis. Following a review of the U.S. market reflecting continuing macro-economic headwinds, growth of illicit single-use Vapour products and uncertainty regarding menthol regulation, from 1 January 2024 the Group will commence amortising certain U.S. brands (Newport, Camel, Natural American Spirit and Pall Mall) over a period not exceeding 30 years. The non-cash charge is estimated to be £1.4 billion per year and will be treated as an adjusting item. Traditional Oral Group volume declined 10.3% to 6.6 billion stick equivalents. Total revenue was £1,163 million (2022: £1,209 million), down 3.8% or 3.1% at constant rates. Continued strong pricing in the U.S. drove Group price/mix of +7.2% at constant rates of exchange. This was more than offset by the reduction in volume in both the U.S. (down 10.9%) and AME (down 5.2%) in 2023. In the U.S. (which accounts for 97% of Group revenue from the category), revenue declined 3.4% (at constant rates of exchange) as pricing was insufficient to offset the volume decline (down 10.9%), negatively impacted by the normalisation of inventory levels (being a drag of 1.7%). 2023 was also negatively impacted by the continued strong macro-economic headwinds leading to downtrading, accelerated cross-category switching and reduced consumption. Value share in Traditional Oral increased 40 bps, with volume share down 20 bps. Beyond Nicotine Btomorrow Ventures (BTV), the Group’s corporate venture capital arm, has completed 25 investments (with three successful exits) since its launch in 2020, and continues to invest in innovative, consumer-led new sciences and technologies and sustainability to support the Group’s transformational strategy for A Better TomorrowTM. Throughout 2023, BTV has continued to support its portfolio of companies with a number of follow-on investment rounds and commercial partnerships with BAT, including investments in a UK-based bioplastics company, FlexSea, a U.S.-based organ-on-a-chip technology company, Hesperos Inc., and a Brazilian supplements company, Mais Mu. In addition to the BTV investments mentioned above, in April 2023, a BAT subsidiary entered into a joint venture agreement with Charlotte’s Web. This investment reinforces BAT's commitment to Charlotte’s Web and represents another step for the Group in its exploration beyond nicotine. In November, BDI, a BAT subsidiary company, announced it will strengthen its strategic partnership with Organigram Holdings Inc. (Organigram), a leading Canadian licensed producer of cannabis. The investment of approximately £74 million is subject to customary conditions and is expected to be completed in three equal tranches between January 2024 and February 2025. Based on Organigram’s current outstanding share capital, this investment will increase the Group’s equity position from c.19% to c.45% (restricted to 30% voting rights) once all tranches have been completed. This investment enhances the Product Development Collaboration between Organigram and BAT, which was established in March 2021 and is further focused on R&D and product innovation in the cannabis space. As described on page 20, the Group made the first tranche of this additional investment of CAD$41.5 million (£24.1 million) on 24 January 2024. The Group has continued its exploration of Beyond Nicotine via its subsidiary, The Water Street Collective Ltd, with a series of pilot launches of our own functional shot brand, Ryde, offering a scientifically formulated range of Energy, Focus and Relax products in two markets – Australia and Canada. Please see page 20 for more information on our investments. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 10

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Regional Review

The performances of the regions are discussed below. The following discussion is based upon the Group's internal reporting structure.

All references to volume share or value share movement in the following discussion are compared to FY 2022. See page 43 for a discussion on the use of this measure. Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

United States (U.S.):

- Vuse revenue growth of 13.1%, or 13.8% at constant rates of exchange, and extended value share leadership, in tracked channels
- Combustibles volume down, driven by macro-economic pressures
- £27 billion impairment, largely against the carrying value of the acquired U.S. brands
- Sequential growth in our U.S. volume share in 2023, with sharper portfolio management driving stabilisation

Volume/Revenue

Please see page 52 for a full reconciliation to constant currency and organic metrics, including prior year data.

		Volume		Revenue						
		Reported	Organic				Reported		Organic	
					Current	Exchange	Constant		Constant	
For year ended 31 December 2023	Unit	vs 2022	vs 2022	£m	vs 2022	£m	£m	vs 2022	£m	vs 2022
New Categories				**1,058**	+11.3%	**6**	**1,064**	+12.0%	**1,064**	+12.0%
Vapour (10ml units/pods mn)	**298**	-6.6%	-6.6%	**1,033**	+13.1%	**6**	**1,039**	+13.8%	**1,039**	+13.8%
HP (sticks bn)	**—**	—%	—%	**—**	-100%	**—**	**—**	-100%	**—**	-100%
Modern Oral (pouches mn)	**297**	-1.3%	-1.3%	**25**	-32.2%	**—**	**25**	-31.8%	**25**	-31.8%
Traditional Oral (stick eq bn)	**5.8**	-10.9%	-10.9%	**1,127**	-4.0%	**7**	**1,134**	-3.4%	**1,134**	-3.4%
Total Non-Combustibles				**2,185**	+2.9%	**13**	**2,198**	+3.5%	**2,198**	+3.5%
Total Combustibles	**52**	-11.3%	-11.3%	**9,744**	-6.9%	**58**	**9,802**	-6.4%	**9,802**	-6.4%
Other				**65**	+44%	**—**	**65**	+45%	**65**	+45%
Total				**11,994**	-5.1%	**71**	**12,065**	-4.5%	**12,065**	-4.5%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported revenue decreased 5.1%, partly due to a foreign exchange headwind of 0.6%. On a constant currency basis, revenue declined 4.5%. Continued growth in New Categories was driven by Vuse with revenue up 13.1%, or 13.8% at constant rates of exchange, but this was more than offset by combustibles volumes, which were down 11.3% (see below).

Non-Combustibles now represent 18.2% of total revenue.

On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance:

- In Vapour, where the U.S. is the world's largest Vapour market, Vuse extended leadership in value share (of total Vapour in tracked channels) by 470 bps to 45.6%, with revenue up 13.8%. This was despite a decrease in consumables volume (down 6.6%) due to the growth of illicit single-use products which we estimate to be more than 60% of the total Vapour market. We believe that public health officials, legislators, and regulators —especially the FDA— should be concerned about the continued influx of illegal single-use vapour products into the U.S. market. It is unacceptable that these products, marketed in youth-appealing flavours such as Bubble Gum and Cotton Candy, continue to be sold. We call on the FDA, in conjunction with state and local authorities, to enforce against these products;
- Modern Oral revenue declined 31.8%, driven by lower volume (down 1.3%) while we continue to await the outcome of our PMTA submission for our successful European product, Velo 2.0;
- Traditional Oral revenue declined 3.4% as pricing was insufficient to offset the volume decline (down 10.9%), negatively impacted by the normalisation of inventory levels (being a drag of 1.7%). 2023 was also negatively impacted by the continued strong macro-economic headwinds leading to downtrading, accelerated cross-category switching and reduced consumption. Value share in Traditional Oral increased 40 bps, with volume share down 20 bps; and
- In combustibles, industry volume declined 7.5%, largely driven by macro-economic pressures impacting consumer behaviour. As a result of our premium-skewed portfolio, combustibles volume was down 11.3%, with downtrading driving a greater proportional effect on the Group. In addition, cigarette volume was negatively impacted by the flavour ban in California and the increase of solus-usage of alternative nicotine products, driven by the growth of illicit single-use Vapour products. Our combustibles volume share fell 10 bps with value share down 60 bps, although during 2023 volume share has returned to sequential growth.

Profit from operations and operating margin

Please see page 49 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Reported		Adj.	Exchange	Adjusted		Adjusted Organic	
		Current				Constant		Constant
For year ended 31 December 2023	£m	vs 2022	£m	£m	£m	vs 2022	£m	vs 2022
(Loss)/profit from Operations	**-20,781**	-435%	**27,602**	**42**	**6,863**	+0.4%	**6,863**	+0.4%
Operating Margin	**-173%**	-222 ppts			**56.9%**	+280 bps	**56.9%**	+280 bps

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported profit from operations declined by 435%, due to the £4.3 billion impairment of goodwill and £23.0 billion impairment of the carrying value of some of the Group's U.S. acquired brands, with the combustible brands to be reclassified as definite-lived intangible assets from 1 January 2024. Translational foreign exchange was a headwind of 1.6%. Accordingly, reported operating margin was down 222 ppts to -173%.

On a constant currency basis, and excluding adjusting items, adjusted profit from operations was marginally higher, up 0.4% to £6,863 million as the continued improved financial performance in Vapour performance was partly offset by the impact of lower combustibles volume (described above).

Following a review of the U.S. market reflecting continuing macro-economic headwinds, growth of illicit single-use Vapour products and uncertainty regarding menthol regulation, from 1 January 2024 the Group will commence amortising certain U.S. brands (Newport, Camel, Natural American Spirit and Pall Mall) over a period not exceeding 30 years. The non-cash charge is estimated to be £1.4 billion per year and will be treated as an adjusting item.

11

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Regional Review
Continued

Americas and Europe (AME):

- Multi-category region with Non-Combustibles now representing 17.5% of revenue
- New Category revenue growth of 28.8%, or 29.6% at constant rates of exchange
- Resilient combustibles performance led by pricing, despite headwind due to sale of the Russian and Belarusian businesses partway through the year
- Combustibles volume share up 10 bps and value share flat

Volume/Revenue

Please see page 52 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Volume			Revenue							
	Reported		Organic	Reported						Organic	
				Current		Exchange	Constant			Constant	
For year ended 31 December 2023	Unit	vs 2022	vs 2022	£m	vs 2022	£m	£m	vs 2022		£m	vs 2022
New Categories				1,673	+28.8%	10	1,683	+29.6%		1,585	+39.0%
Vapour (10ml units/pods mn)	312	+19.4%	+19.4%	686	+47.6%	(4)	682	+46.9%		680	+46.5%
HP (sticks bn)	11	-7.5%	+23.4%	505	+2.3%	3	508	+3.0%		419	+23.1%
Modern Oral (pouches mn)	4,210	+36.5%	+37.5%	482	+41.5%	11	493	+44.6%		486	+44.6%
Traditional Oral (stick eq bn)	0.8	-5.2%	-5.2%	36	+1.7%	2	38	+7.9%		38	+7.9%
Total Non-Combustibles				1,709	+28.1%	12	1,721	+29.0%		1,623	+38.0%
Total Combustibles	278	-5.7%	+1.2%	7,614	+0.3%	196	7,810	+2.9%		7,360	+8.0%
Other				468	+28.2%	(10)	458	+25.2%		456	+26.9%
Total				9,791	+5.4%	198	9,989	+7.6%		9,439	+13.0%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported revenue was up 5.4% at current rates, driven by New Category revenue growth of 28.8% and a robust performance in combustibles (despite a £456 million negative drag on the regional performance which comprises the combined impact of a lower performance from Russia compared to 2022 and the timing of the sale of the Group's businesses in Russia and Belarus partway through the year), which was partly offset by a 2.2% translational foreign exchange headwind.

Non-Combustibles now represent 17.5% of total revenue. On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, revenue increased by 7.6%, driven by:

- Higher revenue from combustibles (up 2.9%), driven by a favourable pricing environment across the region coupled with volume performance in Brazil, Türkiye, Germany, Mexico and France, which more than offset the impact of lower volume (in Chile, Canada and Romania) and the sale partway through the year of the Group's businesses in Russia and Belarus;
- Continued growth in Vapour revenue (up 46.9%), largely due to the performance of Vuse in the Germany, Italy, Poland, France, Romania, the UK, Greece and the Czech Republic. Single-use vapour products continued to grow across all key markets;
- A good performance in HP (up 3.0%), although this was negatively impacted by the timing of the sale of the Group's businesses in Russia and Belarus. On an organic basis, HP revenue was up 23.1% (with volume up 23.4%) driven by Poland, the Czech Republic, Greece and Romania; and
- Modern Oral revenue growth of 44.6%, driven by Sweden, Norway, the UK and the Czech Republic, as we maintained volume share leadership in 14 markets.

On a constant currency, organic basis (excluding the results of Russia and Belarus), revenue increased by 13.0% to £9,439 million.

Profit from operations and operating margin

Please see page 49 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Reported		Adj.	Exchange	Adjusted		Adjusted Organic	
	Current				Constant		Constant	
For year ended 31 December 2023	£m	vs 2022	£m	£m	£m	vs 2022	£m	vs 2022
Profit from Operations	3,194	+9.2%	266	87	3,547	+5.9%	3,324	+9.7%
Operating Margin	32.6%	+110 bps			35.5%	-50 bps	35.2%	-110 bps

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported profit from operations increased by 9.2%, despite a translational foreign exchange headwind of 2.5%. The growth was partly due to a number of charges that impacted the prior year, including charges related to the sale of the Group's businesses in Russia and Belarus and Quantum-related restructurings, which were in aggregate £449 million lower in 2023. The comparative regional performance was also affected by the settlement of historical VAT and excise tax claims in Brazil accounting for income of £167 million in 2023, compared to £460 million in 2022.

Excluding the impact of foreign exchange and adjusting items, the increase was driven by an improved operational performance in

- Germany and Türkiye (where the combustibles portfolio performed well with higher volume and pricing);
- Poland, Sweden and the Czech Republic, which all improved their New Categories financial performance; and
- Ukraine, where the Group had temporarily suspended operations in the first six months of 2022.

These were partly offset by a combination of the timing of the sale of the Group's businesses in Russia and Belarus and a lower operational delivery from Russia. Adjusted profit from operations was up 5.9%, or 9.7% on an adjusted organic constant currency basis.

In June 2023, the Group's new Innovation Hub in Trieste, Italy, was opened, manufacturing Velo, to support our global supply chain. It also houses an Innovation Lab (our first in Europe) and a Digital Boutique (to accelerate BAT's digital transformation). The facility uses 100% renewable electricity.

12

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Regional Review

Continued

Asia-Pacific, Middle East and Africa (APMEA):

- New Category revenue declined 4.5%, but was up 2.6% at constant rates of exchange, driven by the growth of Vapour in South Africa
- Combustibles performance impacted by a translational foreign exchange headwind with constant rate growth led by robust pricing
- Combustibles value share down 60 bps with volume share down 20 bps

Volume/Revenue

Please see page 52 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Volume			Revenue						
		Reported	Organic	Reported					Organic	
				Current		Exchange	Constant		Constant	
For year ended 31 December 2023	Unit	vs 2022	vs 2022	£m	vs 2022	£m	£m	vs 2022	£m	vs 2022
New Categories				616	-4.5%	47	663	+2.6%	663	+2.6%
Vapour (10ml units/pods mn)	44	+43.1%	+43.1%	93	+60.5%	9	102	+74.6%	102	+74.6%
HP (sticks bn)	13	+4.9%	+4.9%	491	-13.2%	34	525	-7.3%	525	-7.3%
Modern Oral (pouches mn)	853	+36.2%	+36.2%	32	+50.3%	4	36	+70.8%	36	+70.8%
Traditional Oral (stick eq bn)	—	—%	—%	—	—%	—	—	—%	—	—%
Total Non-Combustibles				616	-4.5%	47	663	+2.6%	663	+2.6%
Total Combustibles	240	-10.6%	-10.6%	4,750	-4.5%	484	5,234	+5.2%	5,234	+5.2%
Other				132	+18.9%	13	145	+32.0%	145	+32.0%
Total				5,498	-4.0%	544	6,042	+5.5%	6,042	+5.5%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported revenue declined 4.0% due to a translational foreign exchange headwind of 9.5% largely related to the relative movement of sterling against the Pakistani rupee, Bangladeshi taka and Japanese yen. Constant currency revenue was 5.5% higher, due to combustibles pricing (notably in Pakistan) more than offsetting lower total combustibles volume (down 10.6%) as a decline in Pakistan more than outweighed higher volume in Bangladesh.

Non-Combustibles now represent 11.2% of total revenue.

On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, New Categories increased by 2.6%, driven by growth in revenue from:

- Vapour, driven by increases in South Africa, New Zealand, Malaysia and Indonesia; and
- Modern Oral, mainly driven by strong volume performances in Pakistan and Kenya. In Pakistan, through stronger consumer acquisition, we have achieved our highest active consumer base (as a % of population) in Modern Oral globally. In Kenya, our accelerated national roll-out in January 2023 has driven a near fourfold increase in adult consumer numbers.

These were offset by lower revenue from HP as, despite an increase in volume of 4.9%, revenue was negatively impacted by the price repositioning in the highly competitive Japanese market, including the impact of the final step in the five-year excise harmonisation programme.

Profit from operations and operating margin

Please see page 49 for a full reconciliation to constant currency and organic metrics, including prior year data.

		Reported	Adj.	Exchange		Adjusted		Adjusted Organic
		Current				Constant		Constant
For year ended 31 December 2023	£m	vs 2022	£m	£m	£m	vs 2022	£m	vs 2022
Profit from Operations	1,836	+32%	348	195	2,379	+6.9%	2,379	+6.9%
Operating Margin	33.4%	+910 bps			39.4%	+60 bps	39.4%	+60 bps

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Profit from operations was 32% higher, as the prior year was adversely affected by charges related to the DOJ and OFAC resolutions of investigations into suspicions of sanctions breaches described on page 19 (2023: £75 million; 2022: £450 million) and other charges (in respect of Quantum and the exit from Egypt) that did not repeat in 2023. 2023 was also negatively impacted by a translational foreign exchange headwind as described above, and an impairment of goodwill in respect of South Africa of £291 million due to the continued negative impact of illicit trade.

Excluding adjusting items and translational foreign exchange, the performance was driven by:

- Pakistan, where pricing more than offset a reduction in combustibles volume;
- Sri Lanka, largely due to pricing in combustibles as macro-economic stability returned;
- Uzbekistan, driven by combustibles pricing; and
- Asset sales in West Africa related to various market exits.

These more than offset a decline in Japan, largely due to the highly competitive pricing environment in combustibles and HP (including the final step in the five-year excise harmonisation programme).

Adjusted profit from operations at constant rates of exchange (which excludes the impact of adjusting items and translational foreign exchange) increased by 6.9%.

13

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Analysis of profit from operations (by segment) and diluted earnings per share

Prior year data is provided in the table on page 49.

For year ended 31 December 2023	Reported £m	vs 2022 %	Adj Items[1] £m	Adjusted £m	vs 2022 %	Exch. £m	Adjusted at CC[2] £m	vs 2022 %	Adjusted Organic at CC[2] £m	vs 2022 %
Profit from Operations										
U.S.	**(20,781)**	-435%	**27,602**	**6,821**	-0.2%	**42**	**6,863**	0.4%	**6,863**	0.4%
AME	**3,194**	9.2%	**266**	**3,460**	3.4%	**87**	**3,547**	5.9%	**3,324**	9.7%
APMEA	**1,836**	31.9%	**348**	**2,184**	-1.8%	**195**	**2,379**	6.9%	**2,379**	6.9%
Total Region	**(15,751)**	-250%	**28,216**	**12,465**	0.5%	**324**	**12,789**	3.1%	**12,566**	3.9%
Net finance costs	**(1,895)**	15.5%	**96**	**(1,799)**	11.9%	**5**	**(1,794)**	11.6%	**(1,819)**	12.8%
Associates and joint ventures	**585**	32.4%	**(8)**	**577**	8.1%	**34**	**611**	14.5%	**611**	14.4%
(Loss)/profit before tax	**(17,061)**	-283%	**28,304**	**11,243**	-0.8%	**363**	**11,606**	2.4%	**11,358**	3.2%
Taxation	**2,872**	-216%	**(5,488)**	**(2,616)**	-2.4%	**(109)**	**(2,725)**	1.6%	**(2,662)**	1.1%
Non-controlling interests	**(178)**	-1.1%	**(1)**	**(179)**	-3.2%	**(13)**	**(192)**	3.8%	**(192)**	3.8%
Coupons relating to hybrid bonds net of tax	**(45)**	-8.2%	**—**	**(45)**	-8.2%	**—**	**(45)**	-8.2%	**(45)**	-8.2%
(Loss)/profit attributable to shareholders	**(14,412)**	-318%	**22,815**	**8,403**	-0.2%	**241**	**8,644**	2.7%	**8,459**	3.9%
Diluted number of shares (m)	**2,229**	-1.7%		**2,237**	-1.3%		**2,237**	-1.3%	**2,237**	-1.3%
Diluted (loss)/earnings per share (pence)[3]	**(646.6)**	-322%		**375.6**	1.1%		**386.4**	4.0%	**378.1**	5.2%

1. Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2. CC: constant currency – measures are calculated based on a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
3. In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and are therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS, for 2023.

Net finance costs

Net finance costs were £1,895 million, compared to £1,641 million in 2022. This was an increase of 15.5%, largely due to:

- Higher interest expense, as the Group's average cost of debt has increased to 5.2% compared to 4.0% in 2022 in line with higher interest rates in the market; and
- Charges incurred as the Group completed a tender offer to repurchase sterling-equivalent £3,133 million of bonds, including £43 million of accrued interest.

Translational foreign exchange was a marginal headwind due to the relative movement of sterling.

These were partly offset by higher interest income (2023: £186 million; 2022: £92 million), of which £97 million (2022: £42 million) relates to income on cash and cash equivalents on restricted cash balances (in Canada due to the cash build up in that market) with the remainder driven by higher interest rates on local deposits.

The Group has debt maturities of around £3.2 billion annually in the next two years. Due to higher interest rates, net finance costs are expected to increase as debts are refinanced.

Also in 2023, in line with IAS 33 *Earnings Per Share*, £45 million (2022: £49 million) has been recognised as a deduction to EPS related to the perpetual hybrid bonds issued in 2021, as the coupons paid on such instruments are recognised in equity rather than as a charge to the income statement in net finance costs.

On a constant currency basis, and after adjusting for items including the costs incurred in respect of the early repurchase of bonds and finance costs related to the Franked Investment Income Group Litigation Order (FII GLO, as described on page 41), adjusted net finance costs were £1,799 million, an increase of 11.9% (2022: £1,607 million). Please refer to page 34 for discussion of the adjusting items within net finance costs. For a full reconciliation of net finance costs to adjusted net finance costs at constant rates, see page 54.

Results of associates and joint ventures

The Group's share of post-tax results of associates and joint ventures increased from £442 million to £585 million which largely relates to the performance of the Group's main associate, ITC Limited (ITC) in India. The Group's share of ITC's post-tax results was 19.8% higher at £616 million (2022: £514 million). The movements are largely due to the economic recovery in India in 2023 from COVID-19 which led to difficult trading conditions in 2022, more than offsetting a translational foreign exchange headwind.

On 24 July 2023, ITC announced a proposed demerger of its 'Hotels Business' under a scheme of arrangement by which 60% of the newly incorporated entity would be held directly by ITC's shareholders proportionate to their shareholding in ITC. On 14 August 2023, ITC's Board of Directors approved the scheme of arrangement subject to necessary regulatory approvals. The demerger is expected to be completed by the end of 2024.

The Group recognised an impairment charge of £34 million (net of tax) in respect of the Group's investment in Organigram, after having recognised an impairment charge of £59 million (net of tax) in 2022. The charge was treated as an adjusting item in both periods.

Included in the results of associates and joint ventures above is other adjusting income of £42 million (2022: adjusting costs of £3 million). It is mainly related to a deemed income of £40 million (2022: £3 million loss) on dilution of the Group's holding in ITC.

Excluding these adjusting items and the impact of translational foreign exchange, on an adjusted constant currency basis, the Group's share of post-tax results from associates and joint ventures was higher than 2022, up 14.5% to £611 million. Please refer to page 34 for discussion of the adjusting items within the Group's share of post-tax results from associates and joint ventures.

14

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Continued

Taxation

The tax rate in the income statement was 16.8% for 2023 (2022: 26.6%). The Group's tax rate is affected by the impact of the adjusting items referred to on pages 31 to 35 and by the inclusion of the share of associates and joint ventures post-tax profit in the Group's pre-tax results.

Excluding these, the Group's underlying tax rate for subsidiaries reflected in the adjusted earnings per share on page 38 was 24.5% for 2023 (2022: 24.8%). The effective and underlying rate in 2023 reflects the mix of profits.

A full reconciliation from taxation on ordinary activities to the underlying tax rate is provided on page 55.

On 15 December 2023, a further judgment was issued regarding the Netherlands Tax disputes for the 2003 - 2016 period. The disputes have a potential aggregate net liability of £1,148 million. Having considered the judgment and the Dutch judicial and international proceedings available to it, the Group has recognised a further adjusting charge of £70 million in 2023, with a total provision of £145 million recognised by 31 December 2023. The findings of the December judgement have been appealed.

In December 2021, the Organisation for Economic Co-operation and Development (OECD) released model rules for a new global minimum corporate tax framework applicable to multinational enterprise groups with global revenues over €750 million (so called Pillar Two rules). The UK substantively enacted legislation implementing these rules on 20 June 2023 and the rules apply to the Group as of 1 January 2024. The Group is reviewing this legislation together with developing guidance. The Group is also monitoring the status of implementation of the model rules outside of the UK to assess the potential impact. Based on the information currently available, the impact of these rules on the Group tax position is not expected to be material. The Group has applied the mandatory exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes in accordance with IAS12 *Income Taxes*.

Cash flow

	For years ended 31 December		
	2023	2022	Change
	£m	£m	%
Net cash generated from operating activities	**10,714**	10,394	3.1%
Operating cash flow conversion	**100%**	100%	
Free cash flow – before payment of dividends	**8,360**	8,049	3.9%
Free cash flow – after payment of dividends	**3,305**	3,134	5.5%

	As at 31 December		
	2023	2022	Change
	£m	£m	%
Borrowings (including lease liabilities)	**39,730**	43,139	-7.9%
Adjusted net debt	**33,940**	38,131	-11.0%

In the Group's cash flow, prepared in accordance with IFRS and presented on page 29, net cash generated from operating activities increased by 3.1% to £10,714 million (2022: £10,394 million). This was driven by:

- the realisation of tax credits in Brazil (related to the previously disclosed VAT and excise on social contributions); and
- higher dividends received from the Group's associates of £506 million (2022: £394 million), mainly related to ITC.

These were partially offset by:

- payments in respect of the settlement agreements with the DOJ and OFAC (2023: £262 million; 2022: £nil million);
- increases in tax paid of £2,622 million, compared to £2,537million in 2022; and
- a payment of £59 million to settle the investigation by the Nigerian Federal Competition and Consumer Protection Commission (FCCPC).

In 2023, other litigation payments (mainly related to *Engle*) were lower at £73 million (2022: £181 million).

The Group made interim repayments to HMRC of £50 million in both 2023 and 2022, and intends to make further interim repayments in future periods in respect of the Franked Investment Income Group Litigation Order (FII GLO), as described on page 41.

Operating cash conversion and free cash flow (before and after dividends paid to shareholders)

The Group's operating cash conversion rate (based upon adjusted profit from operations and defined on page 56) was 100% (2022: 100%).

This exceeded our target of at least 90%, demonstrating the ongoing strength of the Group in turning operating performance into cash.

Free cash flow (before the payment of dividends), as defined on page 57, was £8,360 million for 2023 (2022: £8,049 million), an increase of 3.9%. This was driven by the improvement in net cash generated from operating activities and lower net capital expenditure (2023: £487 million; 2022: £599 million), partly offset by higher net interest paid (2023: £1,682 million; 2022: £1,578 million) due to the increase in interest rates.

After paying dividends of £5,055 million (2022: £4,915 million), free cash flow (after dividends paid to shareholders), as defined on page 57, was £3,305 million for 2023 (2022: £3,134 million).

For a full reconciliation of net cash generated from operating activities to free cash flow before and after dividends, see page 57.

15

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Continued

Borrowings and net debt

Borrowings (which includes lease liabilities) were £39,730 million at 31 December 2023, a decrease of 7.9% compared to £43,139 million at 31 December 2022. This was partly due to the foreign exchange movements, mainly related to the US dollar and sterling.

The Group remains confident of its ability to access the debt capital markets successfully and reviews its options on a continuing basis.

The Group's average centrally managed debt maturity was 10.5 years at 31 December 2023 (31 December 2022: 9.9 years), and the highest proportion of centrally managed debt maturing in a single rolling 12-month period was 15.7% (31 December 2022: 18.6%).

The Group defines net debt as borrowings (including related derivatives and lease liabilities), less cash and cash equivalents (including restricted cash) and current investments held at fair value. Closing net debt was £34,640 million at 31 December 2023 (31 December 2022: £39,281 million). A reconciliation of borrowings to net debt is provided below.

	As at 31 December		
	2023	2022	Change
	£m	£m	%
Borrowings (including lease liabilities)	**(39,730)**	(43,139)	-7.9%
Derivatives in respect of net debt	**(170)**	(167)	+1.8%
Cash and cash equivalents	**4,659**	3,446	+35.2%
Current investments held at fair value	**601**	579	+3.8%
Net debt	**(34,640)**	(39,281)	-11.8%
Maturity profile of net debt:			
Net debt due within one year	**852**	(181)	-570.7%
Net debt due beyond one year	**(35,492)**	(39,100)	-9.2%
Net debt	**(34,640)**	(39,281)	-11.8%

The movement in net debt includes the free cash outflow, after payment of dividends to shareholders, of £3,305 million (2022: £3,134 million outflow), as described on page 57. Also impacting the carrying value of net debt at the balance sheet date are:

- Cash payments related to share schemes and investing activities of £303 million (2022: £635 million), which, in 2023, was lower mainly due to the movement in foreign exchange dividend hedges due to the movement in sterling, predominantly against the US dollar;
- Other non-cash movements of £226 million (2022: £84 million);
- The reclassification of certain balances previously held-for-sale related to the proposed sale of the Group's operations in Russia and Belarus of £368 million inflow (2022: £352 million outflow); and
- Foreign exchange impacts related to the revaluation of foreign currency denominated net debt balances being a net tailwind of £1,338 million (2022: £3,030 million headwind).

In 2022, the Group purchased £2 billion of own shares under the Group's share buy-back programme, which ended in December 2022.

These movements can be summarised as follows:

	As at 31 December		
	2023	2022	Change
	£m	£m	%
Opening net debt (including IFRS 16)	**(39,281)**	(36,302)	8.2%
Free cash inflow (after dividends)	**3,305**	3,134	5.5%
Other cash payments	**(303)**	(635)	
Purchase of own shares	**—**	(2,012)	
Receipt from disposal of subsidiaries (net of cash disposed of)	**159**	—	
Transferred from/(to) held-for-sale	**368**	(352)	
Other non-cash movements	**(226)**	(84)	
Foreign exchange	**1,338**	(3,030)	
Closing net debt	**(34,640)**	(39,281)	-11.8%

Investments held at fair value through profit and loss above include restricted amounts of £446 million (31 December 2022: £396 million) due to investments held by subsidiaries in CCAA protection, as well as £89 million (31 December 2022: £78 million) subject to potential exchange control restrictions.

Cash and cash equivalents include restricted amounts of £1,904 million (31 December 2022: £1,411 million) due to subsidiaries in CCAA protection and £392 million (31 December 2022: £324 million) principally due to exchange control restrictions.

16

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information
Continued

Borrowings and net debt (continued)

Adjusted net debt and adjusted net debt to adjusted EBITDA

For the purposes of assessing the Group's ability to service and repay borrowings, the Group uses the ratio of adjusted net debt to adjusted EBITDA. Adjusted EBITDA is defined as profit for the year (earnings) before net finance costs, taxation on ordinary activities, share of post-tax results of associates and joint ventures, depreciation, amortisation, impairment costs and adjusting items. Please refer to page 58 for a reconciliation of adjusted EBITDA to profit for the year.

The Group also adjusts net debt for items held-for-sale and for the purchase price allocation adjustment to the debt, included within borrowings, acquired as part of the acquisition of Reynolds American Inc. This is an accounting adjustment and does not reflect the enduring repayment of the instrument. The Group Management Board believes that this additional measure, which is used internally to assess the Group's financial capacity, is useful to the users of the financial statements in helping them to see how the Group's financial capacity has changed over the year. The adjusted net debt position is provided below:

	As at 31 December		
	2023 £m	2022 £m	Change %
Net debt	**(34,640)**	(39,281)	-11.8%
Net debt items included within assets held-for-sale	**—**	352	-100%
Purchase price allocation (PPA) adjustment to acquired debt	**700**	798	-12.3%
Adjusted net debt	**(33,940)**	(38,131)	-11.0%
Exchange	**(1,358)**		
Adjusted net debt translated at 2022 exchange rates	**(35,298)**		-7.4%

The Group's ratio of adjusted net debt to adjusted EBITDA as at 31 December 2023 was 2.6x (2022: 2.9x).

The calculation of adjusted net debt to adjusted EBITDA is provided on page 58.

Global patent settlement

As previously announced, BAT has reached a global settlement with Philip Morris International Inc. (PMI) that resolves all ongoing patent infringement litigation between the parties related to our HP and Vapour products.

The settlement includes non-monetary provisions between BAT and PMI that resolve all ongoing global patent infringement litigation, encompassing all related injunctions and exclusion orders, and prevents future claims against current heated tobacco and vapour products. The settlement also allows each party to innovate and introduce product iterations. BAT is committed to continued innovation in reduced-risk products to further advance Tobacco Harm Reduction.

Dividends summary

The Board has declared an interim dividend of 235.5p per ordinary share of 25p for the year ended 31 December 2023, payable in four equal quarterly instalments of 58.8795p per ordinary share in May 2024, August 2024, November 2024 and February 2025. This represents an increase of 2.0% on 2022 (2022: 230.9p per share), and a pay-out ratio, on 2023 adjusted diluted earnings per share, of 62.7%.

The quarterly dividends will be paid to shareholders registered on either the UK main register or the South Africa branch register and to holders of American Depositary Shares (ADSs), each on the applicable record dates below:

Event (2024 unless stated otherwise)	Payment No. 1	Payment No. 2	Payment No. 3	Payment No. 4
Record date (JSE, LSE and NYSE)	22 March	28 June	27 September	20 December
Payment date (LSE and JSE)	2 May	2 August	1 November	3 February 2025
ADS payment date (NYSE)	7 May	7 August	6 November	6 February 2025

17

Other Financial Information Continued Foreign currencies The principal exchange rates used to convert the results of the Group’s foreign operations to pounds sterling for the purposes of inclusion and consolidation within the Group’s financial statements are indicated in the table below. Where the Group has provided results “at constant rates of exchange” this refers to the translation of the results from the foreign operations at rates of exchange prevailing in the prior period – thereby eliminating the potentially distorting impact of the movement in foreign exchange on the reported results. The principal exchange rates used were as follows: Average for the period ended As at 31 December 31 December 2023 2022 2023 2022 Australian dollar 1.873 1.779 1.868 1.774 Bangladeshi taka 134.747 115.040 139.909 123.502 Brazilian real 6.208 6.384 6.192 6.351 Canadian dollar 1.678 1.607 1.681 1.630 Chilean peso 1,044.498 1,076.291 1,113.264 1,024.811 Euro 1.150 1.173 1.154 1.127 Indian rupee 102.707 97.030 106.081 99.516 Japanese yen 174.883 161.842 179.721 158.717 Romanian leu 5.688 5.783 5.741 5.577 Russian ruble1 102.662 87.184 120.111 87.812 South African rand 22.962 20.176 23.313 20.467 Swiss franc 1.117 1.179 1.073 1.113 US dollar 1.244 1.236 1.275 1.203 1. As a result of the disposal of the Russian businesses, the 2023 rates reflect the average for the period ended and as at 13 September 2023, respectively. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 18

Other Information Risks and uncertainties The Board carried out a robust assessment of the Principal Risks and uncertainties facing the Group for the period, including those that would threaten its business model, future performance, solvency, liquidity and viability. The Board also maintained close oversight of the Group’s response to critical external uncertainties, recognising current macro-economic and geopolitical challenges. All Group risks are reviewed biannually by the Audit Committee and annually by the Board. Sustainability is core to the Group’s long-term business strategy and ESG risk factors are embedded across the Group’s risks in accordance with the Group's Risk Management Framework. In 2023, the Board identified two additional risks to the Group: "Cyber security", to reflect the evolving complexity of the cyber-threat environment and increased digital interaction with consumers and "Supply chain disruption", in view of the macro-economic and geopolitical environment and the complexity of the New Categories supply chain. The Principal Risks facing the Group are summarised under the headings of: – Competition from illicit trade; – Geopolitical tensions; – Tobacco, New Categories and other regulation interrupts the growth strategy; – Supply chain disruption; – Litigation; – Significant increases or structural changes in tobacco, nicotine and New Categories related taxes; – Inability to develop, commercialise and deliver the New Categories strategy; – Disputed taxes, interest and penalties; – Injury, illness or death in the workplace; – Solvency and liquidity; – Foreign exchange rate exposures; – Climate change and circular economy; and – Cyber security. A summary of all the risk factors (including the Principal Risks) which are monitored by the Board through the Group’s risk register will be included in the Annual Report and Accounts and Form 20-F for the year ended 31 December 2023. Update on investigations into misconduct allegations From time to time, the Group investigates, and becomes aware of governmental authorities’ investigations into allegations of misconduct, including alleged breaches of sanctions and allegations of corruption at Group companies. Some of these allegations are currently being investigated. The Group cooperates with the authorities, where appropriate. On 25 April 2023, the Group announced that it had reached settlement agreements with the DOJ and OFAC in the U.S. related to breaches of sanctions related to North Korea, which resulted in the imposition of fines against the Group totalling US$635 million. British American Tobacco p.l.c. (the "Company") entered into a three-year deferred prosecution agreement (DPA) with the DOJ and a civil settlement agreement with OFAC. The DOJ’s charges against the Company - one count of conspiring to commit bank fraud and one count of conspiring to violate sanctions laws - were filed and will later be dismissed if the Company abides by the terms of the DPA. In addition, a BAT subsidiary in Singapore, British-American Tobacco Marketing (Singapore) Private Limited, pleaded guilty to the same charges. The total amount payable to the U.S. authorities is US$635 million (£499 million) plus interest, which will be paid by the Company. Having recognised an initial provision of £450 million (US$540 million), in line with the requirements of IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), in the 2022 interim and full year results, the Group has recognised an additional charge of £75 million in 2023. Having made payments of £4 million (US$5 million) in April 2023 and £258 million (US$321 million) in September 2023, the remainder will be paid in the first half of 2024. Update on Quebec class action and CCAA There have been no substantial developments in respect of the Quebec Class Action and subsequent grant of protection of the Group’s subsidiary, Imperial Tobacco Canada Ltd (ITCAN), under the Companies’ Creditors Arrangement Act (CCAA). The stays are currently in place until 29 March 2024. While the stays are in place, no steps are to be taken in connection with the Canadian tobacco litigation with respect to ITCAN, certain of its subsidiaries or any other Group company. In accordance with the CCAA process, the parties continue to work towards a plan of arrangement or compromise in a court-ordered confidential mediation. The length and ultimate outcome of the CCAA process, including the resolution of the underlying legal proceedings, remains uncertain. In line with IFRS 10 (Consolidated Financial Statements), ITCAN is consolidated in the Group’s results. For ease of reference and to assist the users of this Preliminary Announcement, in 2023, ITCAN's contribution to the financial performance of the Group was: – Revenue: £1,003 million; – Profit from operations: £600 million; – Adjusted profit from operations: £604 million; and – Adjusted EBITDA: £613 million. At 31 December 2023, restricted cash in ITCAN was £1,904 million and restricted investments held at fair value were £446 million, with ITCAN goodwill recognised on the balance sheet of the Group at £2,386 million. For a summary of the case, please see the Contingent Liabilities section on page 39. Full details of the case and the assessment of goodwill will be included in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2023 (note 12 Intangible Assets and note 31 Contingent Liabilities and Financial Commitments). BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 19

Other Information Continued Changes in the Group Russia and Belarus On 11 March 2022, as discussed on page 32, the Group announced the intention to transfer its Russian business in compliance with international and local laws. At that time, the Group had two subsidiaries in Russia (BAT Russia), being JSC British American Tobacco- SPb and JSC International Tobacco Marketing Services. In September 2023, we formally entered into an agreement to sell the Group's Russian and Belarusian businesses to a consortium led by then members of BAT Russia’s management team, in compliance with local and international laws. As previously announced, due to operational dependencies between BAT Russia and the Group’s subsidiary in Belarus (International Tobacco Marketing Services BY) (BAT Belarus), the Belarusian business was included in the sale. The transaction was completed on 13 September 2023 and, since completion, the buyer consortium has wholly owned both businesses. These businesses are now known as the ITMS Group. Throughout the transfer process one of our key priorities was the interests of our colleagues in Russia and Belarus. As part of the agreement, their employment terms will remain comparable to their prior BAT terms for at least two years post-completion. In accordance with IFRS, the assets and liabilities of the subsidiaries comprising BAT Russia and BAT Belarus were classified as held-for- sale at 31 December 2022 and presented as such on the balance sheet at an estimated recoverable value. Impairment charges (and associated costs) of £612 million were recognised in 2022 (and treated as a non-cash adjusting item). Upon completion, the businesses were deconsolidated from the Group's balance sheet. This included assets primarily composed of £177 million of property, plant and equipment and other non-current assets, £342 million of trade and other receivables, £266 million of cash and cash equivalents and £211 million of other current assets principally relating to inventories. This was offset by liabilities primarily composed of £7 million of borrowings and £219 million of trade creditors and other current liabilities, resulting in a net asset position of £770 million. As shown in the cash flow statement on page 29, proceeds of £425 million were received in 2023 (net of cash disposed of £266 million). This resulted in an impairment charge of £345 million. However, the impairment charge of £554 million in 2022 (net of £14 million utilised) was reversed, leading to a net partial reversal of the previously recognised impairment charge of £195 million. In addition to this, £554 million of foreign exchange previously recognised in the statement of other comprehensive income has been reclassified to the income statement upon completion of the transaction, which has been treated as a non-cash adjusting item. Other disposal-related costs of £3 million and £9 million of foreign exchange gains on proceeds received were also recognised in 2023. Combined with the aforementioned partial reversal of impairment charges, this resulted in a net charge to the income statement of £353 million. Refer to page 32 for a detailed analysis of the charge. As part of the disposal agreements, the Group holds call options to reacquire the ITMS Group entities. No value has been ascribed to these options as they cannot be sold or transferred outside the BAT Group, they expire within two years of the completion of the transaction and current sanctions and countersanctions would restrict the ability of the Group to exercise these options. Assuming the higher returns that any market participant would require given the perceived risk of investing in Russia going forwards, and a consequent high discount rate, any value associated with exercising the options would be immaterial. The transfer of the Russian and Belarusian businesses does not have a material impact on the remainder of the Group’s supply chain. To supplement the Group’s results presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision- maker, reviews the Group's results, including volume, revenue, profit from operations and operating margin excluding businesses sold, held-for-sale or acquired that have a significant impact on the users' understanding of the Group's performance between periods. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe that such presentation of the results (excluding the impact of businesses sold or to be held-for-sale, and referred to as "on an organic basis") provides additional useful information to investors regarding the underlying performance of the business on a comparable basis and in the case of the sale of the Group's businesses in Russia and Belarus, the impact these businesses had on revenue and profit from operations. Accordingly, the organic financial measures appearing in this document should be read in conjunction with the Group’s results as reported under IFRS. Please see the reconciliations of volume to organic volume, revenue to organic revenue, profit operations to adjusted organic profit from operations and operating margin to adjusted organic operating margin on page 49. Other changes In April 2023, the Group announced a strategic joint venture agreement with Charlotte’s Web. Under the terms of the transaction, a Group subsidiary acquired a 20% stake in the new JV entity (DeFloria LLC) at a cost of c.£7.9 million (US$10 million). In November 2023, the Group announced the signing of an agreement for a further investment in Organigram. At 31 December 2023, the proposed investment of CAD$125 million (approximately £74 million) was subject to customary conditions, including necessary approvals by the shareholders of Organigram, which was given on 18 January 2024. On 24 January 2024, BAT made the first tranche investment of CAD$41.5 million (£24.1 million) acquiring a further 12,893,175 common shares of Organigram at a price of CAD$3.22 per share. Subject to certain conditions, the remaining 25,786,350 shares subscribed for shall be issued at the same price in two further equal tranches by the end of August 2024 and February 2025, respectively. Based on Organigram’s current outstanding share capital, this investment will increase the Group’s equity position from c.19% to c.45% (restricted to 30% voting rights) once all three tranches have been completed. External Audit Tender Process As previously announced, during 2023 the Audit Committee undertook a formal competitive audit tender process in respect of the audit for the 2025 financial year. That process was concluded in 2023 and the Board approved the re-appointment of KPMG LLP. A resolution proposing the appointment of KPMG LLP as external auditors for the 2025 financial year will be put forward to shareholders for approval at the 2025 Annual General Meeting. Details of the external audit tender process and evaluation criteria will be reported in the Group's Annual Report and Form 20-F 2023. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 20

Other Information Continued Changes to the Main Board As previously announced, the following Board changes have taken place: – Savio Kwan stepped down from the Board as a Non-Executive Director with effect from 19 April 2023. – Jack Bowles stepped down from the Board as Chief Executive with effect from 15 May 2023. – Tadeu Marroco was appointed as Chief Executive with effect from 15 May 2023. – Murray S. Kessler joined the Board as an independent Non-Executive Director and member of the Nominations and Remuneration Committees with effect from 6 November 2023. – Serpil Timuray joined the Board as an independent Non-Executive Director and member of the Nominations and Remuneration Committees with effect from 4 December 2023. Sue Farr and Dimitri Panayotopoulos will step down from the Board with effect from the conclusion of the Company's 2024 AGM to be held on 24 April 2024 and will not stand for re-election. As previously announced, Soraya Benchikh has been appointed to the role of Chief Financial Officer and Executive Director and will join the Main Board and Management Board with effect from 1 May 2024. Changes to the Management Board With effect from 15 May 2023, Tadeu Marroco was appointed Chief Executive and Javed Iqbal was appointed Interim Finance Director. Javed retained his role as Director, Digital & Information. With effect from 1 July 2023, Johan Vandermeulen was appointed to the new role of Chief Operating Officer, reporting to the Chief Executive. Reporting to Johan are: – David Waterfield, appointed to the Management Board as President & CEO, Reynolds American Inc. – Fred Monteiro (Director, Americas & Europe) and Michael Dijanosic (Director, Asia Pacific, Middle East & Africa). – Zafar Khan (Director, Operations) and Javed Iqbal (Director, Digital & Information). Javed also continues to serve as Interim Finance Director. With effect from 1 September 2023, Kingsley Wheaton, previously Chief Growth Officer, was appointed to the new role of Chief Strategy & Growth Officer, reporting to the Chief Executive. Reporting to Kingsley are: – Luciano Comin, appointed to the new role of Marketing Director, Combustibles & New Categories, with effect from 1 July 2023. – Paul McCrory, appointed to the new role of Director, Corporate & Regulatory Affairs, with effect from 1 September 2023. – James Barrett, appointed to the new role of Director, Business Development, with effect from 1 September 2023. James Murphy, Director, Research & Science and Jerome Abelman, Director, Legal & General Counsel, continue in their roles reporting directly to the Chief Executive. With effect from 1 November 2023, Cora Koppe-Stahrenberg was appointed to the new role of Chief People Officer, reporting directly to the Chief Executive. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 21

Other Information Continued Going concern A description of the Group’s business activities, its financial position, cash flows, liquidity position, facilities and borrowings position, together with the factors likely to affect its future development, performance and position, are set out in this announcement. Further information will be provided in the Strategic Report and in the Notes on the Accounts, all of which will be included in the Group's 2023 Annual Report and Accounts and Form 20-F. The Group has, at the date of this Preliminary Announcement, sufficient existing financing available for its estimated requirements for at least 12 months from the date of approval of this condensed consolidated financial information. This, together with the ability to generate cash from trading activities, the performance of the Group’s Strategic Portfolio, its leading market positions in a number of countries and its broad geographical spread, as well as numerous contracts with established customers and suppliers across different geographical areas and industries, provides the Directors with the confidence that the Group is well placed to manage its business risks successfully through the ongoing uncertainty, the current macro-economic financial conditions and the general outlook in the global economy. After reviewing the Group’s forecast financial performance and financing arrangements, the Directors consider that the Group has adequate resources to continue operating for at least 12 months from the date of approval of this preliminary announcement and that it is therefore appropriate to continue to adopt the going concern basis in preparing the Group's 2023 Annual Report and Accounts and Form 20-F. Additional information In addition to this Preliminary Announcement, the Group wishes to inform the reader that additional information will be available in documents filed with the LSE and SEC on 9 February 2024 and which should be referred to in addition to this Preliminary Announcement. Additional information includes: – The Group’s audited Financial Statements; – Exchange rates; – Reconciliations of all non-GAAP measures from the most relevant IFRS equivalent; – Information regarding contingent liabilities and financial commitments; – Information for shareholders on dividends; – Information with regards to the Group’s Principal Risks; – Key dates in respect of the year ending 31 December 2024; and – Glossary and definition of key terms. This information will be an extract of information that will be included in the Group's 2023 Annual Report and Accounts and Form 20-F for the 12 months ended 31 December 2023 which is expected to be published on 9 February 2024. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 22

Financial Statements Contents Page Financial Statements: Group Income Statement 24 Group Statement of Comprehensive Income 25 Group Statement of Changes in Equity 26 Group Balance Sheet 28 Group Cash Flow Statement 29 Notes to the Financial Statements 30 Other Information 42 Data Lake and Reconciliations 49 BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 23

Financial Statements Group Income Statement For years ended 31 December 2023 2022 £m  £m Revenue1 27,283 27,655 Raw materials and consumables used (4,545) (4,781) Changes in inventories of finished goods and work in progress (96) 227 Employee benefit costs (2,664) (2,972) Depreciation, amortisation and impairment costs (28,614) (1,305) Other operating income 432 722 Loss on reclassification from amortised cost to fair value (9) (5) Other operating expenses (7,538) (9,018) (Loss)/profit from operations (15,751) 10,523 Net finance costs (1,895) (1,641) Share of post-tax results of associates and joint ventures 585 442 (Loss)/profit before taxation (17,061) 9,324 Taxation on ordinary activities 2,872 (2,478) (Loss)/profit for the year (14,189) 6,846 Attributable to: Owners of the parent (14,367) 6,666 Non-controlling interests 178 180 (14,189) 6,846 (Loss)/earnings per share Basic (646.6)p 293.3p Diluted (646.6)p 291.9p All of the activities during both years are in respect of continuing operations. The accompanying notes on pages 30 to 41 form an integral part of this condensed consolidated financial information. 1. Revenue is net of duty, excise and other taxes of £36,917 million and £38,527 million for the years ended 31 December 2023 and 31 December 2022, respectively. 2. In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS, for that year. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management have included the dilutive effect of share options in calculating adjusted diluted earnings per share. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 24

Financial Statements Continued Group Statement of Comprehensive Income For years ended 31 December 2023 2022 £m  £m  (Loss)/profit for the year (page 24) (14,189) 6,846 Other comprehensive (expense)/income Items that may be reclassified subsequently to profit or loss: (3,317) 8,506 Foreign currency translation and hedges of net investments in foreign operations – differences on exchange from translation of foreign operations (4,049) 8,923 – reclassified and reported in profit for the year 552 5  – net investment hedges - net fair value gains/(losses) on derivatives 236 (578) – net investment hedges - differences on exchange on borrowings 9 (21) Cash flow hedges – net fair value gains 59 81 – reclassified and reported in profit for the year 12 101 – tax on net fair value (gains) in respect of cash flow hedges (23) (17) Investments held at fair value – net fair value (losses)/gains (6) 6 Associates – share of OCI, net of tax (107) 6 Items that will not be reclassified subsequently to profit or loss: (57) 201 Retirement benefit schemes – net actuarial (losses)/gains (106) 316 – surplus recognition 24 (39) – tax on actuarial losses/(gains) in respect of subsidiaries 30 (95) Associates – share of OCI, net of tax (5) 19 Total other comprehensive (expense)/income for the year, net of tax (3,374) 8,707 Total comprehensive (expense)/income for the year, net of tax (17,563) 15,553 Attributable to: Owners of the parent (17,699) 15,370 Non-controlling interests 136 183 (17,563) 15,553 The accompanying notes on pages 30 to 41 form an integral part of this condensed consolidated financial information. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 25

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Financial Statements

Continued

Group Statement of Changes in Equity

At 31 December 2023	Share capital £m	Share premium, capital redemption and merger reserves £m	Other reserves £m	Retained earnings £m	In respect of assets held-for-sale £m	Total attributable to owners of parent £m	Perpetual hybrid bonds £m	Non-controlling interests £m	Total equity £m
	Attributable to owners of the parent								
Balance at 1 January 2023	**614**	**26,628**	**2,655**	**44,081**	**(295)**	**73,683**	**1,685**	**342**	**75,710**
Total comprehensive (expense)/income for the year comprising: (page 25)	—	—	(3,281)	(14,418)	—	(17,699)	—	136	(17,563)
(Loss)/profit for the year (page 24)	—	—	—	(14,367)	—	(14,367)	—	178	(14,189)
Other comprehensive expense for the year (page 25)	—	—	(3,281)	(51)	—	(3,332)	—	(42)	(3,374)
Other changes in equity									
Cash flow hedges reclassified and reported in total assets	—	—	27	—	—	27	—	—	27
Employee share options									
– value of employee services	—	—	—	71	—	71	—	—	71
– proceeds from new shares issued	—	2	—	—	—	2	—	—	2
Dividends and other appropriations									
– ordinary shares	—	—	—	(5,071)	—	(5,071)	—	—	(5,071)
– to non-controlling interests	—	—	—	—	—	—	—	(110)	(110)
Purchase of own shares									
– held in employee share ownership trusts	—	—	—	(110)	—	(110)	—	—	(110)
Perpetual hybrid bonds									
– coupons paid	—	—	—	(58)	—	(58)	—	—	(58)
– tax on coupons paid	—	—	—	14	—	14	—	—	14
Reclassification of equity relating to assets held-for-sale	—	—	(295)	—	295	—	—	—	—
Other movements	—	—	—	22	—	22	—	—	22
Balance at 31 December 2023	**614**	**26,630**	**(894)**	**24,531**	**0**	**50,881**	**1,685**	**368**	**52,934**

26

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Financial Statements

Continued

Group Statement of Changes in Equity (continued)

At 31 December 2022	Share capital £m	Share premium, capital redemption and merger reserves £m	Other reserves £m	Retained earnings £m	In respect of assets held-for-sale £m	Total attributable to owners of parent £m	Perpetual hybrid bonds £m	Non-controlling interests £m	Total equity £m
	Attributable to owners of the parent								
Balance at 1 January 2022	614	26,622	(6,032)	44,212	—	65,416	1,685	300	67,401
Total comprehensive income for the year comprising: (page 25)	—	—	8,521	6,849	—	15,370	—	183	15,553
Profit for the year (page 24)	—	—	—	6,666	—	6,666	—	180	6,846
Other comprehensive income for the year (page 25)	—	—	8,521	183	—	8,704	—	3	8,707
Other changes in equity									
Cash flow hedges reclassified and reported in total assets	—	—	(129)	—	—	(129)	—	—	(129)
Employee share options					—				
– value of employee services	—	—	—	81	—	81	—	—	81
– proceeds from new shares issued	—	5	—	—	—	5	—	—	5
– treasury shares used for share option schemes	—	1	—	(1)	—	—	—	—	—
Dividends and other appropriations									
– ordinary shares	—	—	—	(4,915)	—	(4,915)	—	—	(4,915)
– to non-controlling interests	—	—	—	—	—	—	—	(141)	(141)
Purchase of own shares					—				
– held in employee share ownership trusts	—	—	—	(80)	—	(80)	—	—	(80)
– share buy-back programme	—	—	—	(2,012)	—	(2,012)	—	—	(2,012)
Perpetual hybrid bonds									
– proceeds, net of issuance fees	—	—	—	—	—	—	—	—	—
– tax on issuance fees	—	—	—	—	—	—	—	—	—
– coupons paid	—	—	—	(59)	—	(59)	—	—	(59)
– tax on coupons paid	—	—	—	11	—	11	—	—	11
Non-controlling interests - acquisitions	—	—	—	(1)	—	(1)	—	—	(1)
Other movements non-controlling interests	—	—	—	—	—	—	—	—	—
Reclassification of equity in respect of assets classified as held-for-sale	—	—	295	—	(295)	—	—	—	—
Other movements	—	—	—	(4)	—	(4)	—	—	(4)
Balance at 31 December 2022	614	26,628	2,655	44,081	(295)	73,683	1,685	342	75,710

The accompanying notes on pages 30 to 41 form an integral part of this condensed consolidated financial information.

27

Financial Statements Continued Group Balance Sheet As at 31 December 2023 2022 £m  £m  Assets Intangible assets 95,562 129,075 Property, plant and equipment 4,583 4,867 Investments in associates and joint ventures 1,970 2,020 Retirement benefit assets 956 1,000 Deferred tax assets 911 682 Trade and other receivables 321 241 Investments held at fair value 118 121 Derivative financial instruments 109 131 Total non-current assets 104,530 138,137 Inventories 4,938 5,671 Income tax receivable 172 149 Trade and other receivables 3,621 4,367 Investments held at fair value 601 579 Derivative financial instruments 181 430 Cash and cash equivalents 4,659 3,446 14,172 14,642 Assets classified as held-for-sale 14 767 Total current assets 14,186 15,409 Total assets 118,716 153,546 Equity – capital and reserves Share capital 614 614 Share premium, capital redemption and merger reserves 26,630 26,628 Other reserves (894) 2,655 Retained earnings 24,531 44,081 In respect of assets held-for-sale — (295) Owners of the parent 50,881 73,683 Perpetual hybrid bonds 1,685 1,685 Non-controlling interests 368 342 Total equity 52,934 75,710 Liabilities Borrowings 35,406 38,726 Retirement benefit liabilities 881 949 Deferred tax liabilities 12,192 18,428 Other provisions for liabilities 531 434 Trade and other payables 893 944 Derivative financial instruments 206 502 Total non-current liabilities 50,109 59,983 Borrowings 4,324 4,413 Income tax payable 992 1,049 Other provisions for liabilities 468 1,087 Trade and other payables 9,700 10,449 Derivative financial instruments 189 427 15,673 17,425 Liabilities associated with assets classified as held-for-sale — 428 Total current liabilities 15,673 17,853 Total equity and liabilities 118,716 153,546 The accompanying notes on pages 30 to 41 form an integral part of this condensed consolidated financial information. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 28

Financial Statements Continued Group Cash Flow Statement For years ended 31 December 2023 2022 £m  £m  Cash flows from operating activities Cash generated from operating activities (page 36) 12,830 12,537 Dividends received from associates 506 394 Tax paid (2,622) (2,537) Net cash generated from operating activities 10,714 10,394 Cash flows from investing activities Interest received 145 85 Purchases of property, plant and equipment (460) (523) Proceeds on disposal of property, plant and equipment 54 31 Purchases of intangibles (141) (133) Proceeds on disposal of intangibles 27 3 Purchases of investments (448) (257) Proceeds on disposals of investments 405 128 Investment in associates and acquisitions of other subsidiaries net of cash acquired (37) (39) Disposal of subsidiary, net of cash disposed of 159 — Net cash used in investing activities (296) (705) Cash flows from financing activities Interest paid on borrowings and financing related activities (1,682) (1,578) Interest element of lease liabilities (30) (25) Capital element on lease liabilities (162) (161) Proceeds from increases in and new borrowings 5,134 3,267 Reductions in and repayments of borrowings (6,769) (3,044) Outflows relating to derivative financial instruments (480) (117) Purchases of own shares - share buy-back programme — (2,012) Purchases of own shares held in employee share ownership trusts (110) (80) Coupon paid on perpetual hybrid bonds (59) (60) Dividends paid to owners of the parent (5,055) (4,915) Capital injection from and purchases of non-controlling interests — (1) Dividends paid to non-controlling interests (105) (158) Other 4 6 Net cash used in financing activities (9,314) (8,878) Net cash flows generated from operating, investing and financing activities 1,104 811 Transferred from/(to) held-for-sale* 368 (368) Differences on exchange (292) 431 Increase in net cash and cash equivalents in the year 1,180 874 Net cash and cash equivalents at 1 January 3,337 2,463 Net cash and cash equivalents at 31 December 4,517 3,337 Cash and cash equivalents per balance sheet 4,659 3,446 Overdrafts and accrued interest (142) (109) Net cash and cash equivalents at 31 December 4,517 3,337 *Included in Transferred from held-for-sale in 2023 is £102 million of foreign exchange loss due to the devaluation of the Russian ruble. The accompanying notes on pages 30 to 41 form an integral part of this condensed consolidated financial information. The net cash flows relating to the adjusting items within profit from operations on pages 31 to 34, included in the above, are an outflow of £156 million (31 December 2022: £466 million outflow). BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 29

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Accounting policies and basis of preparation

The condensed consolidated financial information has been extracted from the Group's 2023 Annual Report and Accounts and Form 20-F, including the financial statements for the year ended 31 December 2023, which is expected to be published on 9 February 2024. This condensed consolidated financial information does not constitute statutory accounts within the meaning of Section 434 of the Companies Act 2006.

The Group prepares its annual consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and UK-adopted international accounting standards, and in accordance with the provisions of the UK Companies Act 2006 applicable to companies under IFRS. UK-adopted international accounting standards differ in certain respects from IFRS as issued by the IASB. The differences have no impact on the Group's consolidated financial statements for the periods presented.

These condensed financial statements have been prepared under the historical cost convention, except in respect of certain financial instruments. They are prepared on a basis consistent with the IFRS accounting policies as set out in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2022.

The preparation of these condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities at the date of these condensed consolidated financial statements. Such estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable in the circumstances and constitute management's best judgment at the date of the condensed consolidated financial statements. Other than in respect of the Group's Russian and Belarusian businesses and certain assumptions related to the assessment of the carrying value of goodwill and intangible assets, the key estimates and assumptions were the same as those that applied to the consolidated financial information for the year ended 31 December 2022, apart from updating the assumptions used to determine the carrying value of liabilities for retirement benefit schemes. As described on page 33, the Group has assessed whether there are any impairment triggers related to the carrying value of the significant investments of goodwill and intangibles. Other than as described on pages 33 and 34 in relation to the U.S., South Africa and Peru and the investment in Organigram, no other impairment is required. In the future, actual experience may deviate from these estimates and assumptions, which could affect these condensed consolidated financial statements as the original estimates and assumptions are modified, as appropriate, in the period in which the circumstances change.

As discussed on page 22, after reviewing the Group's forecast financial performance and financing arrangements, the Directors consider that the Group has adequate resources to continue operating for at least 12 months from the date of approval of this condensed consolidated financial information and that it is therefore appropriate to continue to adopt the going concern basis in preparing the 2023 Annual Report and Accounts and Form 20-F.

Analysis of revenue and profit from operations by segment

Years ended 31 December	2023			2022
Revenue	Reported £m	Exchange £m	Reported at CC[2] £m	Reported £m
U.S.	11,994	71	12,065	12,639
AME	9,791	198	9,989	9,287
APMEA	5,498	544	6,042	5,729
Total Region	**27,283**	**813**	**28,096**	27,655

Years ended 31 December	2023					2022		
(Loss)/profit from operations	Reported £m	Adj Items[1] £m	Adjusted £m	Exchange £m	Adjusted at CC[2] £m	Reported £m	Adj Items[1] £m	Adjusted £m
U.S.	(20,781)	27,602	6,821	42	6,863	6,205	630	6,835
AME	3,194	266	3,460	87	3,547	2,926	422	3,348
APMEA	1,836	348	2,184	195	2,379	1,392	833	2,225
Total Region	**(15,751)**	**28,216**	**12,465**	**324**	**12,789**	10,523	1,885	12,408

Notes to the analysis of revenue and profit from operations above:

1. Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2. CC: constant currency – measures are calculated based on a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

As part of plans to reduce complexity and drive efficiency in management structures and achieve a better balance in the scale of our regions, it was decided to reduce the management structure from four regions to three regions, with the new organisational structures in place from April 2023. The new regional structure is:

– the U.S.;

– Americas and Europe (AME), comprising largely the old Europe region with the inclusion of markets in Latin America and Canada; and

– Asia-Pacific, Middle East and Africa (APMEA) comprising the old APME region with the inclusion of markets in Sub-Saharan Africa and parts of the former Europe region.

The regional results, for the year ended 31 December 2022, presented as comparators within this Preliminary Announcement have been represented on the new regional structure.

30

Notes to the Financial Statements Continued Adjusting Items Adjusting items are significant items of income or expense in profit from operations, net finance costs, taxation and the Group’s share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance because of their size, nature or incidence. In identifying and quantifying adjusting items, the Group consistently applies a policy that defines criteria that are required to be met for an item to be classified as adjusting. These items are separately disclosed in the segmental analyses or in the notes to the accounts as appropriate. The Group believes that these items are useful to users of the Group financial statements in helping them to understand the underlying business performance and are used to derive the Group’s principal non-GAAP measures of organic revenue, adjusted profit from operations, adjusted organic profit from operations, New Categories contribution, organic New Categories contribution, adjusted diluted earnings per share, adjusted organic diluted earnings per share, adjusted net finance costs, adjusted taxation and operating cash flow conversion ratio, adjusted cash generated from operations, free cash flow (before dividends paid to shareholders) and free cash flow (after dividends paid to shareholders) all of which are before the impact of adjusting items and which are reconciled from revenue, profit from operations, diluted earnings per share, net finance costs, taxation, cash conversion ratio and net cash generated from operating activities. Adjusting items included in profit from operations Adjusting items are significant items in the profit from operations that individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. In summary, in 2023, the Group incurred £28,216 million (2022: £1,885 million) of adjusting items within profit from operations: Years ended 31 December 2023 2022 £m £m (a) Restructuring and integration costs (2) 771 (b) Amortisation and impairment of trademarks and similar intangibles 23,202 285 (c) Charges in connection with planned disposal of subsidiaries — 612 (c) Charges/(credit) in connection with disposal of subsidiaries 351 (6) (d) Credit in respect of partial buy-out of the pension fund in the U.S. — (16) (d) Credit in respect of calculation of excise on social contributions in Brazil (148) — (d) Credit in respect of calculation of VAT on social contributions in Brazil (19) (460) (d) Charges in respect of DOJ and OFAC investigations 75 450 (d) Charges in respect of Nigeria Federal Competition and Consumer Protection Commission (FCCPC) case — 79 (d) Charges in respect of contributions on investment grants in Brazil 47 — (d) Other adjusting items (including Engle) 96 170 (e) Impairment of goodwill 4,614 — Total adjusting items included in profit from operations 28,216 1,885 (a) Restructuring and integration costs Restructuring costs have reflected the costs associated with the implementation of revisions to the Group’s operating model, mainly in relation to Quantum. No further Quantum restructuring charges were recognised as adjusting in 2023, following the completion of the Quantum programme. During 2023, the Group reversed unutilised provisions of £48 million primarily relating to Quantum. This has been partially offset by an impairment charge of £46 million for machinery due to the adverse impact from macro-economic headwinds and industry volume declines in the U.S. The costs of the Group’s initiatives are included in profit from operations under the following headings: Years ended 31 December 2023 2022 £m £m Employee benefit costs (26) 315 Depreciation, amortisation and impairment costs 39 220 Other operating expenses (15) 237 Other operating income — (1) Total (2) 771 BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 31

Notes to the Financial Statements Continued Adjusting items included in profit from operations (continued) (b) Amortisation and impairment of trademarks and similar intangibles Acquisitions in previous years have resulted in the capitalisation of trademarks and similar intangibles including those which are amortised over their expected useful lives. The amortisation and impairment charge of £23,202 million (2022: £285 million) is included in depreciation, amortisation and impairment costs in the income statement. Management note that the U.S. combustibles market has experienced substantial volatility since 2020. In the period immediately prior to the COVID-19 pandemic, U.S. combustibles industry volumes declined by c.5.0-5.5% per annum (2017-2019). During COVID-19, due to changes in consumer behaviour, industry volume was largely flat in 2020 (0.1% decline) with 2021 also declining by only 3.0%. However, in 2022, as the U.S. exited the pandemic combined with adverse impacts from the macro-economic headwinds, industry volume declined by 10.6%. Due to the continued trading conditions in the U.S., a detailed external study was commissioned to assist management with an independent view of the potential forecast performance for the market based upon factors such as macro-economic trends, pricing and elasticity and secular assumptions which themselves include category-specific consumption patterns in comparison to other categories. Management recognise that the date at which the redesignation to definite-lived is made is judgemental and have determined that amortisation will commence from 1 January 2024. As a result, with effect from 1 January 2024, Newport, Camel, Natural American Spirit and Pall Mall will be amortised on a straight-lined basis. Pall Mall will be amortised over a 20-year period and Newport, Camel and Natural American Spirit will be amortised over a 30-year period. From 2024, the increase in annual amortisation expense is expected to be £1.4 billion per annum for the next 20 years, after which it is expected to decline to £1.3 billion. In addition, the Group have recognised a non-cash adjusting impairment charge of £23.0 billion against certain of our acquired U.S. brands which have been previously recognised as indefinite-lived and an impairment to the Reynolds goodwill of £4.3 billion which is further explained in section (e) below. (c) Loss on disposal of business As explained on page 20, on 13 September 2023, the Group disposed of its Russian and Belarusian businesses in compliance with international and local laws. The Group had two subsidiaries in Russia (BAT Russia), being JSC British American Tobacco-SPb and JSC International Tobacco Marketing Services (ITMS), and one subsidiary in Belarus, International Tobacco Marketing Services BY. The net assets held-for-sale of £770 million were disposed of for proceeds of £425 million, resulting in an impairment charge of £345 million. In accordance with IFRS 5, the assets and liabilities of these subsidiaries were classified as held-for-sale at 31 December 2022 and presented as such on the balance sheet at an estimated fair value less costs to sell. An impairment charge of £554 million (and associated costs of £58 million) were recognised in other operating expenses as adjusting items in 2022. On reversal of the 2022 impairment charge (less £14 million utilised in the period), offset by the recognition in 2023 of the £345 million referred to above, the net impact was a net partial reversal of £195 million. Included within other operating expenses and recognised as an adjusting item in 2023, is a charge of £548 million and includes £554 million of foreign exchange reclassified from other comprehensive income and associated costs of £3 million, partially offset by a realised foreign exchange gain on the proceeds received of £9 million. When partially offset by the impairment reversal of £195 million, the disposal of the Russian and Belarusian businesses resulted in a charge of £353 million to the income statement. (d) Other In 2023, the Group incurred a net charge of £51 million (2022: net charge of £223 million) of other adjusting items. These included: – A charge of £75 million (2022: £450 million) recognised in respect of the DOJ and OFAC settlement agreements to resolve historical breaches of sanctions (see page 19); – A net credit of £120 million (2022: £460 million) in Brazil, as credits of £167 million (2022: £460 million) related to the calculation of VAT and excise on social contributions in Brazil were partly offset by charges of £47 million recognised following a supreme court ruling stating that the application of a 10% levy on investment grants was constitutional and applicable to all tax payers in Rio de Janeiro state; and – Other costs of £96 million (2022: £170 million). In 2023, this mainly related to litigation costs including Engle progeny cases (2022: £104 million, partly offset in the first half of 2022 by a credit of £24 million related to a favourable resolution in respect of MSA litigation in the state of Illinois). In 2022, the Group recognised a credit of £16 million in respect of a settlement gain related to the partial buy-out of the U.S. pension fund and a charge of £79 million in respect of the investigation by the FCCPC in Nigeria. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 32

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Adjusting items included in profit from operations (continued)

(e) Ongoing impairment review of assets

The Group reviews and monitors the performance of its non-financial assets (including goodwill) in line with the requirements of IAS 36 *Impairment of Assets*.

The Group's impairment testing uses the value-in-use method, with calculations prepared on a ten-year cash flow forecast (five-year cash flow forecast for Reynolds, South Africa and Peru) which assumes long-term volume decline of cigarettes, generally offset by pricing. After this forecast, a growth rate into perpetuity has been applied, other than for Newport, Camel, Natural American Spirit and Pall Mall which have been prepared on a discrete basis, reflecting the revised useful economic lives as mentioned in note (b) above. Pre-tax discount rates were used in the impairment testing, based upon the Group's weighted average cost of capital, taking into account the cost of capital and borrowings, to which specific market-related premium adjustments were made. These adjustments are derived from external sources and are based on the spread between bonds (or credit default swaps, or similar indicators) issued by the relevant local (or comparable) government, adjusted for the Group's own credit market risk. This applies to all cash generating units with the exception of Reynolds, which had its discount rate independently determined based on its own weighted average cost of capital and U.S. market-related premiums. The long-term growth rates and discount rates have been applied to forecast cash flows, determined by local management based upon experience, specific market and brand trends as well as pricing and cost expectations. Further adjustments to reflect risk not otherwise reflected in the forecast cash flows are also applied as required.

Based on the impairment assessment undertaken by management, the Group has recognised an impairment of £291 million for the South African cash generating unit (CGU) and £24 million for the Peruvian CGU. This reflects continuing difficult trading conditions and market deterioration primarily due to the growth in illicit trade in both markets.

Subsequent to the FDA announcement on 28 April 2022 of a proposed product standard to prohibit menthol as a characterising flavour in cigarettes, the FDA formally submitted the final product standard to the Office of Management and Budget on 18 October 2023. Management notes that the proposal of a product standard does not itself constitute a ban on menthol in cigarettes given the proposed standard is still required to go through the established U.S. comprehensive rule-making process, the timetable and outcome for which was, and remains, uncertain. Further to this, on 21 June 2022, the FDA announced plans to develop a proposed product standard that would establish a maximum nicotine level in cigarettes and certain other combustible tobacco products to reduce addictiveness. Management notes that the FDA announcement does not itself constitute restrictions on nicotine levels in cigarettes, and any proposed regulation of nicotine in cigarettes would need to be introduced through the established U.S. comprehensive rule-making process, the timetable and outcome for which was, and remains, uncertain. Management does not deem this to be a new development but rather a continuation of the rulemaking process that the FDA initiated in 2017 that was later put on hold.

In December 2022, the sale of most tobacco products with characterising flavours (including menthol) other than tobacco were banned in the state of California. The estimated impact of the ban in California has been reflected in the cash flow forecasts used in the impairment model.

The Group has a long-standing track record of managing regulatory shifts and, in the event of regulatory change, the Group remains confident in its ability to navigate that environment successfully.

In line with the approach used in 2022, the value-in-use calculations for the U.S. have been determined based on probability weighted scenarios to derive a risk-adjusted cash flow forecast applied within the valuations. These scenarios incorporate varying assumptions on potential timing for a final product standard to prohibit menthol as a characterising flavour in cigarettes becoming effective. However, the impact of any potential menthol ban was not deemed to be a key assumption. As explained in note (b) above, in 2023, due to the continued trading conditions in the U.S., a detailed external study was commissioned to assist management with an independent view of the potential forecast performance for the market. As a result, management concluded that it was appropriate to redesignate Newport, Camel, Natural American Spirit and Pall Mall as definite-lived with an estimated useful economic life (UeL) not exceeding 30 years from 1 January 2024.

In relation to Reynolds, the table below illustrates the carrying value, impairment charged during the year and key assumptions used in the assessment:

	Carrying Value As at 31 December 2023 £ million	Pre-tax discount rate (%)	5 Year Volume CAGR (Trademarks)	Terminal value %	Impairment charged for the period 2023** £ million	Amortisation expected for year 2024*** £ million
Reynolds American Goodwill	30,938	9.6%		1.0%	(4,299)	
Newport*	20,753	8.7%	(11.3)%		(11,144)	692
Camel*	7,822	8.9%	(12.3)%		(5,719)	261
Pall Mall*	2,608	9.4%	(18.8)%		(3,457)	130
Natural American Spirit*	10,439	7.9%	(7.6)%		(1,938)	348
Camel Snus	1,099	7.8%	(5.4)%	1.0%	(189)	—
Grizzly	9,209	7.8%	(3.9)%	1.0%	(545)	—
	82,868				(27,291)	1,431

Further to the redesignation to definite-lived brands, Pall Mall will be amortised over 20 years and Newport, Camel and Natural Spirit amortised over 30 years, commencing 1 January 2024.

* These have been prepared on a discrete basis, reflecting the revised useful economic lives in determining the terminal value applied.

** Converted using the spot rate prevailing on the date of the impairment assessment of £1:US$1.213.

*** Converted using the 31 December 2023 exchange rate of £1:US$ 1.275.

33

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements
Continued

Adjusting items included in profit from operations (continued)

(e) Ongoing impairment review of assets (continued)
Management note that the following changes to key assumptions, within the value-in-use model, could result in a change to the Reynolds goodwill impairment charge as follows:

Reynolds American goodwill impairment charge for 2023 (£m)	Assumptions	Reasonable possible change	Possible additional impairment (£m)
4,299	Pre-tax discount rate	Increase of 0.67%	(6,169)
	Long-term growth rates	Decrease of 0.50%	(4,962)

The below table indicates the additional amount of impairment that would be required in respect of the indefinite-lived trademarks if the following individual changes were made to the key assumptions used in the impairment model:

	Newport £m	Camel £m	Pall Mall £m	Natural American Spirit £m	Grizzly £m	Camel Snus £m
Assumptions						
Volume decline by additional 1% year-on-year*	(1,135)	(427)	(142)	(572)	(559)	(68)
Decrease in long-term growth rate by 50bps	(560)	(163)	(32)	(467)	(593)	(70)
Increase in pre-tax discount rate by 75bps	(1,105)	(354)	(86)	(804)	(945)	(112)

Note:

* Volume sensitivity results in a proportional reduction in both net revenue and direct costs with no impact to operating margin %. Fixed overhead cost allocations remain flat. This demonstrates a year-on-year decrease in operating cash flow for the discrete forecast years.

The sensitivities on the tables above relating to the Reynolds American goodwill and the trademarks have been translated using the exchange rate prevailing on the date of the impairment assessment of £1:US$1.213 as the underlying cash flows and net assets are US$ denominated.

Adjusting items included in net finance costs
In 2023, the Group incurred adjusting items within net finance costs of £96 million (2022: £34 million). This included:

- the early repurchase of bonds as the Group incurred a fair value loss of £151 million on debt-related derivatives, realised a net gain of £129 million arising on the difference between the redemption value and the amortised cost of the bonds, and incurred other transaction costs of £7 million;
- interest of £60 million (2022: £33 million) in relation to the FII GLO, as described on page 41; and
- interest of £16 million in relation to a tax provision in the Netherlands.

The remainder in 2023 related to credits from the reversal of provisions previously recognised in respect of Russia (£2 million), Switzerland (£3 million) and the disposal of the Group's Iranian business in a prior period (£4 million).

All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 38.

Adjusting items included in results of associates and joint ventures
Adjusting items included in results of associates and joint ventures was a credit of £8 million in 2023 (2022: £92 million charge), mainly related to:

- A deemed gain of £40 million (2022: £3 million loss) as the Group's interest in ITC decreased from 29.19% in 2022 to 29.02% in 2023 as a result of ITC issuing ordinary shares under the company's Employees Share Option Scheme. The issue of these shares and change in the Group's share of ITC resulted in a deemed partial disposal; and
- An impairment charge with respect to the investment in Organigram. Management assessed the carrying value of the Group's investment in Organigram Holdings Inc., due to the continued deterioration in the investment's market capitalisation which Management identified as an impairment trigger. As part of this exercise, Management took into consideration:
  - Organigram's share price as at 31 December 2023;
  - internal value-in-use calculations;
  - external trading multiples; and
  - broker forecasts.

As a result of this analysis, it was concluded that a further impairment charge of £36 million (or £34 million net of tax) was required against the carrying value of the investment in associate, with the recoverable amount as at 31 December 2023 being £30 million. In 2022, the Group recorded an impairment charge of £65 million (or £59 million net of tax) against the carrying value of Organigram Holdings Inc.

In 2022, the Group ceased business activities in Yemen, and recognised a charge of £18 million related to the impairment of the investment in the Group's remaining associate in Yemen, United Industries Company Limited.

The share of post-tax results of associates and joint ventures is after the adjusting items noted above, which are excluded from the calculation of adjusted earnings per share as set out on page 38.

34

Notes to the Financial Statements Continued Adjusting items included in taxation The Group’s tax rate is affected by the adjusting items referred to below and by the inclusion of the share of associates and joint ventures post-tax profit in the Group’s pre-tax results. Adjusting items in 2023 included a net credit of £73 million mainly relating to the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in U.S. state tax rates, the reversal of provisions related to tax risks in Russia and a potential clawback of tax reliefs arising from the closure of the Group's factory in Switzerland, partially offset by a provision for potential tax exposures in the Netherlands and the tax impact in Brazil arising from the legal case regarding Rio de Janeiro VAT incentives described above. In 2022, it included a net credit of £27 million mainly related to the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in U.S. state tax rates and a potential clawback of tax reliefs arising from the closure of the Group's factory in Switzerland. The adjusting tax item also includes £5,415 million (2022: £176 million) in respect of the taxation on other adjusting items, which are described on pages 31 to 35. Refer to page 41 for the Franked Investment Income Group Litigation Order update. As the above items are not reflective of the ongoing business, they have been recognised as adjusting items within taxation. All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 38. Liquidity The Treasury function is responsible for raising finance for the Group, managing the Group’s cash resources and the financial risks arising from underlying operations. All these activities are carried out under defined policies, procedures and limits, reviewed and approved by the Board, delegating oversight to the Finance Director and Treasury function. The Group has targeted an average centrally managed bond maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling 12-month period. As at 31 December 2023, the average centrally managed debt maturity of bonds was 10.5 years (31 December 2022: 9.9 years) and the highest proportion of centrally managed debt maturing in a single rolling 12-month period was 15.7% (31 December 2022: 18.6%). The Group continues to maintain investment-grade credit ratings, with ratings from Moody’s, S&P and Fitch of Baa2 (positive outlook), BBB+ (negative outlook), BBB (positive outlook), respectively, with a medium-term target of Baa1, BBB+ and BBB+. The strength of the ratings has underpinned debt issuance and the Group is confident of its ability to continue to successfully access the debt capital markets. A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating. In order to manage its interest rate risk, the Group maintains both floating rate and fixed rate debt. The Group sets targets (within overall guidelines) for the desired ratio of floating to fixed rate debt on a net basis (at least 50% fixed on a net basis in the short to medium term). At 31 December 2023, the relevant ratio of floating to fixed rate borrowings after the impact of derivatives was 10:90 (31 December 2022: 12:88). On a net basis, after offsetting liquid assets but excluding cash and other liquid assets in Canada, which are subject to certain restrictions under CCAA protection, the relevant ratio of floating to fixed rate borrowings was 2:98 (31 December 2022: 7:93). The Group is party to the ISDA fallback protocol and, in January 2022, it automatically replaced GBP LIBOR with an economically equivalent interest rate referencing SONIA for derivatives on their reset date. Available facilities It is Group policy that short-term sources of funds (including drawings under both the US$4 billion U.S. commercial paper programme and £3 billion euro commercial paper programme) are backed by undrawn committed lines of credit and cash. As at 31 December 2023, no commercial paper was outstanding (31 December 2022: £27 million). Cash flows relating to commercial paper issuances with maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. At 31 December 2023, the Group had access to a £5.4 billion revolving credit facility. This facility was undrawn at 31 December 2023. In March 2023, the Group refinanced the £2.7 billion 364-day tranche of the revolving credit facility at the reduced amount of £2.5 billion, maturing in March 2024 with two one-year extension options, and a one-year term out option. Additionally, £2.85 billion of the five-year tranche remains available until March 2025, with £2.7 billion extended to March 2026 and £2.5 billion extended to March 2027. During 2023, the Group extended short-term bilateral facilities totalling £2.65 billion. As at 31 December 2023, £100 million was drawn on a short-term basis with £2.55 billion undrawn and still available under such bilateral facilities. Cash flows relating to bilateral facilities that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. Issuance, drawdowns and repayments in the period – In January 2023, the Group repaid a €750 million bond at maturity; – In February 2023, the Group accessed the Euro market under its EMTN Programme, raising a total of €800 million; – In May 2023, the Group repaid a total of US$48 million of bonds at maturity; – Given the refinancing levels in the medium term and to reduce near term refinancing risks, in August 2023, the Group accessed the US dollar market under its SEC Shelf Programme, raising a total of US$5 billion across five tranches whilst also announcing a concurrent capped debt tender offer, targeting a series of GBP-, EUR- and USD-denominated bonds maturing between 2024 and 2027. Pursuant to this tender offer, BAT repurchased bonds prior to their maturity in a principal amount of £3.1 billion; and – In September, October and November 2023, the Group repaid US$550 million, €800 million and €750 million of bonds at maturity, respectively. The Group has debt maturities of around £3.2 billion annually in the next two years. Due to higher interest rates, net finance costs are expected to increase as debts are refinanced. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 35

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Cash Flow

Net cash generated from operating activities

Net cash generated from operating activities in the IFRS cash flows on page 29 includes the following items:

	Years ended 31 December 2023 £m	2022 £m
(Loss)/profit for the year	**(14,189)**	6,846
Taxation on ordinary activities	**(2,872)**	2,478
Share of post-tax results of associates and joint ventures	**(585)**	(442)
Net finance costs	**1,895**	1,641
(Loss)/profit from operations	**(15,751)**	10,523
Adjustments for:		
– depreciation, amortisation and impairment costs	**28,614**	1,305
– decrease/(increase) in inventories	**265**	(246)
– increase in trade and other receivables	**(487)**	(42)
– decrease in Master Settlement Agreement payable	**(287)**	(145)
– increase in trade and other payables	**640**	3
– decrease in net retirement benefit liabilities	**(111)**	(110)
– (decrease)/increase in other provisions for liabilities	**(489)**	643
– other non-cash items	**436**	606
Cash generated from operating activities	**12,830**	12,537
Dividends received from associates	**506**	394
Tax paid	**(2,622)**	(2,537)
Net cash generated from operating activities	**10,714**	10,394

Net cash generated from operating activities increased by 3.1% to £10,714 million (2022: £10,394 million). This was driven by:

- the realisation of tax credits in Brazil (related to the previously disclosed VAT and excise on social contributions); and
- higher dividends received from the Group's associates of £506 million (2022: £394 million), mainly related to ITC.

These were partially offset by:

- payments in respect of the settlement agreements with the DOJ and OFAC (2023: £262 million; 2022: £nil million);
- increases in tax paid of £2,622 million, compared to £2,537 million in 2022; and
- a payment of £59 million to settle the investigation by the FCCPC.

In 2023, other litigation payments (mainly related to *Engle*) were lower at £73 million (2022: £181 million).

The Group made interim repayments to HMRC of £50 million in both 2023 and 2022, and intends to make further interim repayments in future periods in respect of the Franked Investment Income Group Litigation Order (FII GLO), as described on page 41.

Expenditure on research and development was approximately £408 million in 2023 (2022: £323 million) with a focus on products that could potentially reduce the risk associated with smoking conventional cigarettes.

Net cash from investing activities

Net cash from investing activities was an outflow £296 million, a reduction of £409 million from the same period last year when it was an outflow of £705 million. The improvement was largely due to the sale of the Group's businesses in Russia and Belarus, as proceeds of £425 million were received in 2023, net of cash disposed of £266 million, being a net cash inflow from the disposal of £159 million. The lower outflow from investing activities was also due to a lower net outflow of £43 million (2022: £129 million net outflow) from short-term investment products, including treasury bills. Purchases of property, plant and equipment were also lower than 2022, at £460 million (2022: £523 million).

Included within investing activities is gross capital expenditure. This includes the investment in the Group's global operational infrastructure (including, but not limited to, the manufacturing network, trade marketing and IT systems). In 2023, the Group invested £541 million, a decrease of 14.2% on the prior year (2022: £630 million). The Group now expects gross capital expenditure in 2024 of approximately £550 million mainly related to the ongoing investment in the Group's operational infrastructure, including the expansion of our New Categories portfolio.

Net cash used in financing activities

Net cash used in financing activities was an outflow of £9,314 million in 2023 (2022: £8,878 million outflow). The total outflow includes:

- The payment of the dividend of £5,055 million (2022: £4,915 million);
- Higher interest paid in the period of £1,682 million (2022: £1,578 million), driven by higher interest charges as new debt issued replaced cheaper debt on maturity;
- The net repayment of borrowings in 2023 of £1,635 million compared to a net issuance of borrowings in 2022 of £223 million;
- An outflow of £480 million related to derivatives (2022: inflow of £117 million); and
- In 2022, an outflow of £2,012 million in respect of the 2022 share buy-back programme.

36

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Related party disclosures

The Group's related party transactions and relationships for 2022 were disclosed on pages 271 and 272 of the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2022.

In the year ended 31 December 2023, apart from the collaboration with Organigram, there were no material changes in related parties or related party transactions to be reported.

Full details of the Group's related party transactions as at 31 December 2023 will be included in the Group's 2023 Annual Report and Accounts and Form 20-F.

Earnings per share

Basic earnings per share were down 320.5% to -646.6p (2022: 293.3p) due to the non-cash impairment charges in respect of goodwill and trademarks discussed earlier, partly offset by lower other one-off charges compared to 2022 (mainly related to the sale of the Group's businesses in Russia and Belarus, the resolutions of the DOJ and OFAC investigations into historical sanctions breaches and the Quantum restructuring).

Before adjusting items and including the dilutive effect of employee share schemes, adjusted diluted earnings per share increased 1.1% to 375.6p (2022: 371.4p). On a constant translational foreign exchange basis, adjusted diluted earnings per share were 4.0% higher at 386.4p, being an increase of 5.2% on an adjusted, organic basis. For a full reconciliation of diluted earnings per share to adjusted diluted earnings per share, at constant rates, and adjusted diluted organic earnings per share, at constant rates, please see page 56.

Earnings used in the basic, diluted and headline earnings per share calculation represent the profit attributable to the ordinary equity shareholders after deducting amounts representing the coupon on perpetual hybrid bonds on a pro-rata basis regardless of whether or not coupons have been declared and paid in the period. In 2023, this was £45 million (2022: £49 million).

	Years ended 31 December	
	2023	2022
	£m	£m
(Loss)/Earnings attributable to owners of the parent	**(14,367)**	6,666
Coupon on perpetual hybrid bonds	**(59)**	(60)
Tax on coupon on perpetual hybrid bonds	**14**	11
(Loss)/Earnings	**(14,412)**	6,617

On 11 February 2022, the Company announced its intention to start a share buy-back programme of up to £2 billion. The programme ended in December 2022. The total number of shares repurchased during 2022 as part of the share buy-back programme was 59,541,862 ordinary shares. Total consideration for the repurchase of shares was £2 billion, and was recorded within retained earnings.

Basic earnings per share are based on the profit for the year attributable to ordinary shareholders and the weighted average number of ordinary shares in issue during the period (excluding treasury shares). For the calculation of the diluted earnings per share, the weighted average number of shares reflects the potential dilutive effect of employee share schemes.

In 2023, the Group reported a loss for the year. Following the requirements of IAS 33 *Earnings per Share*, the impact of share options would be antidilutive on a reported basis and is excluded, for 2023, from the table below. Earnings per share calculations are based upon the following:

		Reported		Adjusted		Headline	
		Basic	**Diluted**	**Basic**	**Diluted**	**Basic**	**Diluted**
Year ended 31 December 2023							
– (Loss)/earnings	**£m**	**(14,412)**	**(14,412)**	**8,403**	**8,403**	**8,169**	**8,169**
– Shares	**m**	**2,229**	**2,229**	**2,229**	**2,237**	**2,229**	**2,229**
– Per share	**p**	**(646.6)**	**(646.6)**	**377.0**	**375.6**	**366.5**	**366.5**
Year ended 31 December 2022							
– Earnings	£m	6,617	6,617	8,420	8,420	7,499	7,499
– Shares	m	2,256	2,267	2,256	2,267	2,256	2,267
– Per share	p	293.3	291.9	373.2	371.4	332.4	330.8

In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS, for that year. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management have included the dilutive effect of share options in calculating adjusted diluted earnings per share.

British American Tobacco p.l.c. is a public limited company which is listed on the London Stock Exchange, New York Stock Exchange and the JSE Limited in South Africa. British American Tobacco p.l.c. is incorporated in England and Wales (No. 3407696) and domiciled in the UK.

37

Notes to the Financial Statements Continued Earnings per share (continued) Adjusted diluted earnings per share are calculated by taking the following adjustments into account (see pages 31 to 35): Years ended 31 December 2023 2022 pence pence Diluted (loss)/earnings per share (646.6) 291.9 Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 1,006.1 9.6 Net effect of excise and VAT cases (5.7) (17.1) Effect of disposal of subsidiaries 24.5 (0.3) Effect of Brazil other taxes 1.4 — Effect of charges in respect of DOJ and OFAC investigations 3.4 19.9 Effect of charges in respect of Nigerian FCCPC case — 3.5 Effect of planned disposal of subsidiaries (8.7) 26.4 Effect of restructuring and integration costs (0.2) 28.9 Effect of other adjusting items 3.3 5.2 Effect of adjusting items in net finance costs 3.1 1.2 Effect of associates’ adjusting items (0.4) 4.1 Effect of adjusting items in respect of deferred taxation (4.4) (1.9) Adjusting items in tax 1.2 — Impact of dilution* (1.4) Adjusted diluted earnings per share 375.6 371.4 Impact of translational foreign exchange 10.8 — Adjusted diluted earnings per share translated at 2022 exchange rates 386.4 371.4 * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS, for that year. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management have included the dilutive effect of share options in calculating adjusted diluted earnings per share. In 2022, the planned disposal mentioned above relates to the disposal of the Russian and Belarusian businesses which completed during 2023, as mentioned on page 20. The presentation of headline earnings per share, as an alternative measure of earnings per share, is mandated under the JSE Listing Requirements. It is calculated in accordance with Circular 1/2023 ‘Headline Earnings’ as issued by the South African Institute of Chartered Accountants. Diluted headline earnings per share are calculated by taking the following adjustments into account: Years ended 31 December 2023 2022 pence pence Diluted (loss)/earnings per share (646.6) 291.9 Effect of impairment of intangibles, property, plant and equipment, associates and held-for-sale assets (net of tax) 1,003.6 15.5 Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (net of tax) (4.4) (0.7) Effect of impairment of subsidiaries transferred to held-for-sale and associated costs (net of tax) (9.1) 23.7 Effect of foreign exchange reclassification from reserves to the income statement 24.8 0.3 Issue of shares and change in shareholding of an associate (1.8) 0.1 Diluted headline earnings per share 366.5 330.8 The following is a reconciliation of earnings to headline earnings, in accordance with the JSE Listing Requirements: Years ended 31 December 2023 2022 £m £m (Loss)/earnings (14,412) 6,617 Effect of impairment of intangibles, property, plant and equipment, associates and held-for-sale assets (net of tax) 22,370 352 Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (net of tax) (98) (16) Effect of impairment of subsidiaries transferred to held-for-sale and associated costs (net of tax) (203) 538 Effect of foreign exchange reclassification from reserves to the income statement 552 5 Issue of shares and change in shareholding of an associate (40) 3 Headline earnings 8,169 7,499 BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 38

Notes to the Financial Statements Continued Contingent liabilities and financial commitments The Group has contingent liabilities in respect of litigation, taxes and guarantees in various countries. These are described below, are further described in Note 31 to the 2022 Annual Report and Accounts and Form 20-F and will be included in the Group's 2023 Annual Report and Accounts and Form 20-F. The Group is subject to contingencies pursuant to requirements that it complies with relevant laws, regulations and standards. Failure to comply could result in restrictions in operations, damages, fines, increased tax, increased cost of compliance, interest charges, reputational damage or other sanctions. These matters are inherently difficult to quantify. In cases where the Group has an obligation as a result of a past event existing at the balance sheet date, it is probable that an outflow of economic resources will be required to settle the obligation and the amount of the obligation can be reliably estimated, a provision will be recognised based on best estimates and management judgment. There are, however, contingent liabilities in respect of litigation, taxes in some countries and guarantees for which no provisions have been made. While the amounts that may be payable or receivable could be material to the results or cash flows of the Group in the period in which they are recognised, the Board does not expect these amounts to have a material effect on the Group’s financial condition. Taxes The Group has exposures in respect of the payment or recovery of a number of taxes. The Group is and has been subject to a number of tax audits covering, among others, excise tax, value-added taxes, sales taxes, corporate taxes, overseas withholding taxes and payroll taxes. The estimated costs of known tax obligations have been provided in these accounts in accordance with the Group’s accounting policies. In some countries, tax law requires that full or part payment of disputed tax assessments be made pending resolution of the dispute. To the extent that such payments exceed the estimated obligation, they would not be recognised as an expense. There are disputes that are in or may proceed to litigation in a number of countries, including Brazil and the Netherlands. The Dutch tax authority has issued a number of assessments on various issues across the years 2003-2016 in relation to various intra- group transactions. The assessments amount to an aggregate net potential liability across these periods of £1,148 million covering tax, interest and penalties. The Group appealed against the assessments in full. On 15 December 2023, a further judgment was issued regarding the Dutch Tax disputes, covering the period 2014 - 2016. These periods have an aggregate potential net liability of £959 million. Having considered the judgment and the Dutch judicial and international proceedings available to it, the Group has recognised a further adjusting charge of £70 million in 2023, with a total provision of £145 million recognised at 31 December 2023. The findings of the December judgment have been appealed. As part of the 15 December 2023 judgment, the assessed fine of £108 million for the filing of an intentionally incorrect tax return was upheld but reduced to £92 million. The Group has appealed in full to the High Court and considers no provision is appropriate. The Group is also appealing the ruling in respect of sales taxes and penalties in South Korea. Group litigation Group companies, as well as other leading cigarette manufacturers, are defendants in a number of product liability cases. In a number of the cases, the amounts of compensatory and punitive damages sought are significant. While it is impossible to be certain of the outcome of any particular case or of the amount of any possible adverse verdict, the Group believes that the defences of the Group’s companies to all these various claims are meritorious on both the law and the facts, and a vigorous defence is being made everywhere. If an adverse judgment is entered against any of the Group’s companies in any case, avenues of appeal will be pursued as necessary. Such appeals could require the appellants to post appeal bonds or substitute security in amounts that could in some cases equal or exceed the amount of the judgment. At least in the aggregate, and despite the quality of defences available to the Group, it is not impossible that the Group’s results of operations or cash flows in a particular period could be materially affected by this and by the final outcome of any particular litigation. Canada In Canada, following the implementation of legislation enabling provincial governments to recover healthcare costs directly from tobacco manufacturers, ten actions for recovery of healthcare costs arising from the treatment of smoking and health-related diseases were commenced in ten provinces. Damages sought have not yet been quantified by all ten provinces; however, in respect of five provinces, the damages quantified in each of the provinces range between CAD$10 billion (approximately £5.9 billion) and CAD$118 billion (approximately £70 billion), and the province of Ontario delivered an expert report quantifying its damages in the range of CAD$280 billion (approximately £167 billion) and CAD$630 billion (approximately £375 billion) in 2016/2017 dollars. Ontario has amended its Statement of Claim to claim damages of CAD$330 billion (approximately £196 billion). On 31 January 2019, the Province delivered a further expert report claiming an additional CAD$9.4 billion (approximately £5.6 billion) and CAD$10.9 billion in damages (approximately £6.5 billion) in respect of environmental tobacco smoke. No trial date has been set. In respect of New Brunswick, on 7 March 2019, the New Brunswick Court of Queen’s Bench released a decision requiring the Province to produce a substantial amount of additional documentation and data to the defendants. As a result, the original trial date of 4 November 2019 has been delayed. No new trial date has been set. In addition to the actions commenced by the provincial governments, there are numerous class actions outstanding against Group companies. As set out below, all of these actions are currently subject to stays of proceedings. On 1 March 2019, the Quebec Court of Appeal handed down a judgment which largely upheld and endorsed the lower court’s previous decision in the Quebec class actions. ITCAN’s share of the judgment is approximately CAD$9.2 billion (approximately £5.5 billion). As a result of this judgment, the attempts by the Quebec plaintiffs to obtain payment out of the CAD$758 million (approximately £451 million) on deposit with the court, the fact that JTI-MacDonald Corp (a co-defendant in the cases) filed for protection under the CCAA on 8 March 2019 and obtained a court ordered stay of all tobacco litigation in Canada as against all defendants (including the RJR Group Companies) until 4 April 2019, and the need for a process to resolve all of the outstanding litigation across the country, on 12 March 2019, ITCAN filed for protection under the CCAA. In its application, ITCAN asked the Ontario Superior Court to stay all pending or contemplated litigation against ITCAN, certain of its subsidiaries and all other Group companies that were defendants in the Canadian tobacco litigation (the “stays”). The stays are currently in place until 29 March 2024. While the stays are in place, no steps are to be taken in connection with the Canadian tobacco litigation with respect to ITCAN, certain of its subsidiaries or any other Group company. The parties continue to work towards a plan of arrangement or compromise in a confidential mediation (by order of the Court) as part of the CCAA process. The length and ultimate outcome of the CCAA process, including the resolution of the underlying legal proceedings, remains uncertain. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 39

Notes to the Financial Statements Continued Contingent liabilities and financial commitments (continued) U.S. - Engle As at 31 December 2023, the Group’s subsidiaries, R. J. Reynolds Tobacco Company (RJRT), Lorillard Tobacco Company (Lorillard Tobacco) and Brown & Williamson Holdings, Inc., had collectively been served in 305 pending Engle progeny cases filed on behalf of approximately 380 individual plaintiffs. Many of these are in active discovery or nearing trial. In 2023, RJRT or Lorillard Tobacco paid judgments in eight Engle progeny cases. Those payments totalled approximately US$38.5 million (approximately £30.2 million) in compensatory or punitive damages. Additional costs were paid in respect of attorneys' fees and statutory interest. In addition, from 1 January 2021 to 31 December 2023, outstanding jury verdicts in favour of the Engle progeny plaintiffs had been entered against RJRT or Lorillard Tobacco for US$58.4 million (approximately £46 million) in compensatory damages (as adjusted) and US$23.1 million (approximately £18 million) in punitive damages. A majority of these verdicts are in various stages in the appellate process and have been bonded as required by Florida law under the US$200 million (approximately £156.9 million) bond cap passed by the Florida legislature in 2009. Although the Group cannot currently predict when or how much it may be required to bond and pay, the Group’s subsidiaries will likely be required to bond and pay additional judgments as the litigation proceeds. Fox River In January 2017, NCR Corporation (NCR) and Appvion entered into a Consent Decree with the U.S. Government to resolve how the remaining clean-up will be funded and to resolve further outstanding claims between them. The Consent Decree was approved by the District Court of Wisconsin in August 2017. The U.S. Government enforcement action against NCR was terminated as a result of that order and contribution claims from the Potentially Responsible Parties (PRPs) against NCR were dismissed. On 3 January 2019, the U.S. Government, P. H. Glatfelter and Georgia-Pacific (the remaining Fox River PRPs) sought approval for a separate Consent Decree settling the allocation of costs on the Fox River. This Consent Decree was approved by the District Court in the Eastern District of Wisconsin on 14 March 2019, and concludes all existing litigation on the Fox River clean-up. Considering these developments, the provision has been reviewed. No adjustment has been proposed, other than as related to the payments in the period of £10 million, with the provision standing at £44 million at 31 December 2023 (31 December 2022: £54 million) after disbursements. In July 2016, the High Court ruled in favour of BAT Industries p.l.c. (Industries), stating that a dividend of €135 million (approximately £117 million) paid by Windward Prospects Limited (Windward) to Sequana S.A. (Sequana) in May 2009 was a transaction made with the intention of putting assets beyond the reach of Industries and of negatively impacting its interests. On 10 February 2017, following a hearing in January 2017 to determine the relief due, the Court found in favour of Industries, ordering that Sequana must pay an amount up to the full value of the dividend plus interest which equates to around US$185 million (approximately £145.1 million), related to past and future clean-up costs. The Court granted all parties leave to appeal and Sequana a stay in respect of the above payments. The appeal was heard in June 2018. Judgment was given on 6 February 2019 and the Court of Appeal upheld the High Court’s findings against Sequana. The Court of Appeal refused applications made by both parties for a further appeal to the UK Supreme Court. Both parties applied directly to the UK Supreme Court for permission to appeal in March 2019. On 31 July 2019, BTI 2014 LLC (BTI), a Group subsidiary, was granted permission to appeal to the Supreme Court in respect of its claims against the former Windward directors (who authorised the dividend payments to Sequana). On the same day, the Supreme Court refused Sequana permission to appeal. On 5 October 2022, the Supreme Court handed down its judgment, dismissing BTI's appeal. In February 2017, Sequana entered into a process in France seeking court protection (the “Sauvegarde”), exiting the Sauvegarde in June 2017. In May 2019, Sequana was placed into formal liquidation proceedings. No payments have been received from Sequana. Kalamazoo Georgia-Pacific, a designated PRP in respect of the Kalamazoo River in Michigan, also pursued NCR in relation to remediation costs caused by PCBs released into that river. On 26 September 2013, the United States District Court, Michigan held that NCR was liable as a PRP on the basis that it had arranged for the disposal of hazardous material for the purposes of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Following further litigation, on 11 December 2019, NCR announced that it had entered into a Consent Decree with the U.S. Government and the State of Michigan (subsequently approved by the Michigan Court on 2 December 2020), pursuant to which it assumed liability for certain remediation work at the Kalamazoo River. The payments to be made on the face of the Consent Decree in respect of such work total approximately US$245 million (approximately £192 million). The Consent Decree also provides for the payment by NCR of an outstanding judgment against it of approximately US$20 million (approximately £15.7 million) to Georgia-Pacific. The quantum of the clean-up costs for the Kalamazoo River is presently unclear. It seems likely to well exceed the amounts payable on the face of the Consent Decree. On 10 February 2023, NCR filed a complaint in the United States District Court for the Southern District of New York against Industries, seeking a declaration that Industries must compensate NCR for 60% of costs NCR incurred and incurs relating to the Kalamazoo River site on the asserted basis that the Kalamazoo River constitutes a ‘Future Site’ for the purposes of a 1998 Settlement Agreement between it, Appvion and Industries. On 23 June 2023, Industries filed its defence and counterclaims in the proceedings. On 2 October 2023, NCR filed a motion for declaratory judgment on its complaint and to strike out Industries’ affirmative defences and counterclaims. Industries has filed its reply to this motion. The motion is expected to be heard in February 2024. Investigations There are instances where Group companies are cooperating with relevant national competition authorities in relation to ongoing competition law investigations and/or engaged in legal proceedings at the appellate level, including (amongst others) in the Netherlands. From time to time, the Group investigates, and becomes aware of governmental authorities’ investigations into allegations of misconduct, including alleged breaches of sanctions and allegations of corruption at Group companies. Some of these allegations are currently being investigated. The Group cooperates with the authorities, where appropriate. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 40

Notes to the Financial Statements Continued Contingent liabilities and financial commitments (continued) Investigations (continued) On 25 April 2023, the Group announced that it had reached an agreement with the DOJ and OFAC to resolve previously disclosed investigations into suspicions of sanctions breaches. These concerned business activities relating to the Democratic People’s Republic of Korea between 2007 and 2017. British American Tobacco p.l.c. entered into a three-year deferred prosecution agreement ("DPA") with the DOJ and a civil settlement agreement with OFAC. The DOJ’s charges against the Company - one count of conspiring to commit bank fraud and one count of conspiring to violate sanctions laws - were filed and will later be dismissed if the Company abides by the terms of the DPA. In addition, a BAT subsidiary in Singapore, British-American Tobacco Marketing (Singapore) Private Limited, pleaded guilty to the same charges. The total amount payable to the U.S. authorities is approximately US$635 million plus interest, which is being paid by British American Tobacco p.l.c. During 2023, payments totalling £262 million were paid, with the balance due during 2024. Summary Having regard to all these matters, with the exception of Fox River, Canada (Quebec) and the DOJ and OFAC investigations, the Group does not consider it appropriate to make any provision or accrual in respect of any pending litigation. The Group does not believe that the ultimate outcome of this litigation will significantly impair the Group’s financial condition. If the facts and circumstances change, then there could be a material impact on the financial statements of the Group. In addition, the Group accrues for damages, attorneys' fees and/or statutory interest, including in respect of certain Engle progeny cases, certain U.S. individual smoking and health cases, and the DOJ medical reimbursement/corrective statement case. Full details of the litigation against Group companies and tax disputes as at 31 December 2023 will be included in the Group's 2023 Annual Report and Accounts and Form 20-F. Whilst there has been some movement on new and existing cases against Group companies, there have been, except as otherwise stated, no material developments in 2023 or to date in 2024 that would impact the financial position of the Group. Franked Investments Income Group Litigation Order The Group is the principal test claimant in an action in the United Kingdom against HM Revenue and Customs (HMRC) in the FII GLO. There were 17 corporate groups in the FII GLO as at 31 December 2023. The case concerns the treatment for UK corporate tax purposes of profits earned overseas and distributed to the UK. The Supreme Court heard appeals in two separate trials during 2020. The judgment in the first hearing was handed down in November 2020 and concerned the time limit for bringing claims. The Supreme Court remitted that matter to the High Court to determine whether the claim is within time on the facts. The judgment from the second hearing was handed down in July 2021 and concerned issues relating to the type of claims BAT is entitled to bring. Applying that judgment reduces the value of the FII GLO claim to approximately £0.3 billion, mainly as the result of the application of simple interest and the limitation to claims for advance corporation tax offset against lawful corporation tax charges, which is subject to the determination of the timing issue by the High Court and any subsequent appeal. The High Court hearing on time limits was held in late November 2023 with judgment handed down in February 2024. The High Court determined that claims should have been filed within 6 years of June 2000 meaning that BAT’s claims are in time. It is uncertain whether HMRC will appeal the judgment. During 2015, HMRC paid to the Group a gross amount of £1.2 billion in two separate payments, less a deduction (withheld by HMRC) of £0.3 billion. The payments made by HMRC have been made without any admission of liability and are subject to refund were HMRC to succeed on appeal. Due to the uncertainty of the amounts and eventual outcome the Group has not recognised any impact in the income statement in the current or prior period in respect of the receipt (being net £0.9 billion) which is held within trade and other payables. Any future recognition as income will be treated as an adjusting item, due to the size of the order, with interest of £60 million in respect for 2023 (2022: £33 million) accruing on the balance, which was also treated as an adjusting item. The final resolution of all issues in the litigation is likely to take a number of years. The Group made interim repayments to HMRC of £50 million in 2023 and 2022, and intends to make further interim repayments in future periods. Full details of the case and the assessment of goodwill will be included in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2023 (note 10 Taxation on ordinary activities). BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 41

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Information

Dividends

The Board has declared an interim dividend of 235.5p per ordinary share of 25p for the year ended 31 December 2023, payable in four equal quarterly instalments of 58.8795p per ordinary share in May 2024, August 2024, November 2024 and February 2025. This represents an increase of 2.0% on 2022 (2022: 230.9p per share), and a pay-out ratio, on 2023 adjusted diluted earnings per share, of 62.7%.

The quarterly dividends will be paid to shareholders registered on either the UK main register or the South Africa branch register and to holders of American Depositary Shares (ADSs), each on the applicable record dates set out under the heading 'Key dividend dates' below.

General dividend information

Under IFRS, the dividend is recognised in the year that it is approved by shareholders or, if declared as an interim dividend by directors, in the period that it is paid.

The cash flow, prepared in accordance with IFRS, reflects the total cash paid in the period, amounting to £5,055 million (2022: £4,915 million).

	2023		2022	
Dividends declared	**Pence per share**	**US$ per ADS**	Pence per share	US$ per ADS
Quarterly Payment 1 (paid May 2023)	57.72	0.723866	54.45	0.680434
Quarterly Payment 2 (paid August 2023)	57.72	0.734400	54.45	0.655523
Quarterly Payment 3 (paid November 2023)	57.72	0.713880	54.45	0.635540
Quarterly Payment 4 (paid February 2024)	57.72	0.731803	54.45	0.669190
	230.88	**2.903949**	217.80	2.640687

Holders of ADSs

For holders of ADSs listed on the New York Stock Exchange (NYSE), the record dates and payment dates are set out below. The equivalent quarterly dividends receivable by holders of ADSs in US dollars will be calculated based on the exchange rate on the applicable payment date. A fee of US$0.005 per ADS will be charged by Citibank, N.A. in its capacity as depositary bank for the BAT American Depositary Receipt (ADR) programme in respect of each quarterly dividend payment. With effect from 1 May 2024, such dividends are subject to a fee of up to US$0.04 per ADR per year (a fee of US$0.01 per dividend based on the distribution of four quarterly cash dividends per year).

South Africa Branch register

In accordance with the JSE Limited (JSE) Listing Requirements, the finalisation information relating to shareholders registered on the South Africa branch register (comprising the amount of the dividend in South African rand, the exchange rate and the associated conversion date) will be published on the dates stated below, together with South Africa dividends tax information. The quarterly dividends are regarded as 'foreign dividends' for the purposes of the South Africa Dividends Tax. For the purposes of South Africa Dividends Tax reporting, the source of income for the payment of the quarterly dividends is the United Kingdom.

Key dividend dates

In compliance with the requirements of the London Stock Exchange (LSE), the NYSE and Strate, the electronic settlement and custody system used by the JSE, the following salient dates for the quarterly dividends payments are applicable.

Event	Payment No. 1	Payment No. 2	Payment No. 3	Payment No. 4
Preliminary announcement (includes declaration data required for JSE purposes)	08 February			
Publication of finalisation information (JSE)	11 March	18 June	16 September	9 December
No removal requests permitted (in either direction) between the UK main register and the South Africa branch register	11 March - 25 March	18 June - 1 July	17 September - 30 September	10 December - 23 December
Last Day to Trade (LDT) cum-dividend (JSE)	18 March	25 June	23 September	17 December
Shares commence trading ex-dividend (JSE)	19 March	26 June	25 September	18 December
No transfers permitted between the UK main register and the South Africa branch register	19 March - 25 March	26 June - 1 July	25 September - 30 September	18 December - 23 December
No shares may be dematerialised or rematerialised on the South Africa branch register	19 March - 25 March	26 June - 1 July	25 September - 30 September	18 December - 23 December
Shares commence trading ex-dividend (LSE)	21 March	27 June	26 September	19 December
Shares commence trading ex-dividend (NYSE)	21 March	27 June	26 September	19 December
Record date (JSE, LSE and NYSE)	22 March	28 June	27 September	20 December
Last date for receipt of Dividend Reinvestment Plan (DRIP) elections (LSE)	11 April	12 July	11 October	13 January 2025
Payment date (LSE and JSE)	2 May	2 August	1 November	3 February 2025
ADS payment date (NYSE)	7 May	7 August	6 November	6 February 2025

Notes:

1. All dates are 2024, unless otherwise stated.
2. The dates set out above may be subject to any changes to public holidays arising and changes or revisions to the LSE, JSE and NYSE timetables. Any confirmed changes to the dates will be announced.

42

Other Information Continued Non-financial Key Performance Indicators (KPIs) Volume Volume is defined as the number of units sold. Units may vary between categories. This can be summarised for the principal metrics as follows: – Factory-made cigarettes (FMC) – sticks, regardless of weight or dimensions; – Roll-Your-Own/Make-Your-Own – kilos, converted to a stick equivalent based upon 0.8 grams (per stick equivalent) for Roll-Your-Own and between 0.5 and 0.7 grams (per stick equivalent) for Make-Your-Own; – Traditional Oral – pouches (being 1:1 conversion to stick equivalent) and kilos, converted to a stick equivalent based upon 2.8 grams (per stick equivalent) for Moist Snuff, 2.0 grams (per stick equivalent) for Dry Snuff and 7.1 grams (per stick equivalent) for other oral; – Modern Oral – pouches, being 1:1 conversion to stick equivalent; – Heat/Heated sticks – sticks, being 1:1 conversion to stick equivalent; and – Vapour – pods and 10 millilitre bottles. There is no conversion to a stick equivalent. Volume is recognised in line with IFRS 15 Revenue from Contracts with Customers, based upon transfer of control. It is assumed that there is no material difference, in line with the Group’s recognition of revenue, between the transfer of control and shipment date. Volume is used by management and investors to assess the relative performance of the Group and its brands within categories, given volume is a principal determinant of revenue. Volume Share Volume share is the number of units bought by consumers of a specific brand or combination of brands, as a proportion of the total units bought by consumers in the industry, category or other sub-categorisation. Sub-categories include, but are not limited to, the HP category, Modern Oral, Vapour, Traditional Oral, Total Oral or Cigarette. Except when referencing particular markets, volume share is based on our key markets (representing around 60% of the Group’s cigarette and HP volume). Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to consumers. In certain markets, where such data is not available, other measures are employed which assess volume share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data to the industry by the customers including distributors/wholesalers. Volume share is used by management to assess the relative performance to the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates. This measure is also useful to understand the Group’s performance when seeking to grow scale within a market or category from which future financial returns can be realised. The Group’s management believes that this measure is useful to investors to understand the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates. Volume share in each year compares the average volume share in the year with the average volume share in the prior year. This is a more robust measure of performance, removing short-term volatility that may arise at a point in time. However, in certain circumstances, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances, the Group indicates that these are at a specific date (for instance, December 2023). Value Share Value share is the retail value of units bought by consumers of a particular brand or combination of brands, as a proportion of the total retail value of units bought by consumers in the industry, category or other sub-categorisation in discussion. Except when referencing particular markets, value share is based on our key markets (representing around 85% of the Group’s cigarette and HP value). Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to consumers. In certain markets, where such data is not available, other measures are employed which assess value share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data to the industry by the customers (including distributors and wholesalers). Value share is used by management to assess the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market. The Group’s management believes that this measure is useful to investors to apprehend the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market. Value share in each year compares the average value share in the year with the average value share in the prior period. This is a more robust measure of performance, removing short-term volatility that may arise at a point of time. However, in certain circumstances, in order to illustrate the latest performance, data may be provided that is as at the end of the period rather than the average in that period. In these instances the Group indicates that these are at a specific date (for instance, December 2023). Price Mix Price mix is a term used by management and investors to explain the movement in revenue between periods. Revenue is affected by the volume (how many units are sold) and the value (how much is each unit sold for). Price mix is used to explain the value component of the sales as the Group sells each unit for a value (price) but may also achieve a movement in revenue due to the relative proportions of higher value volume sold compared to lower value volume sold (mix). This term is used to explain the Group’s relative performance between periods only. It is calculated as the difference between the movement in revenue (between periods) and volume (between periods). For instance, the decline in combustibles revenue (excluding translational foreign exchange movements) of 0.8% in 2023, with a decline in combustibles volume of 8.3% in 2023, leads to a price mix of 7.5% in 2023. No assumptions underlie this metric as it utilises the Group’s own data. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 43

Other Information Continued Non-financial Key Performance Indicators (KPIs) (continued) Consumers of Non-Combustible Products The number of consumers of Non-Combustible products is defined as the estimated number of Legal Age (minimum 18 years) consumers of the Group’s Non-Combustible products. In markets where regular consumer tracking is in place, this estimate is obtained from adult consumer tracking studies conducted by third parties (including Kantar). In markets where regular consumer tracking is not in place, the number of consumers of Non-Combustible products is derived from volume sales of consumables and devices in such markets, using consumption patterns obtained from other similar markets with consumer tracking (utilising studies conducted by third parties, including Kantar). The number of Non-Combustible products consumers is used by management to assess the number of consumers regularly using the Group’s New Categories products as the increase in Non-Combustible products is a key pillar of the Group’s sustainability ambition and is integral to the sustainability of our business. The Group’s management believes that this measure is useful to investors given the Group’s sustainability ambition and alignment to the sustainability of the business with respect to the Non-Combustibles portfolio. Our products The Group reports volumes as additional information. This is done, where appropriate, with cigarette sticks as the basis, with usage levels applied to other products to calculate the equivalent number of cigarette units. There is no conversion to a stick equivalent for vapour products. The conversion rates that are applied: Equivalent to one cigarette Heat sticks 1 heat stick Cigars 1 cigar (regardless of size) Oral – Pouch 1 pouch – Moist Snuff 2.8 grams – Dry Snuff 2.0 grams – Loose leaf, plug, twist 7.1 grams Pipe tobacco 0.8 grams Roll-your-own 0.8 grams Make-your-own – Expanded tobacco 0.5 grams – Optimised tobacco 0.7 grams Roll-your-own (RYO) Loose tobacco designed for hand rolling, normally a finer cut with higher moisture, compared to cigarette tobacco. Make-your-own (MYO) MYO expanded tobacco; also known as volume tobacco. Loose cigarette tobacco with enhanced filling properties – to allow higher yields of cigarettes/kg – designed for use with cigarette tubes and filled via a tobacco tubing machine. MYO non-expanded tobacco; also known as optimised tobacco Loose cigarette tobacco designed for use with cigarette tubes and filled via a tobacco tubing machine. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 44

Other Information Continued Additional information British American Tobacco is one of the world's leading consumer products businesses, with brands sold across the world. We have strategic combustible and HP brands – including Dunhill, Kent, Lucky Strike, Pall Mall, Rothmans, glo, veo, Newport (in the U.S.), Camel (in the U.S.) and Natural American Spirit (in the U.S.) – and over 200 brands in our portfolio, including a growing portfolio of reduced-risk products*†. References in this document to information on websites, including the web address of BAT, have been included as inactive textual references only. These websites and the information contained therein or connected thereto are not intended to be incorporated into or to form part of this report. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Annual Report and Accounts and Form 20-F Statutory accounts The financial information set out above does not constitute the Company’s statutory accounts for the years ended 31 December 2023 or 2022. Statutory accounts for 2022 have been delivered to the Registrar of Companies and those for 2023 will be delivered following the Company’s Annual General Meeting. The auditors’ reports on the 2022 and 2023 accounts were unqualified, did not draw attention to any matters by way of emphasis and did not contain statements under s498(2) or (3) of Companies Act 2006 or equivalent preceding legislation. Publication The Group's 2023 Annual Report and Accounts and Form 20-F will be published on www.bat.com on or around 9 February 2024. A printed copy will later be mailed to shareholders on the UK main register who have elected to receive it. At the same time, shareholders will be notified of the availability of the Annual Report and Form 20-F on the website and of the Performance Summary together with other ancillary documents in accordance with their elections. Specific local mailing and/or notification requirements will apply to shareholders on the South Africa branch register. In addition, the Company files its Annual Report on Form 20-F and other documents with the United States Securities and Exchange Commission (SEC). BAT’s filings are available to the public, together with the public filings of other issuers, at the SEC’s website, www.sec.gov. Distribution of Preliminary Statement This announcement is released or otherwise made available or notified to the London Stock Exchange, the JSE Limited and the New York Stock Exchange and filed in accordance with applicable regulations. It may be viewed and downloaded from our website www.bat.com. Copies of the announcement may also be obtained during normal business hours from: (1) the Company’s registered office; (2) the Company’s representative office in South Africa; (3) British American Tobacco Publications; and (4) Citibank Shareholder Services. Contact details are set out below. This announcement was approved by the Board of Directors on 7 February 2024. Shareholder Information Financial calendar 2024 Event Date1 Annual General Meeting 20242 24 April 2024 (at 11.30am) Half-Year Report 2024 25 July 2024 1. Indicated dates are subject to change. 2. Details of the venue and business to be proposed at the meeting will be set out in the Notice of Annual General Meeting, which will be made available to all shareholders and published on www.bat.com. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 45

Other Information Continued Forward-looking statements and other matters This announcement contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, these forward-looking statements include, among other statements, statements regarding the Group's future financial performance, planned product launches and future regulatory developments and business objectives (including with respect to sustainability and other environmental, social and governance matters), as well as: (i) certain statements in the Summary and the Chief Executive statement and the 2024 Outlook (both on pages 1 to 2); (ii) certain statements in the Group Operating Review (pages 3 to 7); (iii) certain statements in the Category Performance Review (pages 8 to 10); (iv) certain statements in the Regional Review section (pages 11 to 13); (v) certain statements in the Other Financial Information section (pages 14 to 18); (vi) certain statements in the Other Information section (pages 19 to 22); (vii) certain statements in the Notes to the Financial Statements section (pages 30 to 41), including the Liquidity and Contingent liabilities and financial commitments sections; and (viii) certain statements in the Other Information (including Dividends) section (pages 42 to 45). These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook," "target" and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the British American Tobacco Group (the “Group”) operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; the impact of supply chain disruptions; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the Group; direct and indirect adverse impacts associated with Climate Change and the move towards a Circular Economy; and Cyber Security caused by the heightened cyber-threat landscape, the increased digital interactions with consumers and changes to regulation. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary statement”, "Group Principal Risks" and "Group Risk Factors" in the 2022 Annual Report and Accounts and Form 20-F of British American Tobacco p.l.c. (BAT). Additional information concerning these and other factors can be found in BAT's filings with the U.S. Securities and Exchange Commission (SEC), including the Group's Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, www.sec.gov and BAT’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com. No statement in this announcement is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements. All financial statements and financial information provided by or with respect to the U.S. or Reynolds American are initially prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial records of the U.S./Reynolds American. This financial information is then converted to International Financial Reporting Standards as issued by the IASB and as adopted for use in the UK (IFRS) for the purpose of consolidation within the results of the Group. To the extent any such financial information provided in this announcement relates to the U.S. or Reynolds American it is provided as an explanation of, or supplement to, Reynolds American’s primary U.S. GAAP based financial statements and information. Our Vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products including Velo, Grizzly, Kodiak, Camel Snus and Granit, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without Agency clearance. Caroline Ferland Company Secretary 7 February 2024 BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliation 46

Other Information Continued Corporate information British American Tobacco p.l.c. is a public limited company which is listed on the London Stock Exchange, New York Stock Exchange and the JSE Limited in South Africa. British American Tobacco p.l.c. is incorporated in England and Wales (No. 3407696) and domiciled in the UK. Registered office Globe House, 4 Temple Place, London, WC2R 2PG, UK tel: +44 20 7845 1000 Premium listing London Stock Exchange (Share Code: BATS; ISIN: GB0002875804) Computershare Investor Services PLC The Pavilions, Bridgwater Road, Bristol BS99 6ZZ, UK tel: 0800 408 0094; +44 370 889 3159 Share dealing tel: 0370 703 0084 (UK only) Your account: www.computershare.com/uk/investor/bri Share dealing: www.computershare.com/dealing/uk Web-based enquiries: www.investorcentre.co.uk/contactus Secondary listing JSE Limited (Share Code: BTI) Shares are traded in electronic form only and transactions settled electronically through Strate. Computershare Investor Services Proprietary Limited Private Bag X9000, Saxonwold, 2132, South Africa tel: 0861 100 634; +27 11 870 8216 email enquiries: web.queries@computershare.co.za Sponsor for the purpose of the JSE listing Merrill Lynch South Africa (Pty) Ltd t/a BofA Securities Representative office in South Africa Waterway House South No 3 Dock Road, V&A Waterfront, Cape Town 8000, South Africa PO Box 631, Cape Town 8000, South Africa tel: +27 21 003 6500 American Depositary Receipts (ADRs) NYSE (Symbol: BTI; CUSIP Number: 110448107) BAT’s shares are listed on the NYSE in the form of American Depositary Shares (ADSs) and these are evidenced by American Depositary Receipts (ADRs), each one of which represents one ordinary share of British American Tobacco p.l.c. Citibank, N.A. is the depositary bank for the sponsored ADR programme. Citibank Shareholder Services PO Box 43077, Providence, Rhode Island 02940-3077, USA tel: +1 888 985 2055 (toll-free) or +1 781 575 4555 email enquiries: citibank@shareholders-online.com website: www.citi.com/dr Publications British American Tobacco Publications Unit 80, London Industrial Park, Roding Road, London E6 6LS, UK tel: +44 20 7511 7797 e-mail enquiries: bat@team365.co.uk If you require publications and are located in South Africa, please contact the Company’s Representative office in South Africa using the contact details shown above. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliation 47

Glossary and Definitions The following is a summary of the key terms used within this report: Term Definition AME Americas (excluding U.S.) and Europe. The key markets are: Belgium, Brazil, Canada, Chile, Colombia, the Czech Republic, Denmark, France, Germany, Greece, Hungary, Italy, Mexico, Netherlands, Poland, Romania, Spain, Switzerland, Ukraine, the UK. APMEA Asia Pacific, Middle East and Africa. The key markets are: Australia, Bangladesh, Japan, Kazakhstan, Malaysia, New Zealand, Pakistan, Saudi Arabia, South Africa, South Korea, Taiwan, Vietnam. British American Tobacco, BAT, Group, we, us and our When the reference denotes an opinion, this refers to British American Tobacco p.l.c. and when the reference denotes business activity, this refers to British American Tobacco Group operating companies, either collectively or individually, as the case may be. Carbon Dioxide equivalent emissions Carbon Dioxide equivalent (CO2e) emissions include CO2, CH4 and N2O and are reported where we have operational control. We do not include data on other GHG emissions (HFCs, PFCs, SF6 and NF3) as they are estimated to be insignificant. Cigarette Factory-made cigarettes (FMC) and products that have similar characteristics and are manufactured in the same manner, but due to specific features may not be recognised as cigarettes for regulatory, duty or similar reasons. Circular Economy The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing and recycling existing materials and products as long as possible. Combustibles Cigarettes and OTP. Constant Currency/ Constant rates Presentation of results in the prior year’s exchange rate, removing the potentially distorting effect of translational foreign exchange on the Group’s results. The Group does not adjust for normal transactional gains or losses in profit from operations which are generated by exchange rate movements. Developed Markets As defined by the World Economic Outlook as Advanced Economies and those within the European Union. Double Materiality Assessment/Material topic Although financial materiality has been considered in the development of our Double Materiality Assessment (“DMA”), our DMA/Material topic and any related conclusions as to the materiality of sustainability or ESG matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Emerging Markets Those markets not defined as Developed Markets. GTR Global Travel Retail. HP Heated Products, comprising the devices, which include glo and our hybrid products, which are used to heat our consumables being the Tobacco Heated Products or Herbal Products for Heating. Key markets The key markets are: Australia, Bangladesh, Belgium, Brazil, Canada, Chile, Colombia, the Czech Republic, Denmark, France, Germany, Greece, Hungary, Italy, Japan, Kazakhstan, Malaysia, Mexico, Netherlands, New Zealand, Pakistan, Poland, Romania, Saudi Arabia, South Africa, South Korea, Spain, Switzerland, Taiwan, Ukraine, the United Kingdom, the United States, Vietnam. Modern Oral Includes Velo. New Categories Includes Vapour, HP and Modern Oral. Non-Combustibles New Categories plus Traditional Oral. Organic Performance presented excluding businesses sold or acquired that may significantly affect the users understanding of the Group's performance when compared across periods. Organic measures exclude the performance of such businesses in the current and comparator periods to ensure like-for-like assessment across all periods. In 2023, organic measures exclude the performance of Russia and Belarus as those businesses (in aggregate) were deemed to be significant to the users' understanding of the financial performance. In 2021, the Group sold its Iranian business. However, as the Iranian business was not significant to the users' understanding of that year or subsequent years financial performance, management did not treat the sale of Iranian business as an organic adjustment. OTP Other Tobacco Products, including make-your-own, roll-your-own, Pipe and Cigarillos. Project Quantum Review of the Group’s operating model to drive increased agility and efficiency. Reduced risk† Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. Strategic combustible and HP brands Includes Kent, Dunhill, Lucky Strike, Pall Mall, Rothmans, Newport (U.S.), Natural American Spirit (U.S.), Camel (U.S.), glo and veo. Strategic Portfolio Comprises strategic combustibles (Kent, Dunhill, Lucky Strike, Pall Mall, Rothmans, Newport (U.S.), Natural American Spirit (U.S.), Camel (U.S.)), strategic traditional oral (Grizzly) and New Categories (including Vuse, glo, veo, Velo). Thrive Supply Chain Our goals cover all tobacco we purchase for our products ('tobacco supply chain'), which includes those in our combustibles, traditional oral and tobacco heating products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2023 ('Thrive Supply Chain'). Top 5/T5 Vapour markets Being the top 5 markets for industry Vapour sales by revenue – the U.S., the UK, France, Germany and Canada. These markets represent an estimated c.75% (2022: 88%) of global closed system revenue (being rechargeable closed systems and single-use products) in tracked channels. Top 5/T5 Modern Oral markets Being the top 5 markets for industry Modern Oral sales by revenue –the U.S., Sweden, Norway, Denmark and Switzerland. These markets represent c.85% (2022: c.80%) of global industry Modern Oral revenue. Top 12/T12 HP markets Being the top 12 markets (excluding Russia) for industry HP volume – Japan, South Korea, Italy, Greece, Hungary, Kazakhstan, Ukraine, Poland, Switzerland, Romania, Malaysia and the Czech Republic. These markets account for c. 85% of global industry HP volume in 2023. THP Tobacco Heated Products (i.e., the consumables that contain tobacco used by Heated Product devices). Traditional Oral Moist Snuff (Granit, Mocca, Grizzly, Kodiak) and other traditional snus products (including Camel Snus and Lundgrens). U.S. United States of America (a key market). Value share Value share is the retail value of units bought by consumers of a particular brand or combination of brands, as a proportion of the total retail value of units bought by consumers in the industry, category or other sub-categorisation in discussion. Except when referencing particular markets, value share is based on our key markets (representing around 80% of the Group's cigarette and HP value). Volume share Offtake volume share, as independently measured by retail audit agencies (including Nielsen and Marlin) and scanner sales to consumers, where possible or based on movements within the supply chain (such as sales to retailers) to generate an estimate of shipment share, based upon latest available data. Except when referencing particular markets, volume share is based on our key markets. The Group’s key markets represent around 70% of the Group’s cigarette and HP volume. Vapour Rechargeable, battery-powered devices that heat liquid formulations – e-liquids – to create a vapour which is inhaled. Vapour products include Vuse. † Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliation 48

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Reconciling volume to organic volume

Group Volume

Years ended 31 December	2023 Reported	2023 Inorganic adjust's	2023 Organic	2023 Organic growth %	2022 Reported	2022 Inorganic adjust's	2022 Organic
New Categories:							
Vapour (mn 10ml/pods)	**654**	**—**	**654**	**+7.0%**	612	—	612
HP (bn sticks)	**23.7**	**(2.7)**	**21.0**	**+11.6%**	24.0	(5.2)	18.8
Modern Oral (mn pouches)	**5,360**	**(36)**	**5,324**	**+34.4%**	4,010	(49)	3,961
Traditional Oral (bn sticks eq)	**6.6**	**—**	**6.6**	**-10.3%**	7.4	—	7.4
Cigarettes (bn sticks)	**555**	**(23)**	**532**	**-5.3%**	605	-43	562
OTP (bn sticks)	**15**	**—**	**15**	**-11.0%**	16	—	16
Total Combustibles (bn sticks)	**570**	**(23)**	**547**	**-5.5%**	621	-43	578
Memo: Cigarettes + HP (bn sticks)	**579**	**(26)**	**553**	**-4.8%**	629	-48	581

Inorganic adjustments relate to businesses bought or sold, including those held-for-sale (being the Group's businesses in Russia and Belarus, until their sale partway through 2023). In 2021, the Group sold its Iranian business. However, as the Iranian business was not significant to the users understanding of that year or subsequent years financial performance, Management did not treat the sale of Iranian business as an organic adjustment.

Analysis of profit from operations (by segment) and diluted earnings per share

Year ended 31 December	Reported £m	Adj Items[1] £m	Adjusted £m	Exchange £m	Adjusted at CC[2] £m	Inorganic Adjs at CC[2] £m	2023 Adjusted Organic at CC[2] £m
(Loss)/profit from Operations							
U.S.	**(20,781)**	**27,602**	**6,821**	**42**	**6,863**	**—**	**6,863**
AME	**3,194**	**266**	**3,460**	**87**	**3,547**	**(223)**	**3,324**
APMEA	**1,836**	**348**	**2,184**	**195**	**2,379**	**—**	**2,379**
Total Region	**(15,751)**	**28,216**	**12,465**	**324**	**12,789**	**(223)**	**12,566**
Net finance costs	**(1,895)**	**96**	**(1,799)**	**5**	**(1,794)**	**(25)**	**(1,819)**
Associates and joint ventures	**585**	**(8)**	**577**	**34**	**611**	**—**	**611**
(Loss)/profit before tax	**(17,061)**	**28,304**	**11,243**	**363**	**11,606**	**(248)**	**11,358**
Taxation	**2,872**	**(5,488)**	**(2,616)**	**(109)**	**(2,725)**	**63**	**(2,662)**
Non-controlling interests	**(178)**	**(1)**	**(179)**	**(13)**	**(192)**	**—**	**(192)**
Coupons relating to hybrid bonds net of tax	**(45)**	**—**	**(45)**	**—**	**(45)**	**—**	**(45)**
(Loss)/profit attributable to shareholders	**(14,412)**	**22,815**	**8,403**	**241**	**8,644**	**(185)**	**8,459**
Diluted number of shares (m)*	**2,229**		**2,237**		**2,237**		**2,237**
Diluted (loss)/earnings per share (pence)	**(646.6)**		**375.6**		**386.4**		**378.1**

* In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS, for that year. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management have included the dilutive effect of share options in calculating adjusted diluted earnings per share.

Year ended 31 December	Reported £m	Adj Items[1] £m	Adjusted £m	Inorganic Adjs £m	2022 Adjusted Organic £m
Profit from Operations					
U.S.	6,205	630	6,835	—	6,835
AME	2,926	422	3,348	(319)	3,029
APMEA	1,392	833	2,225	—	2,225
Total Region	10,523	1,885	12,408	(319)	12,089
Net finance costs	(1,641)	34	(1,607)	(5)	(1,612)
Associates and joint ventures	442	92	534	—	534
Profit before tax	9,324	2,011	11,335	(324)	11,011
Taxation	(2,478)	(203)	(2,681)	49	(2,632)
Non-controlling interests	(180)	(5)	(185)	—	(185)
Coupons relating to hybrid bonds net of tax	(49)	—	(49)	—	(49)
Profit attributable to shareholders	6,617	1,803	8,420	(275)	8,145
Diluted number of shares (m)	2,267		2,267		2,267
Diluted earnings per share (pence)	291.9		371.4		359.3

Notes to the analysis of profit from operations above:
1. Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2. CC: constant currency – measures are calculated based on a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

49

Data Lake and Reconciliations Continued Non-GAAP measures To supplement the presentation of the Group’s results of operations and financial condition in accordance with IFRS, the Group also presents several non-GAAP measures used by management to monitor the Group’s performance. The Group’s management regularly reviews the measures used to assess and present the financial performance of the Group and, as relevant, its geographic segments. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe such results excluding the impact of adjusting items provide additional useful information to investors regarding the underlying performance of the business on a comparable basis. The principal non-GAAP measures which the Group uses are organic revenue, adjusted profit from operations, adjusted organic profit from operations, adjusted diluted earnings per share, adjusted organic diluted earnings per share, adjusted net finance costs, adjusted taxation, operating cash flow conversion ratio, adjusted cash generated from operations, free cash flow (before dividends paid to shareholders) and free cash flow (after dividends paid to shareholders) which are before the impact of adjusting items and, in certain instances, inorganic adjustments and are reconciled from revenue, profit from operations, net finance costs, taxation, diluted earnings per share, cash conversion ratio and net cash generated from operating activities. The Group also uses adjusted share of post-tax results of associates and joint ventures, and underlying tax rate. Adjusting items, as identified in accordance with the Group’s accounting policies, represent certain items of income and expense which the Group considers distinctive based on their size, nature or incidence. Inorganic adjustments refer to the results of businesses that have been acquired or sold, are due to be sold, or where there is an enduring structural change in performance which would have a significant impact on the users' understanding of the Group’s performance between periods. These include significant items in revenue, profit from operations, net finance costs, taxation and the Group’s share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. The adjusting items are used to calculate the non-GAAP measures of adjusted profit from operations, adjusted organic profit from operations, adjusted operating margin, adjusted organic operating margin, adjusted net finance costs, adjusted taxation, adjusted share of post-tax results of associates and joint ventures, underlying tax rate, adjusted diluted earnings per share and adjusted organic diluted earnings per share. Additionally, the Group uses the non-GAAP measures of non controlling interest, coupons relating to hybrid bonds net of tax and profit attributable to shareholders. The Group also supplements its presentation of revenue in accordance with IFRS by presenting the non-GAAP component breakdowns of revenues by product category (including revenue generated from Vapour, Heated Products, Modern Oral, New Categories as a whole, Combustibles and Traditional Oral), including by geographic segment (including revenue generated in the United States, Americas and Europe and Asia-Pacific, Middle East and Africa) and including on an organic basis. The Group further supplements the presentation of profit from operations in accordance with IFRS by presenting the non-GAAP measure referred to as New Categories contribution (including on an organic basis), which reflects the marginal contribution of the New Categories products to the Group’s financial performance. This measure includes all directly attributable revenue and costs. The Group’s Management Board believes these measures, which are used internally, are useful to the users of the financial statements in helping them understand the underlying business performance of individual Group product categories, including by geographic segments. They are not presentations made in accordance with IFRS and should not be considered as an alternative to breakdowns of revenues or profit from operations determined in accordance with IFRS. Breakdowns of revenues by product category and contributions to profit from operations by product category are not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider these measures in isolation from, or as a substitute analysis for, the Group’s breakdowns of revenues as determined in accordance with IFRS or profit from operations as determined in accordance with IFRS. The Management Board, as the chief operating decision maker, reviews a number of our IFRS and non-GAAP measures for the Group and its product categories and geographic segments (including on an organic basis) at constant rates of exchange. This allows comparison of the Group’s results, had they been translated at the previous year’s average rates of exchange. The Group does not adjust for the normal transactional gains and losses in profit from operations that are generated by exchange movements. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe that such results excluding the impact of currency fluctuations year-on-year provide additional useful information to investors regarding the operating performance on a local currency basis (see page 18). The Group also supplements its presentation of cash flows in accordance with IFRS by presenting the non-GAAP measures of free cash flow (before dividends paid to shareholders), free cash flow (after dividends paid to shareholders) and operating cash flow conversion ratio. The Group’s Management Board believes these measures, which are used internally, are useful to the users of the financial statements in helping them understand the underlying business performance and can provide insights into the cash flow available to, among other things, reduce debt and pay dividends. Free cash flow (before dividends paid to shareholders), free cash flow (after dividends paid to shareholders) and operating cash flow conversion ratio have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as an alternative to net cash generated from operating activities determined in accordance with IFRS. Free cash flow (before dividends paid to shareholders), free cash flow (after dividends paid to shareholders) and operating cash flow conversion ratio are not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider these measures in isolation from, or as a substitute analysis for, the Group’s results of operations or cash flows as determined in accordance with IFRS. The Group also presents net debt and adjusted net debt, non-GAAP measures, on page 1 and pages 16 to 17 and page 57. The Group uses net debt and adjusted net debt to assess its financial capacity. The Management Board believes that these additional measures, which are used internally, are useful to the users of the financial statements in helping them to see how business financing has changed over the year. Net debt and adjusted net debt have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as alternatives to borrowings or total liabilities determined in accordance with IFRS. Net debt and adjusted net debt are not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider these measures in isolation from, or as a substitute analysis for the Group’s measures of financial position as determined in accordance with IFRS. Due to the secondary listing of the ordinary shares of British American Tobacco p.l.c. on the main board of the JSE in South Africa, the Group is required to present headline earnings per share and diluted headline earnings per share, as alternative measures of earnings per share, calculated in accordance with Circular 1/2021 ‘Headline Earnings’ issued by the South African Institute of Chartered Accountants. Please see page 38. BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 50

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Continued

Non-GAAP measures (continued)

The Group also presents the underlying tax rate, a non-GAAP measure, on page 15. The Group uses the underlying tax rate to assess the tax rate applicable to the Group's underlying operations, excluding the Group's share of post-tax results of associates and joint ventures in the Group's pre-tax results and adjusting items. The Management Board believes that this additional measure, which is used internally, is useful to the users of the financial statements because it excludes the contribution from the Group's associates, recognised after tax but within the Group's pre-tax profits, and adjusting items, thereby enhancing users' understanding of underlying business performance.

Underlying tax rate has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to the Group's headline effective tax rate as determined in accordance with IFRS. Underlying tax rate is not necessarily comparable to similarly titled measures used by other companies. As a result, this measure should not be considered in isolation from, or as a substitute analysis for, the Group's underlying tax rate as determined in accordance with IFRS.

Revenue and organic revenue, at constant rates of exchange

Definition: revenue before the impact of foreign exchange and inorganic adjustments.

Years ended 31 December	2023 £m	2022 £m
Revenue	**27,283**	27,655
Impact of translational foreign exchange	**813**	
Revenue translated at 2022 exchange rates	**28,096**	27,655
Inorganic adjustments translated at 2022 exchange rates	**(550)**	(935)
Organic revenue translated at 2022 exchange rates	**27,546**	26,720

Revenue (and organic revenue) by Product Category, including New Categories, at constant rates of exchange

Definition: revenue derived from each of the main product categories, including New Categories, before the impact of foreign exchange and inorganic adjustments. These measures enable users of the financial statements to compare the Group's business performance across and with reference to the Group's investment activity.

Years ended 31 December	2023					2022		
	Reported	Impact of exchange	Revenue at CC	Inorganic Adjs at CC	Organic revenue at CC	Reported	Inorganic Adjs	Organic revenue
Group Revenue	£m	£m	£m	£m	£m	£m		£m
New Categories	**3,347**	**63**	**3,410**	**(98)**	**3,312**	2,894	(158)	2,736
Vapour	**1,812**	**11**	**1,823**	**(2)**	**1,821**	1,436	—	1,436
HP	**996**	**37**	**1,033**	**(89)**	**944**	1,060	(154)	906
Modern Oral	**539**	**15**	**554**	**(7)**	**547**	398	(4)	394
Traditional Oral	**1,163**	**9**	**1,172**	**—**	**1,172**	1,209	—	1,209
Non-Combustibles	**4,510**	**72**	**4,582**	**(98)**	**4,484**	4,103	(158)	3,945
Combustibles	**22,108**	**738**	**22,846**	**(450)**	**22,396**	23,030	(769)	22,261
Other	**665**	**3**	**668**	**(2)**	**666**	522	(8)	514
Total Revenue	**27,283**	**813**	**28,096**	**(550)**	**27,546**	27,655	(935)	26,720

51

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Continued

Non-GAAP measures (continued)

Revenue (and organic revenue) by Product Category, including New Categories, at constant rates of exchange (continued)

Years ended 31 December	2023					2022		
	Reported	Impact of exchange	Revenue at CC	Inorganic Adjs at CC	Organic revenue at CC	Reported	Inorganic Adjs	Organic revenue
U.S. Revenue	£m	£m	£m	£m	£m	£m		£m
New Categories	1,058	6	1,064	—	1,064	949	—	949
Vapour	1,033	6	1,039	—	1,039	913	—	913
HP	—	—	—	—	—	—	—	—
Modern Oral	25	—	25	—	25	36	—	36
Traditional Oral	1,127	7	1,134	—	1,134	1,174	—	1,174
Non-Combustibles	2,185	13	2,198	—	2,198	2,123	—	2,123
Combustibles	9,744	58	9,802	—	9,802	10,470	—	10,470
Other	65	—	65	—	65	46	—	46
Total Revenue	11,994	71	12,065	—	12,065	12,639	—	12,639

Years ended 31 December	2023					2022		
	Reported	Impact of exchange	Revenue at CC	Inorganic Adjs at CC	Organic revenue at CC	Reported	Inorganic Adjs	Organic revenue
AME Revenue	£m	£m	£m	£m	£m	£m		£m
New Categories	1,673	10	1,683	(98)	1,585	1,300	(158)	1,142
Vapour	686	(4)	682	(2)	680	465	—	465
HP	505	3	508	(89)	419	494	(154)	340
Modern Oral	482	11	493	(7)	486	341	(4)	337
Traditional Oral	36	2	38	—	38	35	—	35
Non-Combustibles	1,709	12	1,721	(98)	1,623	1,335	(158)	1,177
Combustibles	7,614	196	7,810	(450)	7,360	7,588	(769)	6,819
Other	468	(10)	458	(2)	456	364	(8)	356
Total Revenue	9,791	198	9,989	(550)	9,439	9,287	(935)	8,352

Years ended 31 December	2023					2022		
	Reported	Impact of exchange	Revenue at CC	Inorganic Adjs at CC	Organic revenue at CC	Reported	Inorganic Adjs	Organic revenue
APMEA Revenue	£m	£m	£m	£m	£m	£m		£m
New Categories	616	47	663	—	663	645	—	645
Vapour	93	9	102	—	102	58	—	58
HP	491	34	525	—	525	566	—	566
Modern Oral	32	4	36	—	36	21	—	21
Traditional Oral	—	—	—	—	—	—	—	—
Non-Combustibles	616	47	663	—	663	645	—	645
Combustibles	4,750	484	5,234	—	5,234	4,972	—	4,972
Other	132	13	145	—	145	112	—	112
Total Revenue	5,498	544	6,042	—	6,042	5,729	—	5,729

52

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Continued

Non-GAAP measures (continued)

Adjusted profit from operations, adjusted profit from operations at constant rates of exchange, adjusted organic profit from operations at constant rates of exchange; adjusted operating margin and adjusted organic operating margin

Definition: profit from operations before the impact of adjusting items (described on pages 31 to 34), inorganic adjustments and translational foreign exchange; and adjusted profit from operations as a percentage of revenue and adjusted organic profit from operations as a percentage of organic revenue, at constant rates of exchange.

Years ended 31 December	2023 £m	2022 £m
(Loss)/profit from operations	**(15,751)**	10,523
Add:		
Restructuring and integration costs	**(2)**	771
Amortisation and impairment of trademarks and similar intangibles	**23,202**	285
Impairment of Goodwill	**4,614**	—
Credit in respect of calculation of excise on social contributions in Brazil	**(148)**	—
Credit in respect of partial buy-out of the pension fund in the U.S.	**—**	(16)
Charges in connection with planned disposal of subsidiaries	**—**	612
Charges/(credit) in connection with disposal of subsidiaries	**351**	(6)
Charges in respect of contributions on investment grants in Brazil	**47**	—
Credit in respect of recovery of VAT on social contributions in Brazil	**(19)**	(460)
Charges in respect of DOJ and OFAC investigation	**75**	450
Charges in respect of Nigeria Federal Competition and Consumer Protection Commission (FCCPC) case	**—**	79
Other adjusting items (including Engle)	**96**	170
Adjusted profit from operations	**12,465**	12,408
Impact of translational foreign exchange on adjusted profit from operations	**324**	
Adjusted profit from operations translated at 2022 exchange rates	**12,789**	12,408
Inorganic adjustments translated at 2022 exchange rates	**(223)**	(319)
Adjusted organic profit from operations translated at 2022 exchange rates	**12,566**	12,089
Operating Margin (Profit from operations as % of revenue)	**-57.7%**	38.1%
Adjusted Operating Margin (Adjusted profit from operations as % of revenue)	**45.7%**	44.9%
Adjusted Organic Operating Margin (Adjusted organic PFO as % of organic revenue)	**45.8%**	45.2%

Category contribution, at constant rates of exchange and Organic Category contribution, at constant rates of exchange

Definition: profit from operations before the impact of adjusting items (described on pages 31 to 33), inorganic adjustments and translational foreign exchange, and after directly attributable, category specific costs.

Year ended 31 December (2023)	Reported £m	Adj Items £m	Adjusted £m	Exchange £m	Adjusted at CC £m	Inorganic Adjs at CC £m	Adjusted Organic at CC £m
(Loss)/profit from Operations	**(15,751)**	**28,216**	**12,465**	**324**	**12,789**	**(223)**	**12,566**
As delivered through:							
New Categories contribution					**32**	**(16)**	**16**
Rest of Business					**12,757**	**(207)**	**12,550**

Year ended 31 December (2022)	Reported £m	Adj Items £m	Adjusted £m	Inorganic Adjs £m	Adjusted Organic £m
Profit from Operations	10,523	1,885	12,408	(319)	12,089
As delivered through:					
New Categories contribution			(366)	19	(347)
Rest of Business			12,774	(338)	12,436

Category contribution reflects the marginal contribution of the New Categories products to the Group's financial performance. This measure includes all directly attributable revenue and costs. This measure is provided in aggregate as certain costs are incurred across all New Categories and are not product specific. However, other overhead costs that are shared between New Categories and Rest of Business are borne by the Rest of Business as they are deemed to be incurred regardless of the performance of New Categories.

53

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted net finance costs and adjusted net finance costs, at constant rates of exchange Definition: net finance costs before the impact of adjusting items (described on page 34) and translational foreign exchange. Years ended 31 December 2023 2022 £m £m Finance costs (2,081) (1,733) Finance income 186 92 Net finance costs (1,895) (1,641) Less: Adjusting items in net finance costs 96 34 Adjusted net finance costs (1,799) (1,607) Comprising: Interest payable (1,835) (1,648) Interest and dividend income 186 92 Fair value changes – derivatives (599) 473 Exchange differences 449 (524) Adjusted net finance costs (1,799) (1,607) Impact of translational foreign exchange 5 Adjusted net finance costs translated at 2022 exchange rates (1,794) (1,607) Adjusted share of post-tax results of associates and joint ventures and adjusted share of post-tax results of associates and joint ventures, at constant rates of exchange Definition: share of post-tax results of associates and joint ventures before the impact of adjusting items (described on page 34) and translational foreign exchange. Years ended 31 December 2023 2022 £m £m Group’s share of post-tax results of associates and joint ventures 585 442 Issue of shares and changes in shareholding (40) 3 Other exceptional items in ITC (2) — Impairment of the Group’s associate in Yemen — 18 Impairment in relation to Organigram (net of tax) 34 59 Other — 12 Adjusted Group’s share of post-tax results of associates and joint ventures 577 534 Impact of translational foreign exchange 34 Adjusted Group’s share of post-tax results of associates and joint ventures translated at 2022 exchange rates 611 534 BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 54

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted taxation and adjusted taxation at constant rates of exchange Definition: Taxation before the impact of adjusting items (described on page 35) and translational foreign exchange. Years ended 31 December 2023 2022 £m £m UK – current year tax 20 2 – adjustment in respect of prior periods 12 (5) Overseas – current year tax 2,804 2,675 – adjustment in respect of prior periods (25) 46 Total current tax 2,811 2,718 Deferred tax (5,683) (240) Taxation on ordinary activities (2,872) 2,478 Adjusting items in taxation 73 27 Taxation on adjusting items 5,415 176 Adjusted taxation 2,616 2,681 Impact of translational foreign exchange 109 (131) Adjusted taxation translated at 2022 exchange rates 2,725 2,550 Underlying tax rate and underlying tax rate, at constant rates of exchange Definition: tax rate incurred before the impact of adjusting items (described on pages 31 to 35) and translational foreign exchange and to adjust for the inclusion of the Group’s share of post-tax results of associates and joint ventures within the Group’s pre-tax results. Years ended 31 December 2023 2022 £m £m (Loss)/profit before taxation (PBT) (17,061) 9,324 Less: Share of post-tax results of associates and joint ventures (585) (442) Adjusting items within profit from operations 28,216 1,885 Adjusting items within finance costs 96 34 Adjusted PBT, excluding associates and joint ventures 10,666 10,801 Impact of translational foreign exchange 329 Adjusted PBT, excluding associates and joint ventures translated at 2022 exchange rates 10,995 Taxation on ordinary activities 2,872 (2,478) Adjusting items within taxation and taxation on adjusting items (5,488) (203) Adjusted taxation (2,616) (2,681) Impact of translational foreign exchange (109) Adjusted taxation translated at 2022 exchange rates (2,725) Effective tax rate 16.8% 26.6% Underlying tax rate 24.5% 24.8% Underlying tax rate (at 2022 exchange rates) 24.8% BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 55

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted diluted earnings per share, at current and constant rates of exchange and adjusted organic diluted earnings per share, at constant rates of exchange Definition: diluted earnings per share before the impact of adjusting items and inorganic adjustments, after adjustments to the number of shares outstanding for the impact of share option schemes whether they would be dilutive or not under statutory measures, presented at the prior year’s rate of exchange. Years ended 31 December 2023 2022 pence pence Diluted (loss)/earnings per share (646.6) 291.9 Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 1,006.1 9.6 Net effect of excise and VAT cases (5.7) (17.1) Effect of disposal of subsidiaries 24.5 (0.3) Effect of Brazil other taxes 1.4 — Effect of charges in respect of DOJ and OFAC investigations 3.4 19.9 Effect of charges in respect of Nigerian FCCPC case — 3.5 Effect of planned disposal of subsidiaries (8.7) 26.4 Effect of restructuring and integration costs (0.2) 28.9 Effect of other adjusting items 3.3 5.2 Effect of adjusting items in net finance costs 3.1 1.2 Effect of associates’ adjusting items (0.4) 4.1 Effect of adjusting items in respect of deferred taxation (4.4) (1.9) Adjusting items in tax 1.2 — Impact of dilution * (1.4) Adjusted diluted earnings per share 375.6 371.4 Impact of translational foreign exchange 10.8 Adjusted diluted earnings per share, at 2022 exchange rates 386.4 371.4 Inorganic adjustments (8.3) (12.1) Adjusted organic diluted earnings per share, at 2022 exchange rates 378.1 359.3 * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS, for that year. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management have included the dilutive effect of share options in calculating adjusted diluted earnings per share. Operating cash flow conversion ratio Definition: net cash generated from operating activities before the impact of adjusting items and dividends from associates and excluding pension short fall funding, taxes paid and after net capital expenditure, as a proportion of adjusted profit from operations. Years ended 31 December 2023 2022 £m £m Net cash generated from operating activities 10,714 10,394 Cash related to adjusting items 156 466 Non-tobacco litigation costs (509) 60 Tobacco litigation 460 171 Other adjusting cash items 205 235 Dividends from associates (506) (394) Tax paid 2,622 2,537 Net capital expenditure (487) (599) Other — (1) Operating cash flow 12,499 12,403 Adjusted profit from operations 12,465 12,408 Cash conversion ratio -68% 99% Operating cash flow conversion ratio 100% 100% Cash conversion is net cash generated from operating activities as a proportion of profit from operations BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 56

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted cash generated from operations Definition: net cash generated from operating activities before the impact of adjusting items (litigation), excluding dividends received from associates, and after dividends paid to non-controlling interests, net interest paid and net capital expenditure. Years ended 31 December 2023 2022 £m £m Net cash generated from operating activities 10,714 10,394 Dividends paid to non-controlling interests (105) (158) Net interest paid (1,763) (1,588) Net capital expenditure (487) (599) Other 1 — Cash related to adjusting items within adjusted cash generated from operations (49) 231 – Non tobacco litigation (509) 60 – Tobacco litigation 460 171 Other costs excluding litigation and restructuring costs 19 3 Dividends from associates (506) (394) Adjusted cash generated from operations 7,824 7,889 Free cash flow (before and after dividends paid to shareholders), at constant rates of exchange Definition: net cash generated from operating activities after dividends paid to non-controlling interests, net interest paid and net capital expenditure, and translational foreign exchange. This measure is presented before and after dividends paid to shareholders. Years ended 31 December 2023 2022 £m £m Net cash generated from operating activities 10,714 10,394 Dividends paid to non-controlling interests (105) (158) Net interest paid (1,763) (1,588) Net capital expenditure (487) (599) Other 1 — Free cash flow (before dividends paid to shareholders) 8,360 8,049 Dividends paid to shareholders (5,055) (4,915) Free cash flow (after dividends paid to shareholders) 3,305 3,134 Impact of translational foreign exchange 46 Free cash flow (after dividends paid to shareholders), at 2022 exchange rates 3,351 Net debt Definition: total borrowings, including related derivatives, less cash and cash equivalents and current investments held at fair value. Years ended 31 December 2023 2022 £m £m Opening net debt (39,281) (36,302) Free cash flow (after dividends paid to shareholders) 3,305 3,134 Other cash payments (303) (635) Purchase of own shares — (2,012) Other non-cash movements (226) (84) Receipt from disposal of subsidiaries 159 — Disposal of net debt — Transferred from/(to) held-for-sale 368 (352) Impact of foreign exchange 1,338 (3,030) Closing net debt (34,640) (39,281) BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 57

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted net debt and ratio of adjusted net debt to adjusted EBITDA, at constant rates of exchange and ratio of adjusted net debt to adjusted, organic EBITDA Definition: net debt, excluding the impact of the revaluation of Reynolds American Inc. acquired debt arising as part of the purchase price allocation process and translational foreign exchange, as a proportion of profit for the year (earnings) before net finance costs (interest), tax, depreciation, amortisation, impairment, associates, adjusting items and translational foreign exchange, and, where appropriate, excluding inorganic adjustments for businesses sold in the period. Years ended 31 December 2023 2022 £m £m Borrowings (excluding lease liabilities) 39,232 42,622 Lease liabilities 498 517 Derivatives in respect of net debt 170 167 Cash and cash equivalents (4,659) (3,446) Current assets held at fair value (601) (579) Net debt items included within asset held-for-sale — (352) Purchase price adjustment (PPA) to Reynolds American Inc. debt (700) (798) Adjusted net debt 33,940 38,131 Translational foreign exchange impact to adjusted net debt 1,358 Adjusted net debt, at 2022 exchange rates 35,298 (Loss)/profit for the year (14,189) 6,846 Taxation on ordinary activities (2,872) 2,478 Net finance costs 1,895 1,641 Depreciation, amortisation and impairment costs 28,614 1,305 Share of post-tax results of associates and joint ventures (585) (442) Other adjusting items 360 1,380 Adjusted EBITDA 13,223 13,208 Translational foreign exchange impact to adjusted EBITDA 335 Adjusted EBITDA, at 2022 exchange rates 13,558 Adjustment for Russia and Belarus adjusted EBITDA in 2023 (207) Adjusted, organic EBITDA 13,016 Ratio of adjusted net debt to adjusted EBITDA 2.57x 2.89x Ratio of adjusted net debt to adjusted, organic EBITDA 2.61x Ratio of adjusted net debt to adjusted EBITDA, at 2022 exchange rates 2.60x BAT Preliminary Announcement 2023 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 58

BAT Preliminary Announcement 2023 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations
Continued

Summary of volume and revenue by category by region

Volume (unit)

	U.S.		AME		APMEA		Group	
Year ended 31 December	2023	% change	2023	% change	2023	% change	2023	% change
New Categories								
Vapour	**298**	-6.6%	**312**	+19.4%	**44**	+43.1%	**654**	+7.0%
HP	**—**	0.0%	**11**	-7.5%	**13**	+4.9%	**24**	-1.3%
Modern Oral	**297**	-1.3%	**4,210**	+36.5%	**853**	+36.2%	**5,360**	+33.6%
Traditional Oral	**5.8**	-10.9%	**0.8**	-5.2%	**—**	—%	**6.6**	-10.3%
Total Non-Combustibles								
Cigarettes	**52**	-11.4%	**265**	-5.3%	**238**	-10.6%	**555**	-8.2%
OTP	**—**	-5.6%	**13**	-12.0%	**2**	-3.1%	**15**	-11.0%
Total Combustibles	**52**	-11.3%	**278**	-5.7%	**240**	-10.6%	**570**	-8.3%
Memo: Cigarettes and HP	**52**	-11.4%	**276**	-5.7%	**251**	-9.9%	**579**	-8.1%

Revenue - reported at current rates (£m)

	U.S.		AME		APMEA		Group	
Year ended 31 December	2023	% change	2023	% change	2023	% change	2023	% change
New Categories	**1,058**	+11.3%	**1,673**	+28.8%	**616**	-4.5%	**3,347**	+15.6%
Vapour	**1,033**	+13.1%	**686**	+47.6%	**93**	+60.5%	**1,812**	+26.2%
HP	**—**	-52.4%	**505**	+2.3%	**491**	-13.2%	**996**	-6.0%
Modern Oral	**25**	-32.2%	**482**	+41.5%	**32**	+50.3%	**539**	+35.3%
Traditional Oral	**1,127**	-4.0%	**36**	+1.7%	**—**	—%	**1,163**	-3.8%
Total Non-Combustibles	**2,185**	+2.9%	**1,709**	+28.1%	**616**	-4.5%	**4,510**	+9.9%
Total Combustibles	**9,744**	-6.9%	**7,614**	+0.3%	**4,750**	-4.5%	**22,108**	-4.0%
Other	**65**	+44%	**468**	+28.2%	**132**	+18.9%	**665**	+27.6%
Total	**11,994**	-5.1%	**9,791**	+5.4%	**5,498**	-4.0%	**27,283**	-1.3%
Of which:								
Strategic	**11,317**	-5.5%	**7,170**	+5.9%	**2,923**	-5.7%	**21,410**	-2.0%
Non-strategic	**677**	+2.7%	**2,621**	+4.1%	**2,575**	-2.1%	**5,873**	+1.1%
	11,994	-5.1%	**9,791**	+5.4%	**5,498**	-4.0%	**27,283**	-1.3%

Organic revenue - adjusted at constant rates (£m)

	U.S.		AME		APMEA		Group	
Year ended 31 December	2023	% change	2023	% change	2023	% change	2023	% change
New Categories	**1,064**	+12.0%	**1,585**	+39.0%	**663**	+2.6%	**3,312**	+21.0%
Vapour	**1,039**	+13.8%	**680**	+46.5%	**102**	+74.6%	**1,821**	+26.8%
HP	**—**	-52.1%	**419**	+23.1%	**525**	-7.3%	**944**	+4.1%
Modern Oral	**25**	-31.8%	**486**	+44.6%	**36**	+70.8%	**547**	+38.9%
Traditional Oral	**1,134**	-3.4%	**38**	+7.9%	**—**	—%	**1,172**	-3.1%
Total Non-Combustibles	**2,198**	+3.5%	**1,623**	+38.0%	**663**	+2.6%	**4,484**	+13.6%
Total Combustibles	**9,802**	-6.4%	**7,360**	+8.0%	**5,234**	+5.2%	**22,396**	+0.6%
Other	**65**	+45%	**456**	+26.9%	**145**	+32.0%	**666**	+29.6%
Total	**12,065**	-4.5%	**9,439**	+13.0%	**6,042**	+5.5%	**27,546**	+3.1%
Of which:								
Strategic	**11,384**	-5.0%	**7,304**	+14.9%	**3,211**	+3.6%	**21,899**	-0.8%
Non-strategic	**681**	+3.3%	**2,135**	+8.2%	**2,831**	+7.7%	**5,647**	+22.9%
	12,065	-4.5%	**9,439**	+13.0%	**6,042**	+5.5%	**27,546**	+3.1%

59